UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.           )

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Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 07, 2020

Dear Iterum Therapeutics plc Shareholder,

You are cordially invited to the 2020 Annual General Meeting of Shareholders to be held at Block 2, Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland on June 10, 2020 at 3.00 p.m., Irish time (10.00 a.m., Eastern Time). The enclosed notice of Annual General Meeting of Shareholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the proxy statement.

At this year’s Annual General Meeting, we will ask shareholders to:

1.	elect, by separate resolutions, the three nominees for Class II directors named herein, each to serve for a three-year term expiring at the 2023 annual general meeting of shareholders;
2.

approve an amendment and restatement of the Company’s 2018 Equity Incentive Plan increasing by 2,250,000 to 4,437,298 the number of ordinary shares, par value $0.01 per share (“ordinary shares”) authorized for issuance under the plan and certain other amendments;

3.

ratify, in a non-binding vote, the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2020, and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration;

4.

approve an increase in the authorized share capital of the Company from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares, which proposal we refer to as the authorized share capital increase proposal;

5.

if the authorized share capital increase proposal (Proposal No. 4) is approved, grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options, which proposal we refer to as the directors’ allotment authority proposal;

6.

if the directors’ allotment authority proposal (Proposal No. 5) is approved, grant the board of directors an updated authority under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance, which proposal we refer to as the pre-emption rights dis-application proposal;

7.

if the authorized share capital increase proposal (Proposal No. 4), directors’ allotment authority proposal (Proposal No. 5), and pre-emption rights dis-application proposal (Proposal No. 6) are approved, approve, in accordance with applicable rules of the Nasdaq Stock Market, the issuance by us of our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 issued pursuant to the Exchangeable Notes Indenture, dated as of January 21, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association as trustee and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein;

8.

approve an acquisition by investment funds managed and controlled by Sarissa Capital Management LP of up to 60% of our issued ordinary share capital solely as a result of the potential future exchange of the 15,000 6.500% Exchangeable Senior Subordinated Notes due 2025 held by such funds without incurring a mandatory offer obligation under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013;

9.

receive and consider the Company's Irish Statutory Financial Statements for the fiscal year ended December 31, 2019 and the reports of the directors and auditors thereon, and review the affairs of the Company; and

10.	consider any other business properly brought before the 2020 Annual General Meeting of Shareholders or any adjournment or postponement thereof.

Our board of directors unanimously recommends a vote “FOR” Proposal Nos. 1 to 8 as set forth in the proxy statement.

We hope that you will participate in the meeting by voting through acceptable means as described in this proxy statement as promptly as possible. Your vote is important – so please exercise your right.

Sincerely,

Corey N. Fishman
President and Chief Executive Officer

This proxy statement, the enclosed proxy card, our 2019 annual report to shareholders and our Irish Statutory Financial Statements for the fiscal year ended December 31, 2019 are being made available to shareholders on or about May 07, 2020.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from an independent financial adviser being, if you are resident in Ireland, an organisation or firm authorised under the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 or, if you are not so resident, from another appropriately authorised independent financial adviser.

ITERUM THERAPEUTICS PLC

Block 2 Floor 3 Harcourt Centre

Harcourt Street

Dublin 2

Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 10 2020

INCLUDING

PROPOSED APPROVAL OF A POTENTIAL ACQUISITION BY INVESTMENT FUNDS MANAGED AND CONTROLLED BY SARISSA CAPITAL MANAGEMENT LP (“SARISSA” OR THE “SARISSA FUNDS”) OF OUR ISSUED ORDINARY SHARES, SOLELY AS A RESULT OF THE POTENTIAL FUTURE EXCHANGE OF 15,000 6.500% EXCHANGEABLE SENIOR SUBORDINATED NOTES ISSUED TO CERTAIN OF THE SARISSA FUNDS ON JANUARY 21, 2020 PURSUANT TO THE EXCHANGEABLE NOTES INDENTURE, dated as of January 21, 2020, AND THE SECURITIES PURCHASE AGREEMENT, DATED AS OF JANUARY 16, 2020, WITHOUT INCURRING A MANDATORY OFFER OBLIGATION UNDER RULE 9 OF THE IRISH TAKEOVER PANEL ACT, 1997, TAKEOVER RULES, 2013 (THE “IRISH TAKEOVER RULES”) WHICH APPROVAL IS SUBJECT TO A CAP OF 60% OF OUR ISSUED ORDINARY SHARES.

The 2020 Annual General Meeting of Shareholders (the “AGM”) of Iterum Therapeutics plc, an Irish public limited company (the “Company”), will be held on June 10, 2020, beginning at 3.00 p.m., Irish time (10.00 a.m., Eastern Time), at Block 2, Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland to consider and act upon the following matters:

1.

To elect, by separate resolutions, the three nominees for Class II directors named herein, each to serve for a three-year term expiring at the 2023 annual general meeting of shareholders (Proposal No. 1).

2.

To approve an amendment and restatement of the Company’s 2018 Equity Incentive Plan increasing by 2,250,000 to 4,437,298 the number of ordinary shares of the Company, par value $0.01 per share (“ordinary shares”) authorized for issuance under the plan and certain other amendments (Proposal No. 2).

3.

To ratify, in a non-binding vote, the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2020, and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration (Proposal No. 3).

4.

To approve an increase in the authorized share capital of the Company from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares. We refer to this proposal as the authorized share capital increase proposal (Proposal No. 4).

5.

If the authorized share capital increase proposal (Proposal No. 4) is approved, to grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options. We refer to this proposal as the directors’ allotment authority proposal (Proposal No. 5).

6.

If the directors’ allotment authority proposal (Proposal No. 5) is approved, to grant the board of directors an updated authority under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. We refer to this proposal as the pre-emption rights dis-application proposal (Proposal No. 6). We refer to the authorized share capital increase proposal (Proposal No. 4), the directors’

i

allotment authority proposal (Proposal No. 5) and the pre-emption rights dis-application proposal (Proposal No. 6) collectively as the additional share capital proposals.
7.

If the authorized share capital increase proposal (Proposal No. 4), directors’ allotment authority proposal (Proposal No. 5), and pre-emption rights dis-application proposal (Proposal No. 6) are approved, to approve, in accordance with applicable rules of the Nasdaq Stock Market, the issuance by us of our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 issued pursuant to the Exchangeable Notes Indenture, dated as of January 21, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association as trustee and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein. We refer to this proposal as the share issuance proposal (Proposal No. 7).

8.

To approve an acquisition by investment funds managed and controlled by Sarissa Capital Management LP of up to 60% of the issued ordinary share capital of the Company solely as a result of the potential future exchange of the 15,000 6.500% Exchangeable Senior Subordinated Notes due 2025 held by such funds without incurring a mandatory offer obligation under Rule 9 of the Irish Takeover Rules (Proposal No. 8).

9.

To receive and consider the Company's Irish Statutory Financial Statements for the fiscal year ended December 31, 2019 and the reports of the directors and auditors thereon, and to review the affairs of the Company.

10.	To conduct any other business properly brought before the AGM or any adjournment or postponement thereof.

Proposal Nos. 1, 2, 3, 4, 5 and 7 above are ordinary resolutions requiring a simple majority of the votes cast at the meeting to be approved. Proposal No. 8 requires a simple majority of the votes cast at the meeting by independent shareholders. Proposal No. 6 above is a special resolution requiring at least 75% of the votes cast at the meeting to be approved. All proposals are more fully described in this proxy statement. There is no requirement under Irish law that the Company's Irish Statutory Financial Statements for the fiscal year ended December 31, 2019, or the directors' and auditor's reports thereon be approved by the shareholders, and no such approval will be sought at the AGM.

Shareholders of record at the close of business on April 15, 2020 will be entitled to notice of and to vote at the AGM or any adjournment or postponement thereof.  This proxy statement is being mailed to shareholders on or about May 11, 2020.

Special Precautions Due to COVID-19 Concerns

In light of public health concerns related to COVID-19, the Company would like to emphasize that we consider the health of our shareholders, employees and other attendees a top priority. We are monitoring guidance issued by the Irish Health Service Executive ("HSE"), the Irish government, the U.S. Center for Disease Control and Prevention and the World Health Organization and we have implemented, and will continue to implement the measures advised by the HSE to minimize the spread of COVID-19.

Based on latest available public health guidance, we expect that the AGM will proceed under very constrained circumstances given current restrictions on public gatherings.

Shareholders’ contributions at the AGM are valued, however, shareholders are strongly encouraged to vote their shares by proxy as the preferred means of fully and safely exercising their rights. Personal attendance at the AGM may present a health risk to shareholders and others. In particular, we advise that shareholders who are experiencing any COVID-19 symptoms or anyone who has been in contact with any person experiencing any COVID-19 symptoms should not attend the AGM in person.

The Company may take additional procedures or limitations on meeting attendees, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.

In the event that a change of venue is necessitated due to public health recommendations regarding containment of COVID-19, which may include the closure of or restrictions on access to the meeting venue, we will communicate this to shareholders with as much notice as possible by an announcement, which will be published on the investor relations page of the Company’s website found at https://ir.iterumtx.com/ and which we will also file with the Securities and Exchange Commission. We advise shareholders to monitor the page regularly, as circumstances may change at short notice. We recommend that shareholders keep up-to-date with latest public health guidance regarding travel, self-isolation and health and safety precautions.

By order of the Board of Directors,

/s/ Louise Barrett
Louise Barrett
Secretary

Dublin, Ireland

May 07, 2020

YOU MAY OBTAIN ADMISSION TO THE AGM BY IDENTIFYING YOURSELF AT THE AGM AS A SHAREHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON APRIL 15, 2020 WILL BE ADEQUATE IDENTIFICATION. IN LIGHT OF PUBLIC HEALTH CONCERNS RELATED TO COVID-19 AND PROTOCOLS RECOMMENDED OR REQUIRED BY GOVERNMENTAL AUTHORITIES, THE COMPANY MAY IMPOSE ADDITIONAL RESTRICTIONS ON YOUR ABILITY TO ATTEND THE AGM IN PERSON, INCLUDING LIMITING SEATING, REQUIRING HEALTH SCREENINGS AND OTHER REASONABLE OR REQUIRED MEASURES IN ORDER TO ENTER THE BUILDING.

WHETHER OR NOT YOU EXPECT TO ATTEND THE AGM, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE PROVIDED ENVELOPE. TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE AGM, NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

A SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE AGM IS ENTITLED, USING THE PROXY CARD PROVIDED (OR IN THE FORM IN SECTION 184 OF THE IRISH COMPANIES ACT 2014), TO APPOINT ONE OR MORE PROXIES TO ATTEND, SPEAK AND VOTE INSTEAD OF HIM OR HER AT THE AGM. A PROXY NEED NOT BE A SHAREHOLDER OF RECORD.

ITERUM THERAPEUTICS PLC

Block 2 Floor 3 Harcourt Centre

Harcourt Street

Dublin 2

Ireland

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 10, 2020 AT Block 2, Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials

for the Annual General Meeting of Shareholders

to be held on June 10, 2020

This proxy statement, our 2019 annual report to shareholders and our Irish Statutory Financial Statements for the year ended December 31, 2019 are available at

www.proxyvote.com

for viewing, downloading and printing.

This proxy statement, with a copy of our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, a copy of our Irish Statutory Financial Statements for the year ended December 31, 2019, and a form of proxy, is being mailed on or about May 11, 2020 to holders of record as of the close of business on April 15, 2020.

information ABOUT THE annual general meeting and voting

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "board of directors" or the "board") of Iterum Therapeutics plc (the "Company," "Iterum" "we" or "us") for use at the 2020 Annual General Meeting of Shareholders (the "AGM") to be held on June 10, 2020, beginning at 3.00 p.m., Irish time (10.00 a.m., Eastern Time), at our offices at Block 2, Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland and at any adjournment or postponement thereof. On April 15, 2020, the record date for the determination of shareholders entitled to vote at the AGM, there were issued, outstanding and entitled to vote an aggregate of 14,868,973 of our ordinary shares, par value $0.01 per share ("ordinary shares"). Each ordinary share entitles the record holder thereof to one vote on each of the matters to be voted on at the AGM.

Your vote is important no matter how many shares you own.    Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the "record holder" of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:

(1)

You may vote over the Internet.    You may vote your shares by following the "Online" instructions on the enclosed proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card. The internet voting facilities for eligible shareholders of record will close at 6:00 a.m., Irish time (1:00 a.m., Eastern Time), the day of the AGM.

(2)

You may vote by telephone.    You may vote your shares by following the "Phone" instructions on the enclosed proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of Corey N. Fishman, Judith M. Matthews and David G. Kelly as your proxy to vote your shares on your behalf in accordance with your telephone instructions. The telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Irish time (1:00 a.m., Eastern Time), the day of the AGM.

(3)

You may vote by mail.    You can vote by completing, dating and signing the proxy card provided to you and promptly mailing it in the provided postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone. We must receive the completed proxy card by 5:00 p.m., Irish time (12:00 p.m., Eastern Time), on June 9, 2020.

(4)

You may vote in person.    If you attend the AGM, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the AGM. Ballots will be available at the AGM. You may obtain directions to the location of the AGM by requesting them in writing or by telephone as follows: c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, Phone: +353 1 9038354.

Please bear in mind that the Company encourages Shareholders to submit proxy materials, rather than attend the AGM in person. Please refer to the Section entitled "Special Precautions Due to COVID-19 Concerns" contained in the Notice of Annual General Meeting of Shareholders section of this proxy statement for more information.

All proxies that are executed and delivered by mail or in person or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the accompanying Notice of Annual General Meeting of Shareholders in accordance with the shareholders' instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the board of directors' recommendations on such proposals as set forth in this proxy statement. All proxies will be forwarded to the Company's registered office electronically.

After you have submitted a proxy, you may still change your vote and revoke your proxy prior to the AGM by doing any one of the following things:

•

submitting a new proxy by following the "Online" or " Phone" instructions on the enclosed proxy card at a date later than your previous vote but prior to the voting deadline (which is 6:00 a.m., Irish time (1:00 a.m., Eastern Time), the day of the AGM);

•

signing another proxy card and either arranging for delivery of that proxy card by mail to the registered office of the Company prior to the start of the AGM, or by delivering that signed proxy card in person at the AGM;

•	giving our Secretary a written notice before or at the AGM that you want to revoke your proxy; or
•	voting in person at the AGM.

Your attendance at the AGM alone will not revoke your proxy.

If the shares you own are held in "street name" by a bank, broker or other nominee record holder, which we collectively refer to in this proxy statement as "brokerage firms," your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you.   Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items but will not be allowed to vote your shares with respect to certain “non-discretionary” items.   The ratification of the appointment of KPMG as our independent registered public accounting firm and the authorization of the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration (Proposal No. 3) is a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instruction from you, so long as it holds your shares in its name.  The remaining Proposals (Proposal No. 1, Proposal No. 2 and Proposal Nos. 4 to 8) are “non-discretionary” item, meaning that if you do not instruct your brokerage firm on how to vote with respect to these Proposals, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes”. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates in its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 15, 2020) to be admitted to the AGM. To be able to vote your shares held in street name at the AGM, you will need to obtain a proxy card from the holder of record.

Votes Required

The holders of a majority of our ordinary shares issued and outstanding and entitled to vote at the AGM will constitute a quorum for the transaction of business at the AGM. Ordinary shares represented in person or by proxy (including “broker non-votes” (as described above) and shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the AGM. The following votes are required for approval of the proposals being presented at the AGM:

Proposal No. 1: To elect the Class II directors.    The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required for the election of a director nominee.

Proposal No. 2: To approve an amendment and restatement of the Company’s 2018 Equity Incentive Plan.    The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required to approve an amendment and restatement of the Company’s 2018 Equity Incentive Plan, or the 2018 Plan.

Proposal No. 3: To ratify, in a non-binding vote, the appointment of KPMG to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2020 and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration.     The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required for the ratification of the appointment of KPMG as our independent registered public accounting firm for the current fiscal year and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration.

Proposal No. 4: To approve an increase in the authorized share capital of the Company from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares. The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required for the approval of an increase in the authorized share capital of the Company from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares.

Proposal No. 5: If Proposal No. 4 is approved, to grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options. The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required in order to grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options.

Proposal No. 6: If Proposal No. 5 is approved, to grant the board of directors an updated authority under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. The affirmative vote of the holders of ordinary shares representing at least 75% of the votes cast on the matter and voting affirmatively or negatively is required in order to grant the board of directors an updated authority under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance.

Proposal No. 7: If Proposal Nos. 4 to 6 are approved, to approve, in accordance with applicable rules of the Nasdaq Stock Market, the issuance by us of our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 (the “Exchangeable Notes”) issued pursuant to the Exchangeable Notes Indenture, dated as of January 21, 2020, among us, Iterum Therapeutics Bermuda Limited (“Iterum Bermuda”), Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited (collectively, the “Guarantors”) and U.S. Bank National Association as trustee (the “Exchangeable Notes Indenture”) and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Bermuda, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein. The affirmative vote of the holders of ordinary shares representing a majority of the votes cast on the matter and voting affirmatively or negatively is required in order to approve the issuance of ordinary shares in settlement of a potential future exchange in full of the Exchangeable Notes.

Proposal No. 8: To approve an acquisition by investment funds managed and controlled by Sarissa Capital Management LP (“Sarissa” or the “Sarissa Funds”) of up to 60% of the issued ordinary share capital of the Company solely as a result of the potential future exchange of the 15,000 6.500% Exchangeable Senior Subordinated Notes due 2025 held by Sarissa without incurring a mandatory offer obligation under Rule 9 of the Irish Takeover Rules. The affirmative vote of ordinary shares representing a majority of the votes cast by independent shareholders on the matter and voting affirmatively or negatively is required in order to approve the acquisition by Sarissa of up to 60% of the issued ordinary share capital of the Company on the potential future exchange of the 15,000 6.500% Exchangeable Senior Subordinated Notes due 2025 held by Sarissa without incurring a mandatory offer obligation under Rule 9 of the Irish Takeover Rules. Shares that abstain from voting as to a particular matter and shares held in “street name”  by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote as to a particular matter will not be counted as votes in favor of such matter and will also not be counted as shares voting on such matter.  Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

share ownership of certain beneficial owners and management

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of May 04, 2020 by:

(a)	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;

(b)	each of our named executive officers;

(c)	each of our directors; and

(d)	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including share options that are exercisable within 60 days of May 04, 2020 and shares that are issuable pursuant to restricted share units vesting within 60 days of May 04, 2020. Our ordinary shares issuable pursuant to share options and restricted share units are deemed outstanding for computing the percentage of the person holding such options and restricted share units and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all ordinary shares shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act of 1933, as amended.  Percentage ownership is based on 14,868,973 ordinary shares outstanding on May 04, 2020. Except as otherwise set forth below, the address of the beneficial owner is c/o Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Shareholders
Entities affiliated with Advent Life Sciences(1)	868,161	5.8%
Entities affiliated with Arix Bioscience(2)	1,089,903	7.3%
Entities affiliated with Canaan Partners(3)	1,733,170	11.7%
Entities affiliated with Frazier Healthcare(4)	1,538,316	10.3%
Entities affiliated with New Leaf Ventures(5)	1,456,303	9.8%
Entities affiliated with Pivotal bioVenture Partners(6)	945,086	6.4%
Entities affiliated with Sofinnova Venture Partners(7)	1,726,514	11.6%
Directors and Named Executive Officers:
Corey N. Fishman(8)	401,186	2.7%
Michael Dunne, MD(9)	246,323	1.6%
Judith M. Matthews(10)	86,730	*
Brenton K. Ahrens(11)	11,071	*
Mark Chin(2)(12)	1,101,760	7.4%
Patrick J. Heron(4)(13)	1,549,781	10.4%
Ronald M. Hunt(5)(14)	1,473,247	9.9%
David G. Kelly(15)	39,984	*
Shahzad Malik, M.D.(1)(16)	884,319	5.9%
All current executive officers and directors as a group (9 persons)(1)(2)(4)(5)(17)	5,794,401	38.1%

* less than 1%

(1)

Consists of 868,161 shares reported as beneficially owned by Advent Life Sciences LLP, Advent Life Sciences Fund II LP and Shahzad Malik, M.D., of which each such reporting person reports sole voting power with respect to zero of these shares, shared voting power with respect to all 868,161 of these shares, sole dispositive power with respect to zero of these shares and shared dispositive power with respect to all 868,161 of these shares. Advent Life Sciences LLP is the general partner of Advent Life Sciences Fund II LP. Dr. Malik, a member of our board of directors, is a general partner of Advent Life Sciences LLP. The address for each of the reporting persons is 158-160 North Gower Street, London, NW1 2ND, United Kingdom. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D/A that was filed with the SEC on January 29, 2020.

(2)

Consists of 1,089,903 shares beneficially owned by Arix Bioscience Plc, Arix Bioscience Holdings Limited and Mark Chin, of which each such reporting person reports sole voting power with respect to zero of these shares, shared voting power with respect to all 1,089,903 of these shares, sole dispositive power with respect to zero of these shares and shared dispositive power with respect to all 1,089,903 of these shares. The shares are held directly by Arix Bioscience Holdings Limited.  Prior to 7 April, 2020, Mr. Chin, a member of our board of directors, was an investment director of Arix Bioscience Plc, which is the sole owner and parent of Arix Bioscience Holdings Limited. Mr. Chin stepped down as investment director as of April 7, 2020. The address for each of the reporting persons is 20 Berkeley Square, Mayfair, London W1J 6EQ, United Kingdom.  We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D/A that was filed with the SEC on January 27, 2020.

(3)

Consists of 1,733,170 shares reported as beneficially owned by Canaan X L.P. and Canaan Partners X LLC, of which each such entity reports sole voting power with respect to 1,733,170 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,733,170 shares and shared dispositive power with respect to zero shares. The shares are directly held by Canaan X L.P. Canaan Partners X LLC is the general partner of Canaan X L.P. and may be deemed to beneficially own the shares held by Canaan X L.P. Brenton K. Ahrens, Stephen M. Bloch, Daniel T. Ciporin, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Nina Kjellson, Guy M. Russo, Timothy Shannon and Hrach Simonian are the managing members of Canaan Partners X LLC. Investment, voting and dispositive decisions with respect to the shares held by Canaan X L.P. are made by the managers of Canaan Partners X LLC, collectively. Mr. Ahrens, a member of our board of directors, is a managing member of Canaan Partners X LLC. No manager or member of Canaan Partners X LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act) of any shares held by Canaan X L.P. The address for each of the reporting persons is 285 Riverside Avenue, Suite 250, Westport, Connecticut 06880. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC on February 6, 2019.

(4)

Consists of (a) 1,197,161 shares reported as beneficially owned by Frazier Healthcare VII, L.P., of which such entity reports sole voting power with respect to zero shares, shared voting power with respect to 1,197,161 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,197,161 shares, and (b) 341,155 shares held directly by Frazier Healthcare VII-A, L.P. of which such entity reports sole voting power with respect to zero shares, shared voting power with respect to 341,155 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 341,155 shares. The general partner of Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. is FHM VII, L.P., a Delaware limited partnership, and the general partner of FHM VII, L.P. is FHM VII, L.L.C., a Delaware limited liability company, each of which are reported as the beneficial owner of 1,538,316 shares, of which each such entity reports sole voting power with respect to zero shares, shared voting power with respect to 1,538,316 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 1,538,316 shares. Mr. Heron, a member of our board of directors, Alan Frazier, Nader Naini, Nathan Every, Brian Morfitt, and James Topper are members of FHM VII, L.L.C. and may be deemed to share voting and investment power with respect to the shares held by FHM VII, L.L.C. The address for each of the reporting persons is c/o Frazier Healthcare Partners, 601 Union Street, Suite 3200, Seattle WA 98101. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D/A that was filed with the SEC on January 27, 2020.

(5)

Consists of (a) 1,071,688 shares reported as beneficially owned by New Leaf Venture III, L.P. (“NLV-III”), New Leaf Venture Associates III, L.P. (“NLVA-III LP”) and New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”), of which each such entity reports sole voting power with respect to 1,071,688 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,071,688 shares and shared dispositive power with respect to zero shares, and (b) 384,615 shares held by New Leaf Biopharma Opportunities II, L.P. (“NBPO-II”), New Leaf BPO Associates II, L.P. (“NBPO-IIA”) and New Leaf BPO Management II, L.L.C. (“NBPO-IIM”), of which each such entity reports sole voting power with respect to 384,615 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 384,615 shares and shared dispositive power with respect to zero shares.  NLVA-III LP is the general partner of NLV-III and NLVM-III LLC is the general partner of NLVA-III LP. NBPO-IIA is the general partner of NBPO-II and NBPO-IIM is the general partner of NBPO-IIA. Mr. Hunt, a member of our board of directors and Vijay K. Lathi are individual managers of NLVM-III LLC and individual managers of NPBO-IIM, and as a result may be deemed to have shared power to vote and dispose of these shares.  The address for each of the reporting persons other than Vijay K. Lathi is c/o New Leaf Venture Partners, 420 Lexington Avenue, Suite 408, New York, NY 10170. The address for Vijay K. Lathi is c/o New Leaf Venture Partners, 2730 Sand Hill Road, Suite 110, Menlo Park, CA 94025. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D/A that was filed with the SEC on January 27, 2020.

(6)

Consists of 945,086 shares reported as beneficially owned by Pivotal bioVenture Partners Fund I, L.P., Pivotal bioVenture Partners Fund I G.P., L.P. and Pivotal bioVenture Partners Fund I U.G.P., Ltd., of which each such entity reports sole voting power with respect to zero shares, shared voting power with respect to 945,086 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 945,086 shares. The shares are held directly by Pivotal bioVenture Partners Fund I, L.P. Pivotal bioVenture Partners Fund I G.P., L.P. is the general partner of Pivotal bioVenture Partners Fund I, L.P. and Pivotal bioVenture Partners Fund I U.G.P., Ltd is the general partner of Pivotal bioVenture Partners Fund I, G.P., L.P. The board of directors of Pivotal bioVenture Partners Fund I U.G.P., Ltd retains ultimate voting and investment control and power over the shares owned by Pivotal bioVenture Partners Fund I, L.P. The address for each of the reporting persons is 1700 Owens Street, Suite 595, San Francisco, CA 94158. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13G that was filed with the SEC on December 24, 2018.

(7)

Consists of 1,726,514 shares reported as beneficially owned by Sofinnova Venture Partners IX, L.P. (“SVP IX”), Sofinnova Management IX, L.L.C. (“SM IX”), Dr. Michael F. Powell and Dr. James I. Healy, with respect to which SVP IX and SM IX report sole voting power and sole dispositive power, and Dr. Michael F. Powell and Dr. James I. Healy report shared voting power and shared dispositive power. SM IX is the general partner of SVP IX. Each of Dr. Healy and Michael Powell is a managing member of SM IX. The address for each of the reporting persons is c/o Sofinnova Ventures, 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025. We obtained the information regarding beneficial ownership of these shares solely from Schedule 13D/A that was filed with the SEC on January 24, 2020.

(8)	Consists of (a) 239,953 shares held directly by Mr. Fishman, and (b) 161,233 shares issuable to Mr. Fishman pursuant to share options exercisable within 60 days of May 04, 2020.

(9)	Consists of (a) 147,958 shares held directly by Dr. Dunne, and (b) 98,365 shares issuable to Dr. Dunne pursuant to share options exercisable within 60 days of May 04, 2020.

(10)	Consists of (a) 56,130 shares held directly by Ms. Matthews, and (b) 30,600 shares issuable to Ms. Matthews pursuant to share options exercisable within 60 days of May 04, 2020.

(11)	Consists of (a) 6,154 shares beneficially owned by Mr. Ahrens, and (b) 4,917 shares issuable to Mr. Ahrens pursuant to share options exercisable within 60 days of May 04, 2020.

(12)	Includes (a) 6,154 shares beneficially owned by Mr. Chin, and (b) 5,703 shares issuable to Mr. Chin pursuant to restricted share units vesting within 60 days of May 04, 2020.

(13)

Includes (a) 6,154 shares held directly by Mr. Heron, (b) 2,459 shares issuable to Mr. Heron pursuant to share options exercisable within 60 days of May 04, 2020, and (c) 2,852 shares issuable to Mr. Heron pursuant to restricted share units vesting within 60 days of May 04, 2020.

(14)

Includes (a) 11,241 shares issuable to Mr. Hunt pursuant to share options exercisable within 60 days of May 04, 2020, and (b) 5,703 shares issuable to Mr. Hunt pursuant to restricted share units vesting within 60 days of May 04, 2020.

(15)

Consists of (a) 25,702 shares beneficially owned by Mr. Kelly, (b) 2,876 shares issuable to Mr. Kelly pursuant to share options exercisable within 60 days of May 04, 2020, and (c) 11,406 shares issuable to Mr. Kelly pursuant to restricted share units vesting within 60 days of May 04, 2020.

(16)

Includes (a) 11,241 shares issuable to Dr. Malik pursuant to share options exercisable within 60 days of May 04, 2020, and (b) 4,917 shares issuable to Dr. Malik pursuant to share options exercisable within 60 days of May 04, 2020.

(17)

Includes (a) 488,205 shares held by the current directors and executive officers, (b) 327,849 shares issuable to the current directors and executive officers pursuant to share options exercisable within 60 days of May 04, 2020, and (c) 25,664 shares issuable to the current directors pursuant to restricted share units vesting within 60 days of May 04, 2020.

Management and CORPORATE GOVERNANCE matters

Board of Directors

Our business and affairs are managed under the direction of our board of directors.  Our Articles of Association (the “Articles of Association”) provide that the number of directors shall not be less than two (2) or more than thirteen (13), with the exact number to be determined by the board.  Our board currently consists of seven (7) members divided among three classes with staggered three-year terms as follows:

(1)	Class I, whose members are Mark Chin and David G. Kelly. The terms of the Class I directors will expire at our 2022 annual meeting of shareholders;

(2)	Class II, whose members are Patrick J. Heron, Shahzad Malik, M.D. and Brenton K. Ahrens. The terms of the Class II directors will expire at the AGM; and

(3)	Class III, whose members are Corey N. Fishman, and Ronald M. Hunt. The terms of the Class III directors will expire at our 2021 annual meeting of shareholders.

On March 11, 2020, our board of directors accepted the recommendation of the nominating and corporate governance committee and voted to nominate Patrick J. Heron, Shahzad Malik, M.D. and Brenton K. Ahrens for election at the AGM for a term of three years to serve until the 2023 annual meeting of shareholders subject to their earlier death, resignation, retirement, disqualification or removal.

We are also party to an Investor Rights Agreement, dated as of January 21, 2020 (the “2020 Investor Rights Agreement”), that we and the Private Placement Investors (defined below) entered into in connection with the closing of the Private Placement (defined below).  Pursuant to the 2020 Investor Rights Agreement, Sarissa has the ability to designate up to two designees to our board of directors and we have agreed to cause our board of directors to increase by one or two members, as applicable, and  cause the board of directors to consist of no more than 10 members without the prior written consent of Sarissa, subject to the terms and conditions set forth in the agreement. Pursuant to the terms of the 2020 Investor Rights Agreement, the Private Placement Investors, subject to specified exceptions, agreed with us to vote in favor of the election of the designees, and we agreed to cause the designees to be named in any relevant proxy statement.  As of the date hereof, Sarissa has not exercised its board designation rights. For a description of the 2020 Investor Rights Agreement, see section titled “Certain Relationships and Related Party Transactions—Participation in Private Placement”.

Continuing Members of and Current Members who are Nominated for Election to our Board of Directors

Set forth below are the names of each continuing member of, and current members who are nominated for election to, our board of directors, their ages, their principal occupation and business experience for at least the past five years and the names of other public companies of which each director has served as a director during the past five years in each case as of May 04, 2020.  Additionally, set forth below is information about the specific experiences, qualifications, attributes or skills that led our board of directors to the conclusion on suitability of each person to serve as a director.

Name	Age	Position
Corey N. Fishman	55	Director, Chief Executive Officer
Brenton K. Ahrens(2)	57	Director, Interim Chairman of the Board
Mark Chin(1)(2)	38	Director
Patrick J. Heron(3)	49	Director
Ronald M. Hunt(1)(3)	55	Director
David G. Kelly(2)(3)	59	Director
Shahzad Malik, M.D.(1)(3)	53	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of the nominating and corporate governance committee.

Corey N. Fishman has served as our Chief Executive Officer and member of our board of directors since November 2015. From August 2010 to February 2015, Mr. Fishman served as chief operating officer of Durata Therapeutics, Inc., a pharmaceutical company acquired by Actavis plc, a pharmaceutical company, and he also served as chief financial officer of Durata Therapeutics, Inc., from June 2012 to February 2015. From 2008 to 2010, Mr. Fishman served as chief financial officer of GANIC Pharmaceuticals, Inc., a pharmaceutical company. From 2002 to 2008, Mr. Fishman served in a variety of roles at MedPointe Healthcare, Inc., a specialty pharmaceutical company acquired by Meda AB, including as chief financial officer from 2006 to 2008. Mr. Fishman currently serves as a member of the boards of directors of Momenta Pharmaceuticals, Inc., a biotechnology company and BioSpecifics Technology Corporation, a biopharmaceutical company. Mr. Fishman holds a B.A. in economics from the University of Illinois at Urbana-Champaign and an M.S.M. in finance from the Krannert School of Management at Purdue University. We believe Mr. Fishman is qualified to serve on our board of directors due to his role as a founder of our Company, his deep knowledge of our Company and his extensive background in the pharmaceutical industry.

Brenton K. Ahrens has served as a member of our board of directors since November 2015. Since 1999, Mr. Ahrens has served as a general partner with Canaan Partners LLP, a venture capital firm. Prior to joining Canaan Partners, Mr. Ahrens worked in both commercial and technical roles at General Surgical Innovations, a biotechnology company, Ethicon (J&J), a medical device company, and IAP Research, an engineering company. Mr. Ahrens previously served on the board of directors of Durata Therapeutics, Inc., and continues to serve on a number of other private pharmaceutical and healthcare company boards. Mr. Ahrens holds a B.S. and an M.S. in mechanical engineering from the University of Dayton and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe Mr. Ahrens is qualified to serve on our board of directors due to his investment experience, including service on the boards of directors of other healthcare companies.

Mark Chin has served as a member of our board of directors since May 2017. From August 2016 to April 2020, Mr. Chin served as an investment manager at Arix Bioscience plc, a life science investment company. From September 2012 to July 2016, Mr. Chin served as a principal at Longitude Capital LLC, a healthcare venture capital firm. From January 2011 to September 2012, Mr. Chin served as a consultant with the Boston Consulting Group. Mr. Chin currently serves on the board of Harpoon Therapeutics, Inc., a clinical-stage immunotherapy company and Imara, Inc., a biopharmaceutical company.  Mr. Chin has a B.S. in management science from the University of California at San Diego, an M.B.A. from the Wharton School at the University of Pennsylvania and an M.S. in biotechnology from the University of Pennsylvania. We believe Mr. Chin is qualified to serve on our board of directors due to his investment experience in biotechnology and medical technology industries.

Patrick J. Heron has served as a member of our board of directors since November 2015. Since 1999, Mr. Heron has served as a general partner with Frazier Healthcare Partners, a venture capital firm. Prior to joining Frazier Healthcare Partners, Mr. Heron worked at the management consulting firm McKinsey & Company. Before McKinsey, Mr. Heron held positions with Massachusetts General Hospital and biotechnology firm Cetus Corporation. Mr. Heron previously served on the boards of directors of pharmaceutical companies Tobira Therapeutics, Inc., Cidara Therapeutics, Inc., Silvergate Pharmaceutical, Inc., Recida Therapeutics, Inc. and Collegium Pharmaceuticals, Inc. and continues to serve on the boards of directors of the following biotechnology companies:  Imago BioSciences, Amunix Therapeutics, SutroVax, Inc., Arcutis Biotherapeutics, Inc., Scout Bio, Inc., Passage Bio, Inc. and Mirum Pharmaceuticals, Inc. Mr. Heron holds a B.A. in political science from the University of North Carolina at Chapel Hill and received an M.B.A. from Harvard Business School. We believe Mr. Heron is qualified to serve on our board of directors due to his extensive business experience, his experience in investing, and his experience in the life sciences industry.

Ronald M. Hunt has served as a member of our board of directors since November 2015. Since 2005, Mr. Hunt has served as a managing director and member of New Leaf Venture Partners, L.L.C., a venture capital firm. Previously, Mr. Hunt served at the Sprout Group, a venture capital firm and was a consultant with consulting firms Coopers & Lybrand Consulting and The Health Care Group. Mr. Hunt also previously served in various sales and marketing positions at Johnson & Johnson and SmithKline Beecham Pharmaceuticals. Mr. Hunt currently serves as a board member of Harpoon Therapeutics, Inc., a clinical-stage immunotherapy company and on the boards of a number of private pharmaceutical and healthcare companies.  Mr. Hunt previously served on the board of directors of Durata

Therapeutics, Inc., Relypsa, and Neuronetics, Inc. Mr. Hunt holds a B.S. from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Hunt is qualified to serve on our board of directors due to his investment experience, his experience in the pharmaceuticals industry and his service on the boards of directors of other biopharmaceutical companies.

David G. Kelly has served as a member of our board of directors since August 2016. From September 2014 to January 2020, Mr. Kelly served as the executive vice president, Ireland of Horizon Therapeutics, plc, a biopharmaceutical company. Mr. Kelly served as managing director, Ireland of Horizon Therapeutics, plc until July 2018. From February 2012 to September 2014, Mr. Kelly served as chief financial officer of Vidara Therapeutics Inc., a pharmaceutical company. From May 2005 to January 2012, Mr. Kelly served as chief financial officer of AGI Therapeutics plc, a pharmaceutical company. Mr. Kelly also served as senior vice president, finance and planning of Warner Chilcott plc (formerly Galen Holdings plc), a pharmaceutical company listed on the London Stock Exchange (LSE). In addition, Mr. Kelly held roles at Elan Corporation, a pharmaceutical company, and KPMG.  Mr. Kelly holds a B.A. in economics from Trinity College, Dublin and is also a member of the Institute of Chartered Accountants in Ireland (ACA). We believe Mr. Kelly is qualified to serve on our board of directors due to his experience as a senior executive, particularly within the life science industry, including his experience in finance.

Shahzad Malik, M.D. has served as a member of our board of directors since May 2017. Since 1999, Dr. Malik has served as a general partner at Advent Life Sciences LLP, a venture capital firm. Prior to joining Advent, Dr. Malik spent six years practicing medicine before joining the London office of McKinsey & Company, a management consulting firm. Dr. Malik previously served on the boards of directors of Conatus Pharmaceuticals Inc., a pharmaceutical company, Agenus Inc., a biotechnology company, Aravive, Inc. (formerly Versartis, Inc.), a biopharmaceutical company, and Axonics Modulation Technologies, Inc., a medical technology company. Dr. Malik continues to serve on the boards of directors of a number of other private pharmaceutical and healthcare company boards. Dr. Malik holds an M.A. from Oxford University and an M.D. from Cambridge University. He subsequently specialized in interventional cardiology while also pursuing research interests in heart muscle disorders both in the clinic and basic science laboratory. We believe Dr. Malik is qualified to serve on our board of directors due to his experience practicing medicine and his investment experience.

Non-Continuing Members and Former Members of our Board of Directors

James I. Healy, M.D., Ph.D. served as a member of our board of directors from November 2015 to February 12, 2020 and as a member of our compensation committee from February 2016 to February 12, 2020, when he stepped down as a director due to commitments outside of our Company.

Paul R. Edick served as a member of our board of directors from November 2015 into June 2019 and as a member of our compensation and nominating and corporate governance committees from February 2016 and September 2017 respectively, to June 2019, when he stepped down as a director due to commitments outside of our Company at the end of his tenure at the 2019 annual meeting of shareholders.

Composition of the Board of Directors and Meetings

As outlined above, our Articles of Association provide that the number of directors shall not be less than two (2) or more than thirteen (13), with the exact number to be determined by the board, currently seven (7).

Under the Irish Companies Act 2014, and notwithstanding anything contained in our Articles of Association or in any agreement between us and any director, our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his term, at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard.  Our Articles of Association also provide that the office of a director will be vacated in certain circumstances including if the director resigns his office by notice in writing or is requested to resign in writing by not less than a majority of the other directors.    Under our Articles of Association, our board of directors has the authority to appoint directors to the board either to fill a vacancy or as an additional director. If the board fills a vacancy, the director will hold this position as a director for a term that will coincide with the remaining term of the relevant class of director.

Board Determination of Independence

Applicable rules of The Nasdaq Stock Market, or Nasdaq, require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that within one year of the date of the completion of an initial public offering, all the members of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In order to be considered independent for purposes of Rule 10C-1 under the Exchange Act, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2020, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Mr. Ahrens, Mr. Chin, Mr. Heron, Mr. Hunt, Mr. Kelly or Dr. Malik, representing six of our seven current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.  Mr. Fishman is not an independent director under Rule 5605(a)(2) because he is our President and Chief Executive Officer. Our board of directors has also determined that Messrs. Kelly, Ahrens and Chin, who comprise our audit committee, Messrs. Hunt and Chin and Dr. Malik, who comprise our compensation committee, and Messrs. Heron, Hunt and Kelly and Dr. Malik, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and Nasdaq.  In making such determination, our board of directors considered the relationships that each such non-employee director has with our Company, including the transactions described below in “Certain Relationships and Related Party Transactions”,  and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our shares by each non-employee director as described above in “Share Ownership of Certain Beneficial Owners and Management”.

Meetings of the Board of Directors

Our board holds at least four regular meetings each year.  Directors are expected to attend all meetings of the board and any committees on which they serve.

Our Articles of Association provide that each director and the auditors are entitled to attend and speak at any general meetings of shareholders of the Company.  Six (6) of our directors attended our annual general meeting of shareholders in 2019.

Our board of directors met six (6) times during 2019 and acted by written consent one (1) time.  During 2019, no incumbent directors attended less than 75% of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings of committees of the board on which he served, if any, except that Mr. Heron did not attend two telephone meetings of the board of directors that were called on short notice and held in the same week, period December 20 – December 27, 2019. Mr. Heron has been consistently available to our board and company management for regular consultations on matters and the board believes that Mr. Heron’s contributions to the board and the Company have been significant and that his re-election to the board is in the best interests of the Company and its shareholders.

Board Leadership Structure

Brenton Ahrens, an independent director under applicable Nasdaq rules, currently serves as interim chairman of our board.  Mr. Ahrens’ duties as interim chairman of the board include determining the frequency and length of board meetings, recommending when special meetings of the board should be held, preparing or approving the agenda for each board meeting, chairing meetings of the board and of our independent directors, meeting with any director who is not adequately performing his or her duties as a member of the board or any committee of the board, facilitating communications between management and board of directors, and assisting with other corporate governance matters.  Our board of directors believes that separating the duties of the chairman of the board from the duties of our chief executive officer enhances the board’s oversight of, and independence from, management, while also allowing our chief executive officer to focus on our day-to-day business operations instead of board administration.

We intend to appoint an independent chairman of the board in due course.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors.  The charters for each of these committees are available on our website at www.iterumtx.com.

Audit Committee

Our audit committee consists of David G. Kelly (Chairman), Brenton K. Ahrens and Mark Chin. The chairperson of our audit committee is Mr. Kelly. The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	recommending a qualified firm to serve as the independent registered public accounting firm to audit our financial statements to the board of directors;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing, upon completion of the audit, the Irish Statutory Financial Statements proposed to be filed with our annual return at the Irish Companies Registration Office;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•

coordinating the board of directors’ oversight of our internal controls over financial reporting, including discussing with management and the independent registered public accounting firm the integrity of our financial reporting processes and internal controls;

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and
•

supporting the board in minimizing the risks related to invested capital and ensuring that management administer the Company’s investment portfolio in accordance with the guidelines set out in the corporate investment policy.

Our board of directors has determined that Messrs. Kelly, Ahrens and Chin each satisfy the independence standards for such committees established by the SEC and the Nasdaq Stock Market.

Our board of directors has determined that Mr. Kelly is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Stock Market. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our audit committee met six (6) times in 2019.

Compensation Committee

Our compensation committee consists of Ronald M. Hunt (Chairman), Mark Chin and Shahzad Malik, M.D. The chairperson of our compensation committee is Mr. Hunt. James I. Healy, M.D., Ph.D. was a member of our compensation committee until he stepped down as a director in February 2020 due to commitments outside of our Company.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our share and equity incentive plans and delegating authority to subcommittees;

•	selecting independent compensation consultants, legal counsel or other advisors;

•

reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and making recommendations to our board of directors regarding incentive compensation and equity plans.

Our compensation committee met three (3) times and acted by written consent one (1) time in 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Patrick J. Heron, Ronald M. Hunt, David G. Kelly and Shahzad Malik, M.D. The chairperson of our nominating and corporate governance committee is Mr. Heron.

Specific responsibilities of our nominating and corporate governance committee include:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	administering the process outlined in our Articles of Association concerning shareholder nominations for director candidates;

•	reviewing developments in corporate governance practices;

•	overseeing and reviewing our processes and procedures to provide information to our board of directors and its committees;

•	overseeing succession planning for senior executives; and

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies.

Our nominating and corporate governance committee met one (1) time in 2019.

Board Processes

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees.  Our management is responsible for risk management on a day-to-day basis.  The role of our board and its committees is to oversee the risk management activities of management.  They fulfil this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.  In general, our board oversees risk management activities relating to business strategy, acquisitions, capital raising and allocation, organizational structure and certain operations risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our nominating and corporate governance committee oversees risk management activities relating to board composition; and our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning.  Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.  In addition, since risk issues often overlap, committees from time to time request that the full board discuss such risks.

Director Nomination Process

Generally, the board will be responsible for nominating directors for election to the board by the Company’s shareholders at the annual meeting of shareholders and the persons to be elected by the board to fill any vacancies on the board. The nominating and corporate governance committee is responsible for identifying, reviewing and evaluating and recommending to the board candidates to serve as directors of the Company, in accordance with its charter and consistent with the criteria set by the board in our corporate governance guidelines described below under “Corporate Governance Guidelines”.  In making such recommendations, the nominating and corporate governance committee shall consider candidates proposed by the Company’s shareholders and shall review and evaluate information available to it regarding such candidates and shall apply the same criteria and shall follow substantially the same process in considering them, as it does in considering other candidates.    Shareholders may nominate individuals as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the shareholder or group of shareholders making the nomination, including the number of ordinary shares owned by such shareholder or group of shareholders, in writing to the nominating and governance committee, c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland.    The nominating and corporate governance committee will evaluate shareholder-recommended candidates by following substantially the same process outlined above.

The nominating and corporate governance committee shall also administer the process outlined in our Articles of Association concerning shareholder nominations for director candidates.  Shareholders must follow the formal procedures described in our Articles of Association and in “Shareholder Proposals for 2021 Annual General Meeting of Shareholders” below in connection with any such nomination.

The nominating and corporate governance committee has not adopted a formal diversity policy but will consider issues of diversity among its members in identifying and considering nominees for director as well as age, skill and such other factors as it deems appropriate given the current needs of the board and the Company, to maintain a balance of knowledge, experience and capability.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interest of our Company and shareholders.  The guidelines provide that:

•	the core responsibility of our board is to provide oversight of, and strategic guidance to management;

•	the board will be composed of not less than a majority of independent directors, subject to any exceptions permitted by Nasdaq listing standards;

•	the independent directors of the board will meet periodically in executive session at least two times per year or such greater number as required by the Nasdaq listing standards;

•	board members have complete and open access to our management; and

•	the nominating and corporate governance committee will conduct an annual self-evaluation to determine whether the board and its committees are functioning effectively.

A copy of the Corporate Governance Guidelines is publicly available on our website at www.iterumtx.com.

Shareholder Communications to the Board of Directors

Shareholders who have questions or concerns should contact our Investor Relations department at +1 312 778 6073 or by email to IR@iterumtx.com.   Shareholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to Board of Directors c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2. Communications will be distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.  Communications will be forwarded to other directors if they relate to substantive matters that the chairman of our board, in consultation with legal counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we receive repetitive or duplicative communications.

Compensation Committee Interlocks and Insider Participation

During 2019, the members of our compensation committee were Ronald M. Hunt (Chairman), Mark Chin, Paul R. Edick (into June 2019), James I. Healy, M.D., Ph.D., and Shahzad Malik, M.D. No member of our compensation committee is, or has ever been, an officer or employee of our Company. None of our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Executive Officers

The following table sets forth information regarding our executive officers as of May 04, 2020:

Name	Age	Position
Corey N. Fishman	55	Director, Chief Executive Officer
Michael W. Dunne	60	Chief Scientific Officer
Judith M. Matthews	50	Chief Financial Officer

In addition to the biographical information for Mr. Fishman, which is set forth above, set forth below is certain biographical information about Dr. Dunne and Ms. Matthews:

Michael W. Dunne, M.D. has served as our Chief Scientific Officer since November 2015. From November 2014 until September 2015, Dr. Dunne was vice president research and development at Actavis. From September 2010 to October 2014, Dr. Dunne served as chief medical officer of Durata Therapeutics, Inc., where he previously served as acting chief medical officer on a consulting basis from December 2009 to September 2010. From 1992 to 2009, Dr.

Dunne served in a variety of roles in connection with the clinical development of numerous infectious disease compounds at Pfizer Inc., a biopharmaceutical company, including as the vice president, therapeutic head of development for infectious disease from 2001 to 2009. Dr. Dunne holds a B.A. in economics from Northwestern University and an M.D. from the State University of New York Health Sciences Center. He completed his internal medicine residency and fellowships in infectious diseases and pulmonary medicine at Yale University School of Medicine.

Judith M. Matthews has served as our Chief Financial Officer since November 2015. From 2012 to February 2015, Ms. Matthews served as vice president of finance at Durata Therapeutics, Inc. From 2009 to 2012, Ms. Matthews served as head of financial planning & analysis at Bally Total Fitness Corporation, a fitness club chain. From 2004 to 2008, Ms. Matthews served as vice president of finance for the Sterno Group, a subsidiary of Blyth, Inc., a home products company. Ms. Matthews holds a B.A. in accounting from the University of Illinois at Urbana-Champaign and a Master of Management in finance and marketing from the Kellogg School of Management at Northwestern University.

executive officer and director compensation

The following discussion provides details of the compensation and other benefits paid by us and our subsidiaries to certain executive officers for services provided for the years ended December 31, 2019 and 2018 and to the members of our board of directors for services provided for the year ended December 31, 2019.

Executive and Director Compensation Processes

Our executive compensation program is administered by our compensation committee, subject to oversight by our board of directors.  Our compensation committee reviews our executive compensation practices on an annual basis and approves, or recommends for approval by the board, the compensation of the Company’s executives.

Our compensation committee periodically reviews and makes recommendations to the board of directors with respect to director compensation.

For the years ended December 31, 2019 and 2018, at the direction of our compensation committee, our Company retained Frederic W. Cook & Co., Inc, or FW Cook, as an independent compensation consultant to provide comparative data on executive compensation practices in our industry and to provide advice to the compensation committee in relation to our executive compensation program generally, including advice and recommendations on the amounts and forms of executive compensation. While FW Cook provides advice to the company and the compensation committee in relation to such compensation practices, the compensation committee ultimately makes its own decisions with regard to our executive and director compensation programs.

The compensation committee reviewed information regarding the independence and potential conflicts of interest of FW Cook, taking into account, among other things (i) the provision of other services to the Company by FW Cook; (ii) the amount of fees received by FW Cook from the Company as a percentage of its total revenue; (iii) FW Cook’s policies and procedures to prevent conflicts of interest; (iv) any business or personal relationships that FW Cook has with any member of the compensation committee; (v) any shares held by FW Cook in the Company; and (vi) any business or personal relationship FW Cook or FW Cook employees have with any executive officers of the Company.  Based on this review, the compensation committee concluded that the engagement did not raise any conflict of interest.

Executive Officer Summary Compensation Table

The following table provides details of the compensation and other benefits paid or accrued by us and our subsidiaries to our President and Chief Executive Officer and our two next most highly compensated executive officers, Mr. Michael W. Dunne M.D., our Chief Scientific Officer, and Ms. Judith M. Matthews, our Chief Financial Officer for services provided for the years ended December 31, 2019 and 2018:

Name and Principal Position	Year Ended December 31,	Salary ($)	Share Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Corey N. Fishman	2019	551,138	123,150	561,000	151,841	4,902	1,392,031
President and Chief Executive Officer	2018	494,546	—	953,529	305,910	2,622	1,756,607
Michael W. Dunne, M.D.	2019	402,794	73,890	317,900	81,000	7,524	883,108
Chief Scientific Officer	2018	377,606	—	595,957	166,551	4,902	1,145,016
Judith M. Matthews	2019	356,417	32,840	112,200	62,475	1,161	565,093
Chief Financial Officer	2018	305,707	—	178,786	126,175	995	611,663

(1) The amounts reported do not reflect the amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair values of performance restricted share units and share options granted to our executive officers during the years ended December 31, 2019 and 2018, respectively, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our executive officers who have received options will only realize compensation with regard to these options to the extent the trading price of our ordinary shares is greater than the exercise price of such options.

(2) Amount represents cash bonuses earned for the 12-month periods ending December 31, 2019 and 2018, respectively. Amounts disclosed for the year ended December 31, 2019 exclude payments made in 2019 for 2018 bonuses. Amounts disclosed for the year ended December 31, 2018 exclude payments made in 2018 for 2017 bonuses.

(3) Includes the dollar value of life insurance premiums paid by the company for the benefit of such executive.

Narrative Disclosure to Executive Officer Summary Compensation Table

Base Salary

During the year ended December 31, 2019, we paid base salaries of $551,138 to Mr. Fishman, $402,794 to Dr. Dunne and $356,417 to Ms. Matthews. During the year ended December 31, 2018, we paid base salaries of $494,546 to Mr. Fishman, $377,606 to Dr. Dunne and $305,707 to Ms. Matthews.

In February 2020, our compensation committee approved, consistent with the recommendations of the compensation committee’s independent compensation consultant which, in 2020, was CODA Advisors, LLC, an increase to the base salaries of Mr. Fishman, Dr. Dunne and Ms. Matthews as follows: $561,813 for Mr. Fishman, $412,088 for Dr. Dunne and $363,248 for Ms. Matthews.

None of the named executive officers are currently party to any employment arrangements that provide for automatic or scheduled increases in base salary.

Non-Equity Incentive Plan Compensation

Our named executive officers participate in a cash bonus program which is tied to the achievement of strategic and corporate goals of the Company, which are approved annually by our compensation committee.   Our compensation committee determines the amount of these bonuses, if any, based on its assessment of the named executive officers’ performance and that of the Company against goals established annually.

Under their respective employment agreements, the annual target bonus for Mr. Fishman is 55% of his current base salary, the annual target bonus for Dr. Dunne is 40% of his current base salary and the annual target bonus for Ms. Matthews is 35% of her current base salary.

At the beginning of each year, our compensation committee reviews the accomplishments of the named executive officers as measured against the previous year’s goals, whether each goal had been achieved and the relative weight that should be given to each goal in determining the cash bonus payment for that year.  Based on its review, the compensation committee recommended cash bonus payments of $151,841 to Mr. Fishman, $81,000 to Dr. Dunne and $62,475 to Ms. Matthews with respect to the year ended December 31, 2019. The compensation committee recommended cash bonus payments of $305,910 to Mr. Fishman, $166,551 to Dr. Dunne and $126,175 to Ms. Matthews with respect to the year ended December 31, 2018.

Equity Incentive Awards

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers and our shareholders.  In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate our executive officers and encourages them to devote their best efforts to our business and financial success.

In February 2020, pursuant to powers delegated to it by the board of directors, our compensation committee approved the grant of performance restricted stock units, or PSUs, under our 2018 Plan to our named executive officers which are subject to certain performance-based vesting conditions. The following number of PSUs were granted to the executive officers: 335,000 to Mr. Fishman, 160,000 to Dr. Dunne and 125,000 to Ms. Matthews. These PSUs shall vest in the following proportions: (i) 50% upon board certification of the acceptance by the United States Food and Drug Administration, or the FDA, of a New Drug Application, or NDA, provided such event occurs on or before December 31, 2021; and (ii) 50% on the date which is the initial deadline set by the FDA to complete its review of such NDA in accordance with the Prescription Drug User Fee Act, provided such event occurs on or before December 31, 2021 and in each case such executive remains in continued service with us.

In January 2019, our compensation committee approved the grant of share options under the 2018 Plan to the named executive officers to purchase the following number of shares, effective on February 15, 2019: 150,000 to Mr. Fishman, 85,000 to Dr. Dunne and 30,000 to Ms. Matthews. 25% of each option vested on February 15, 2020 based on each named executive officer’s continued service with us through that date and the remaining 75% is scheduled to vest in equal monthly instalments thereafter until February 15, 2023 subject to each named executive officer’s continued provision of services to us on each vesting date. Each of the option awards has an exercise price of $5.80 per share, being the closing price on the Nasdaq Global Market on the date of grant.

In January 2019, the compensation committee also approved the grant of PSUs under our 2018 Plan to our named executive officers effective on February 15, 2019 and which are subject to certain performance-based vesting conditions. The following number of PSUs were granted to the executive officers: 15,000 to Mr. Fishman, 9,000 to Dr. Dunne and 4,000 to Ms. Matthews. The vesting of these PSUs is subject to approval of an NDA of ours by the FDA and achievement of our ordinary shares on the Nasdaq Global Market of an average closing price that equals or exceeds $13 over any 20 consecutive trading days (from the period beginning 19 days prior to receipt of NDA approval) at a point in time when the executive remains in continued service with us and provided such events occur on or before December 31, 2021.

In March 2018, the board of directors approved the grant of stock options under the 2018 Plan to the named executive officers to purchase the following number of shares, effective on our initial public offering: 127,307 to Mr. Fishman, 79,567 to Dr. Dunne and 23,870 to Ms. Matthews. 25% of the options vested on May 24, 2019 with the remaining 75% scheduled to vest in equal monthly instalments thereafter until May 24, 2022 subject to each named executive officer’s continued provision of services to us on each vesting date. Each of the option awards has an exercise price of $13.00 per share, being the closing price on the Nasdaq Global Market on the date of grant.

Outstanding Equity Awards at December 31, 2019

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2019. All equity awards were granted under our 2015 Equity Incentive Plan and our 2018 Plan.

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price Per Share(2)	Option Expiration Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Corey N. Fishman	36,759	28,592(4)	$3.30	09/11/2027	—	—
	50,392	76,915(5)	13.00	05/23/2028	—	—
	—	150,000(6)	5.80	02/14/2029	—	—
	—	—	—	12/31/2021	15,000	67,500
Michael W. Dunne, M.D.	23,392	18,195 (4)	3.30	09/11/2027	—	—
	31,495	48,072 (5)	13.00	05/23/2028	—	—
	—	85,000 (6)	5.80	02/14/2029	—	—
	—	—	—	12/31/2021	9,000	40,500
Judith M. Matthews	6,683	5,199 (4)	3.30	09/11/2027	—	—
	9,448	14,422 (5)	13.00	05/23/2028	—	—
	—	30,000 (6)	5.80	02/14/2029	—	—
	—	—	—	12/31/2021	4,000	18,000

(1) Pursuant to the equity agreements between the named executive officer and us, the vesting of such named executive officer’s share and option awards will accelerate under certain circumstances as described under the section titled “—Potential Payments Upon Termination or Change in Control” below.

(2) The exercise price per share of the stock options reflects the fair market value per ordinary share on the date of grant.

(3) The awards reported are performance restricted share units for which vesting is subject to approval of an NDA of ours by the FDA and achievement of our ordinary shares on the Nasdaq Global Market of an average closing price that equals or exceeds $13 over any 20 consecutive trading days (from the period beginning 19 days prior to receipt of NDA approval) at a point in time when the executive remains in continued service with us and provided that each such event occurs on or before December 31, 2021.

(4) Stock option that vested as to 1/4th of the shares underlying the option on September 12, 2018 with the remaining shares scheduled to vesting in equal monthly instalments thereafter until September 12, 2021, subject to continued service with us through each relevant vesting date.

(5) Stock option that vested as to 1/4th of the shares underlying the option on May 24, 2019 with the remaining shares scheduled to vesting in equal monthly instalments thereafter until May 24, 2022, subject to continued service with us through each relevant vesting date.

(6) Stock option that vested as to 1/4th of the shares underlying the option on February 15, 2020 with the remaining shares scheduled to vesting in equal monthly instalments thereafter until February 15, 2023, subject to continued service with us through each relevant vesting date.

Employment Agreements with Executive Officers

We have entered into offer letters with each of our named executive officers.  The offer letters generally provide for at-will employment and set forth the executive’s initial base salary, target variable compensation, eligibility for employee benefits, the terms of initial equity grants and in some cases severance benefits on a qualifying termination.  Each of our named executive officers has also executed our standard form proprietary information agreement.  Any potential payment and benefits due upon a termination of employment or change of control of us are further described below.

Corey N. Fishman serves as our President and Chief Executive Officer. On November 18, 2015, Mr. Fishman entered into an offer letter with Iterum Therapeutics US Limited, our indirect wholly owned subsidiary. The offer letter has no specific term and constitutes an at-will employment arrangement.  In 2017, Mr. Fishman’s base salary was $420,000.  On May 2, 2018, Mr. Fishman entered into an amended offer letter, which became effective upon the closing of our initial public offering pursuant to which Mr. Fishman’s base salary became $540,000, and his discretionary annual target performance bonus increased from 50% to 55% of his annual base salary. His base salary was reviewed in January 2019 and increased to $552,150, effective February 1, 2019. His base salary was reviewed in February 2020 and increased to $561,813, effective February 1, 2020.

Michael W. Dunne, M.D. serves as our Chief Scientific Officer. On November 18, 2015, Dr. Dunne entered into an offer letter with Iterum Therapeutics US Limited, our indirect wholly owned subsidiary. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Dunne’s base salary pursuant to the offer letter was $350,000 and his discretionary annual target performance bonus is 40% of his annual base salary.  In 2017, Dr. Dunne’s base salary was $367,500 and in 2018 was $378,525. Dr. Dunne’s base salary was reviewed in January 2019 and was increased to $405,000, effective February 1, 2019.  His base salary was reviewed in February 2020 and increased to$412,088, effective February 1, 2020.

Judith M. Matthews serves as our Chief Financial Officer. On November 18, 2015, Ms. Matthews entered into an offer letter with Iterum Therapeutics US Limited, our indirect wholly owned subsidiary. The offer letter has no specific term and constitutes an at-will employment arrangement. In 2017, Ms. Matthew’s base salary was $236,250. Ms. Matthews entered into an amended offer letter, which became effective upon the closing of our initial public offering pursuant to which Ms. Matthews’ base salary became $350,000, and her discretionary annual target performance bonus increased from 25% to 35% of her annual base salary.  Ms. Matthew’s base salary was reviewed in January 2019 and increased to $357,000, effective February 1, 2019. Her base salary was reviewed in February 2020 and increased to $363,248, effective February 1, 2020.

Potential Payments Upon Termination or Change in Control

Our agreements with each of our named executive officers provide that upon the termination of his or her employment by us other than for cause, or by the named executive officer with good reason (each as defined in the offer letters), he or she will be entitled to receive the following severance benefits:

•	cash severance equal to a fixed number of months of such executive’s base salary (twelve months in the case of Mr. Fishman and nine months in the case of Dr. Dunne and Ms. Matthews); and

•	Company-paid COBRA premiums for up to 12 months following such executive’s termination date.

If such a qualifying termination occurs within the period beginning one month prior to and ending 12 months following a change of control of us, the cash severance payment entitlement described above will increase to twelve months of such executive’s then current base salary in the case of Dr. Dunne and Ms. Matthews, and to eighteen months of his then current base salary in the case of Mr. Fishman. The executives will also be entitled to an additional cash payment equal to a percentage of such executives’ target annual bonus for the year of termination, equal to 100% in the case of Dr. Dunne and Ms. Matthews and 150% in the case of Mr. Fishman. In addition, each of Mr. Fishman, Dr. Dunne and Ms. Matthews’ currently outstanding share awards will accelerate in full.

Each offer letter also contains a “better after-tax” provision, which provides that if any of the payments to such named executive officer constitutes a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax.

Payment of any of the severance benefits described above is also conditioned on the named executive officer’s delivery and non-revocation of a general release of claims in our favor.

On March 11, 2020, on recommendation from the compensation committee, our board of directors approved the creation of a carve out plan to reward certain key employees including Mr. Fishman, Dr. Dunne and Ms. Matthews in the event of a change of control.   The aggregate amount payable under the plan will be calculated on a tiered basis based on the upfront consideration payable to us and our equityholders in connection with such change of control, with potential aggregate amounts payable under the plan falling within a range around approximately 2.5% of the upfront consideration.  The other terms of the plan and each executive’s entitlement to participate are to be determined at the time of the change of control transaction.

Director Compensation – Summary Compensation Table

The following table shows the total compensation paid or accrued by us and our subsidiaries during the year ended December 31, 2019 to each of our current and former non-employee directors. Directors who are employed by us are not compensated for their service on our board of directors.

Name	Fees Earned or Paid in Cash ($)	Share Awards(1)(2) ($)	Option Awards (1)(3) ($)	Other Compensation(6) ($)	Total ($)
Brenton K. Ahrens	42,500	—	80,000	—	122,500
Mark Chin	48,500	40,000	—	40,000	128,500
Paul R. Edick(4)	38,250	—	—	—	38,250
James I. Healy M.D., Ph.D.(5)	41,000	40,000	—	40,000	121,000
Patrick J. Heron	39,000	20,000	40,000	20,000	119,000
Ronald M. Hunt	51,000	40,000	—	40,000	131,000
David G. Kelly	59,000	80,000	—	—	139,000
Shahzad Malik, M.D.	45,000	—	80,000	—	125,000

(1) The amounts reported do not reflect the amounts actually received by our director. Instead, these amounts reflect the aggregate grant date fair values of restricted share units and stock options granted to our directors during the years ended December 31, 2019, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors who have received options will only realize compensation with regard to these options to the extent the trading price of our ordinary shares is greater than the exercise price of such options.

(2) The aggregate number of outstanding restricted share units held by each of our non-employee directors as of December 31, 2019 were as follows: Mr. Ahrens: 0; Mr. Chin: 5,703; Mr. Edick: 0; Dr. Healy: 5,703; Mr. Heron: 2,852; Mr. Hunt: 5,703; Mr. Kelly: 11,406; and Dr. Malik: 0.

(3) The aggregate number of shares subject to outstanding share options units held by each of our non-employee directors as of December 31, 2019 were as follows: Mr. Ahrens: 19,671; Mr. Chin: 0; Mr. Edick: 0; Dr. Healy: 0; Mr. Heron: 9,836; Mr. Hunt: 11,241; Mr. Kelly: 3,182; and Dr. Malik: 30,912.

(4)  Mr. Edick did not stand for re-election to our board of directors at our 2019 Annual General Meeting of Shareholders held on June 13, 2019 and his service as a director ceased on the date of such meeting.

(5) Dr. Healy resigned as a member of our board of directors on February 12, 2020.

(6)  With respect to the portion of equity compensation to be made in restricted stock units, directors can elect for the award to be made in the form of a mixture of 50% cash and 50% shares on vesting. Other compensation represents that portion of the restricted stock units elected to be made in the form of cash.

On the expiry of Paul R. Edick’s term of office as director on June 13, 2019, pursuant to an ordinary share subscription deed dated as of October 14, 2015 between us and Mr. Edick, the compensation committee approved the acceleration of all remaining unvested ordinary shares issued thereunder, being 331 ordinary shares.  As a result, those ordinary shares were no longer subject to a right of repurchase by us.  In addition, the compensation committee approved the acceleration of 1,060 options over ordinary shares held by Mr. Edick at a price of $3.30 such that on the expiry of his term as director, those share options became exercisable in full.

Non-Employee Director Compensation Policy

Under our Non-Employee Director Compensation Policy each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards.  Each director receives an annual base cash retainer of $35,000 for such service, to be paid quarterly. The non-executive chairperson of our board of directors receives an additional annual base cash retainer of $27,500 for such service, to be paid quarterly.

The policy also provides that we compensate the members of our board of directors for service on our committees as follows:

•

The chairperson of our audit committee receives an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the audit committee receives an annual cash retainer of $7,500, paid quarterly.

•

The chairperson of our compensation committee receives an annual cash retainer of $12,000 for such service, paid quarterly, and each of the other members of the compensation committee receives an annual cash retainer of $6,000, paid quarterly.

•

The chairperson of our nominating and corporate governance committee receives an annual cash retainer of $8,000 for such service, paid quarterly, and each of the other members of the nominating and corporate governance committee receives an annual cash retainer of $4,000, paid quarterly.

The policy further provides for the grant of annual equity awards as follows:

•	Each director will receive annual equity awards with a fixed value of $80,000.

•

The equity awards will be granted as a mix of share options and restricted stock units, at such director’s discretion. Each director must determine their mix of equity awards no later than 30 days prior to the applicable grant date.

•	All equity awards will vest on the one-year anniversary of the grant date.

•

The value of a share option to be granted under this policy will be determined using the same method we use to calculate the grant-date fair value of share options in our financial statements, except that no provision will be made for estimated forfeitures related to service-based vesting. The actual number of shares to be granted under a restricted stock unit award under this policy will be determined by dividing the grant date value by a 30-day volume weighted average trading price (ending on the trading day immediately preceding the grant date).

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board of director and committee meetings.

For 2020, it was agreed that the right to receive an annual equity award would be waived by each of the non-executive directors with the exception of Mr. Kelly.

Risk Considerations in Our Compensation Program

Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our Company.  It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers.  We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our Company.  In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

equity compensation plans and other benefit plans

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2019.  As of December 31, 2019, we had two equity compensation plans, the 2018 Equity Incentive Plan, or the 2018 Plan,  and the 2015 Equity Incentive Plan, or the 2015 Plan, each of which were approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted average exercise price of outstanding options(2)	Number of securities remaining for future issuance under equity compensation plan (excluding securities reflected in column (a))(3)
Equity compensation plans approved by shareholders	1,231,637	$7.92	537,631
Equity compensation plans not approved by shareholders	—	—	—
Total	1,231,637	$7.92	537,631

(1) This amount includes 31,367 shares subject to outstanding RSUs and 50,000 shares subject to outstanding PSUs, in each case as of December 31, 2019.

(2) The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price.

(3) The amount disclosed does not reflect an additional 594,758 ordinary shares authorized for issuance under the 2018 Plan as of February 14, 2020, as an annual increase in accordance with the terms of such plan.

2018 Equity Incentive Plan

Our board of directors adopted our 2018 Plan in March 2018 and our shareholders approved the 2018 Plan in May 2018.   Our 2018 Plan authorizes the award of incentive stock options that may qualify for favorable tax treatment under U.S. tax laws to their recipients under Section 422 of the Code, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance-based awards, and other stock awards, which are collectively referred to as awards. We may grant awards under the 2018 Plan to our employees, including our officers, and employees of our affiliates. A separate sub-plan to the 2018 Plan has been established for the purpose of granting awards to our non-employee directors and consultants and non-employee directors and consultants of our affiliates, which we refer to as the Sub-Plan. The provisions of the 2018 Plan apply in their entirety to any awards made under the Sub-Plan save for certain amendments set out in the Sub-Plan required in the context of awards to non-employee directors and consultants and non-employee directors and consultants of our affiliates, rather than employees,  including references to eligible participants under the Sub-Plan.

As of December 31, 2019, options to purchase 936,618 ordinary shares were outstanding under our 2018 Plan, with a weighted-average exercise price of $8.97 per share. As of December 31, 2019, there were 31,367 and 50,000 ordinary shares to be issued upon vesting of outstanding RSUs and PSUs, respectively. For a more detailed summary of our 2018 Plan, please refer to Proposal No. 2 of this proxy statement.

2015 Equity Incentive Plan

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Our board of directors adopted, and our shareholders approved our 2015 Plan in November 2015. The 2015 Plan was amended most recently in May 2017. The 2015 Plan provides for the grant of ISOs, NSOs, restricted stock awards, RSUs, SARs, and other stock awards to our employees, directors and consultants.

•

Since the 2018 Plan became effective, we no longer grant awards under the 2015 Plan. However, any outstanding awards granted under the 2015 Plan remain outstanding, subject to the terms of the 2015 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms.

•

Authorized Shares. As of December 31, 2019, options to purchase 213,652 ordinary shares were outstanding under our 2015 Plan, with a weighted-average exercise price of $3.31 per share. As of December 31, 2018, options to purchase 233,607 ordinary shares were outstanding under our 2015 Plan, with a weighted-average exercise price of $3.32 per share.

•

Plan Administration. Our 2015 Plan may be administered by our board of directors or another duly authorized committee. Our 2015 Plan is currently administered by our compensation committee. Our board of directors or another duly authorized committee has the authority to construe and interpret our 2015 Plan, amend the plan and outstanding awards and make all other determinations necessary or advisable for the administration of the plan, including, but not limited to, repricing options or SARs without prior shareholder approval.

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Corporate Transactions. Our 2015 Plan provides that in the event of a corporate transaction, each outstanding award will be treated as determined by our board of directors unless otherwise provided in an award agreement or other written agreement between us and the award holder. The board of directors may generally take the same actions as summarized above in connection with awards under the 2018 Plan, and the definition of a corporate transaction under the 2015 Plan is substantially the same as such defined term in the 2018 Plan.

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Transferability. Awards granted under our 2015 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as otherwise determined by our compensation committee or under the terms of our 2015 Plan or an applicable award agreement.

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Plan Amendment or Termination. Our board of directors or another duly authorized committee has the authority to amend, suspend, or terminate our 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our shareholders.

Health and Welfare Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, and vision insurance plans, in each case on the same basis as all of our other full-time employees.

401(k) Plan

We maintain a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. The Company is required to contribute a deferral rate of up to 3% to the 401(k) plan on behalf of certain employees. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.  The Company historically made discretionary contributions to the 401(k) Plan for the benefit of certain employees excluding executive officers.

Limitation on Liability and Indemnification of Directors and Officers

Our Articles of Association, and indemnification agreements with our board of directors and executive officers provide for indemnification for our directors and officers.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell ordinary shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer generally may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may generally buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

report of THE audit committee

In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2019, the audit committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management and KPMG, our independent registered public accounting firm;

•	discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) in accordance with Auditing Standard No. 1301, Communications with Audit Committees;

•

received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee and has discussed with KPMG their independence; and

•	considered the status of other areas of oversight relating to the financial reporting and audit process that the audit committee determined appropriate.

Based on the foregoing, the audit committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

David G. Kelly (Chairman)

Brenton K. Ahrens

Mark Chin

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of our board of directors, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Participation in our Initial Public Offering

In May 2018, in our initial public offering, we issued an aggregate of 6,350,000 ordinary shares at a purchase price of $13.00 per share, which included 200,000 ordinary shares issued upon the exercise by the underwriters of their option to purchase additional shares. Certain of our existing shareholders and their affiliated entities, including affiliates of our directors, purchased an aggregate of approximately $42.9 million of our ordinary shares in our initial public offering at the initial public offering price. The table below sets forth the aggregate number of ordinary shares issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction:

Name	Shares	Aggregate Purchase Price
Frazier Healthcare VII, L.P. (1)	354,949	$ 4,614,337
Frazier Healthcare VII-A, L.P. (1)	101,150	1,314,950
New Leaf Ventures III, L.P. (2)	278,062	3,614,806
New Leaf Biopharma Opportunities II, L.P. (2)	384,615	4,999,995
Canaan X, L.P. (3)	506,656	6,586,528
Sofinnova Venture Partners IX, L.P. (4)	500,000	6,500,000
Arix Bioscience Holdings Ltd. (5)	337,606	4,388,878
Pivotal bioVenture Partners Fund I, L.P. (6)	313,908	4,080,804
Domain Partners IX, L.P.	153,846	1,999,998
Advent Life Sciences LLP (7)	8,144	105,872
Advent Life Sciences Fund II LP (7)	228,840	2,974,920
Bay City Capital GF Xinde International Life Sciences USD Fund, L.P.	125,563	1,632,319
Corey Fishman	3,000	39,000
Michael Dunne	2,000	26,000
Judith M. Matthews	4,000	52,000
Total	3,302,339	$ 42,930,407

(1)	Mr. Heron, a member of our board of directors, is a general partner of Frazier Healthcare Partners.

(2) Mr. Hunt, a member of our board of directors, is a managing partner of New Leaf Venture Partners.

(3) Mr. Ahrens, a member of our board of directors, is a general partner of Canaan.

(4)Dr. Healy, a former member of our board of directors, is a general partner of Sofinnova Ventures.

(5) Mr. Chin, a member of our board of directors, was an investment director of Arix Bioscience at the time of our initial public offering.

(6) Dr. Hopfner, a former member of our board, is a managing partner of Pivotal bioVenture Partners.

(7)Dr. Malik, a member of our board of directors, is a general partner of Advent Life Sciences.

Participation in Private Placement

On January 16, 2020, we entered into a Securities Purchase Agreement by and among us, Iterum Bermuda, the Guarantors and a limited number of accredited investors (the “Private Placement Investors”) (the “Securities Purchase

Agreement”) pursuant to which Iterum Bermuda sold and issued units in the aggregate original principal amount of $51.6 million, each unit consisting of (i) a 6.500% Exchangeable Senior Subordinated Notes due 2025, fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors, in the original principal amount of $1,000.00 (the “Exchangeable Notes”), and (ii) 50 Limited Recourse Royalty-Linked Subordinated Notes, fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors (the “Royalty-Linked Notes”, and together with the Exchangeable Notes, the “Units”), to the Private Placement Investors in a private placement (the “Private Placement”). The Private Placement Investors, including entities affiliated with Sarissa and RA Capital Management and entities affiliated with certain members of our board of directors, including Brenton Ahrens, Mark Chin, Patrick Heron, Ronald Hunt and Shahzad Malik and former members of our board of directors, including James Healy and Robert Hopfner, purchased an aggregate of 51,588 Units. The Units were sold at a price of $1,000 per Unit.

The Exchangeable Notes are exchangeable for our ordinary shares at an initial exchange rate of 1,000 shares per $1,000 of principal and interest on the Exchangeable Notes (equivalent to an initial exchange price of approximately $1.00 per ordinary share), subject to specified limitations. The Royalty-Linked Notes entitle holders to payments based on a percentage of our net revenues from potential U.S. sales of specified sulopenem products subject to the terms and conditions of the indenture governing the Royalty-Linked Notes (the “Royalty-Linked Notes Indenture”). Pursuant to the Royalty-Linked Notes Indenture, the payments on the Royalty-Linked Notes will be up to either 15% or 20% of net revenues from U.S. sales of such products, depending on the indication approved by the FDA. The aggregate amount of payments on each Royalty-Linked Note is capped at $160.00 (or 4,000 times the principal amount of such Royalty-Linked Note).

The table below sets forth the aggregate number of Units issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction. For further information regarding the Securities Purchase Agreement and the Exchangeable Notes Indenture, see the section titled “Background Discussion on Proposal Nos. 4 to 7” below.

Name	Units Purchased (1)	Aggregate Purchase Price
Advent Life Sciences LLP (2)	53	$53,000
Advent Life Sciences Fund II LP (2)	1,495	$1,495,000
Arix Bioscience Holdings Limited (3)	1,900	$1,900,000
Canaan X, L.P. (4)	2,000	$2,000,000
Frazier Healthcare VII, L.P. (5)	1,167	$1,167,000
Frazier Healthcare VII-A, L.P. (5)	333	$333,000
New Leaf Ventures III, L.P. (6)	2,208	$2,208,000
New Leaf Biopharma Opportunities II, L.P. (6)	792	$792,000
Sofinnova Venture Partners IX, L.P. (7)	1,750	$1,750,000
Domain Partners IX, L.P.	1,000	$1,000,000
Pivotal bioVenture Partners Fund I, LP	700	$700,000
Total	13,398	$ 13,398,000

(1)	Each Unit consists of (i) one Exchangeable Note and (ii) 50 Royalty-Linked Notes
(2)	Dr. Malik, a member of our board of directors, is a general partner of Advent Life Sciences.
(3)	Mr. Chin, a member of our board of directors, was an investment director of Arix Bioscience at the time of the closing of the Private Placement.
(4)	Mr. Ahrens, a member of our board of directors, is a general partner of Canaan.
(5)	Mr. Heron, a member of our board of directors, is a general partner of Frazier Healthcare Partners.
(6)	Mr. Hunt, a member of our board of directors, is a managing partner of New Leaf Venture Partners.
(7)	Dr. Healy, a former member of our board of directors, is a general partner of Sofinnova Ventures.

In connection with the Private Placement, we also entered into the 2020 Investor Rights Agreement with the Private Placement Investors (including certain of our directors and holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, as listed above) pursuant to which Iterum Bermuda and the Guarantors agreed to file a registration statement covering (a) in the case of a registration statement on Form S-1, the resale of the

Exchangeable Notes, the ordinary shares issuable in connection with the exchange of the Exchangeable Notes (the “Exchange Shares”) and the Royalty-Linked Notes or (b) in the case of a registration statement on Form S-3, the Exchange Shares (the securities in (a) and (b) together, the “Registrable Securities”). Under the 2020 Investor Rights Agreement, we agreed to file an initial registration statement covering the resale by the Private Placement Investors of their Registrable Securities within 10 business days following the later of (x) the earlier of (I) the consummation of an offering of subscription rights to purchase additional Units on a pro rata basis to our other shareholders that are not investors pursuant to the Securities Purchase Agreement and (II) January 21, 2021 and (y) the date on which the number of our unissued ordinary shares available for issuance (less certain reserved shares) is greater than the total number of ordinary shares issuable upon exchange of the then outstanding Exchangeable Notes. If a registration statement has not been filed within the timeframe set forth in the 2020 Investor Rights Agreement or the registration statement covering the Registrable Securities ceases to be effective for resales of Registrable Securities for more than 60 consecutive days or for more than 120 days in any 12-month period, then, subject to the terms of the 2020 Investor Rights Agreement, additional interest will accrue on the Exchangeable Notes and the Royalty-Linked Notes.

In addition, pursuant to the terms of the 2020 Investor Rights Agreement, for so long as Sarissa and its affiliates own at least 5% or 12.5%, as applicable, of our outstanding ordinary shares on a fully diluted basis, promptly, and in any event no more than 5 business days following written request of Sarissa, we will cause our board of directors to increase to consist of one or two additional members, as applicable, and we will cause the board of directors to consist of no more than 10 members without the prior written consent of Sarissa. In addition, for so long as Sarissa and its affiliates own at least 12.5% of our outstanding ordinary shares on a fully diluted basis, Sarissa will have the right to designate two directors to our board of directors and, for so long as Sarissa and its affiliates own at least 5% but less than 12.5%, it will have the right to designate one director to our board of directors (“Investor Designees”). Pursuant to the terms of the 2020 Investor Rights Agreement, such Investor Designees will be appointed to our board of directors and to be members of the class of directors that was subject to re-election at our most recent annual meeting of shareholders. The Investor Designees will be entitled to be a member of any committee of our board of directors subject to the terms of the 2020 Investor Rights Agreement. Pursuant to the terms of the 2020 Investor Rights Agreement, the purchasers party thereto, subject to specified exceptions, have agreed with us to vote in favor of the election of the Investor Designees, and we have agreed to cause the Investor Designees to be named in any relevant proxy statement.

Also pursuant to the terms of the 2020 Investor Rights Agreement, for so long as Sarissa owns 10% of our outstanding ordinary shares on a fully diluted basis, Sarissa will have a right of first offer with respect to future proposed equity financings of ours up to that portion of such new securities which equals Sarissa’s percentage ownership of our outstanding ordinary shares on a fully diluted basis, subject to specified exceptions for certain exempt issuances and pursuant to specified procedures. In the event our board of directors determines in good faith that we must conduct an equity financing on an expedited basis without compliance with the right of first offer described above in order to avoid material harm to us or any of our affiliates, we may effect and consummate such equity financing and, as promptly as practicable following the consummation of such equity financing, Sarissa will have the opportunity to participate in such equity financing and be put in the same place (including in respect of the percentage ownership of our equity securities) Sarissa would have been had such equity financing been effected in accordance with the terms of the right of first offer. As set forth in the 2020 Investor Rights Agreement, in any 12 month period, we may conduct an equity financing without compliance with the pre-emptive rights described above (an “Excused Issuance”); provided that we may not issue new securities (other than specified exempted securities) exceeding (in the aggregate with all other Excused Issuances during such 12 month period) 5% of our issued and outstanding ordinary shares on a fully diluted basis, and we may not issue new securities (other than specified exempted securities) in exchange for consideration (whether in cash or other property) the value of which exceeds (in the aggregate with all other Excused Issuances during such 12 month period) $5.0 million. We may only consummate two Excused Issuances for so long as the 2020 Investor Rights Agreement is in effect.

The descriptions of our Securities Purchase Agreement, Exchangeable Notes Indenture, Royalty-Linked Notes Indenture and 2020 Investor Rights Agreement in this proxy statement are summaries, do not purport to be complete, and are qualified in their entirety by reference to the Securities Purchase Agreement, Exchangeable Notes Indenture, Royalty-Linked Notes and 2020 Investor Rights Agreement that were filed as Exhibits 10.25, 4.2, 4.4  and 10.26, respectively, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 12, 2020.

2017 Investor Rights Agreement

In May 2017, we entered into an amended and restated investor rights agreement with holders of our preferred shares and ordinary shares, including certain holders of more than 5% of our share capital, our executive officers, certain of our directors, and entities affiliated with certain of our directors (the “2017 Investor Rights Agreement”). Since the closing of our initial public offering, those holders are entitled to certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The 2017 Investor Rights Agreement also gave the shareholders that are parties thereto the right to participate in new issuances of equity securities by us, subject to certain exceptions. This right to participate in new issuances of equity securities terminated by its terms upon the completion of our initial public offering in May 2018.

Amended Offer Letters

In May 2018 we entered into amended offer letters with certain of our executive officers. For more information regarding these amended offer letters, see the section titled “Executive Officer and Director Compensation— Employment Agreements with Executive Officers”.

Equity Grants

We have granted stock option and RSU awards to certain non-employee members of our board of directors. For details and a description of these awards, see the section titled “Executive Officer and Director Compensation— Executive Officer Summary Compensation Table”.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers.  In addition, our subsidiary, Iterum Therapeutics US Limited, has entered into an indemnification agreement with each of our directors and executive officers. These agreements, among other things, require us to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by us or in our right, arising out of the person’s services as a director or executive officer.   We also maintain a directors and officers liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Party Transaction Policy

We have adopted a formal written policy that our executive officers, directors, key employees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent body of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, is required to first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Some of the transactions described in this section were entered into prior to the adoption of this policy. Although we did not have a written policy for the review and approval of transactions with related persons prior to May 2018, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the relevant transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our board of directors. Our board of directors took this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our shareholders.

MATTERS TO COME BEFORE THE ANNUAL GENERAL MEETING

PROPOSAL NO 1: ELECTION OF CLASS II DIRECTORS

Based upon the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated Patrick J. Heron, Shahzad Malik, M.D. and Brenton K. Ahrens for re-election at the AGM as Class II directors for a term of three years to serve until the 2023 annual general meeting of shareholders, subject to each such nominee’s prior death, resignation, retirement, disqualification or removal.

Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the nominees identified above. Each of the nominees has indicated his willingness to serve on our board of directors, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. We do not contemplate that any of the nominees will be unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the AGM.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF PATRICK J. HERON, SHAHZAD MALIK, M.D. AND BRENTON K. AHRENS AS CLASS II DIRECTORS.

PROPOSAL NO 2: APPROVAL OF THE AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

On March 11, 2020, upon the recommendation of the compensation committee, and subject to shareholder approval, the board of directors adopted an amendment and restatement of the Company’s 2018 Plan (the “Amended Plan”).  The Amended Plan includes the following material changes to the 2018 Plan:

•	Increases the number of the Company’s ordinary shares available for issuance under the Amended Plan by 2,250,000 shares, subject to adjustment in the event of certain changes in our capital structure;
•	Removes the “evergreen” provision;
•	Prohibits the payment or accrual of dividend equivalents on options or stock appreciation rights, or SARs;
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Provides that any dividends or dividend equivalents paid with respect to awards of restricted stock, performance stock awards, performance cash awards and other stock awards will be subject to the same terms and conditions as apply to the award to which they relate; and

•	Extends the term during which incentive stock options may be granted to June 10, 2030.

As of May 04, 2020, the following equity awards were outstanding under the 2018 Plan or a prior plan:

•	1,131,657 options to purchase ordinary shares with a weighted-average remaining term of 7.74 years and a weighted-average exercise price of $7.89 per share;
•	25,664 ordinary shares subject to unvested restricted stock unit, or RSU, awards; and
•	1,117,000 ordinary shares subject to unvested performance restricted stock unit, or PSU, awards.

The board of directors believes that the Company’s future success depends on our ability to attract and retain qualified employees. The market for qualified personnel in our industry is highly competitive. The ability to grant equity awards is critical to the Company’s ability to attract and retain top talent.  If the Amended Plan is not approved, we may be unable to make long-term equity incentive awards under a shareholder-approved equity incentive plan after the end of 2020. Therefore, we consider approval of the Amended Plan vital to the Company’s future success.

OUR BOARD OF DIRECTORS  RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN.

Material Features of the Amended Plan

•	No Evergreen. The number of ordinary shares available for issuance under the Amended Plan is fixed and will not be adjusted on an annual basis based on the number of our shares then outstanding.

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No Liberal Change in Control Definition. The change in control definition in the Amended Plan is not a “liberal” definition and, for example, would not be achieved merely upon shareholder approval of a transaction.  A change in control must actually occur for the change in control provisions in the Amended Plan to be triggered.

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No Discounted Options or SARs.    All options and SARs granted under the Amended Plan must have an exercise price not less than the fair market value of the underlying ordinary shares on the date of grant, except with respect to substitute options and SARs issued in connection with certain acquisitions by the Company.

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No Reload Options or SARs.    No options or SARs granted under the Amended Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option.

•	No Dividend Equivalents on Options or SARs. No options or SARs granted under the Amended Plan may provide for the payment or accrual of dividend equivalents.

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Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units, Performance Stock Awards, Performance Cash Awards and Other Stock Awards Subject to Same Terms and Conditions as Underlying Award.    Any dividends or dividend equivalents paid with respect to restricted stock, RSUs, PSUs, performance stock awards, performance cash awards and other stock awards will be subject to the same terms and conditions as the award with respect to which they are paid.

Information Regarding Overhang and Dilution

In developing the Company’s share request for the Amended Plan and analyzing the impact of utilizing equity as a means of compensation on the Company’s shareholders, we considered both the Company’s “overhang” and “burn rate.”

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of common shares outstanding. As of May 04, 2020, the Company’s overhang was 30.94%, reflecting:

•	1,131,657 outstanding options to purchase ordinary shares;
•	25,664 shares of unvested RSUs;
•	1,117,000 shares of unvested PSUs (assuming target performance);
•	2,326,338 shares available for future award grants; and
•	14,868,973 ordinary shares outstanding.

Burn rate provides a measure of the potential dilutive impact of the Company’s equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects the Company’s burn rate for the 2019, 2018 and 2017 fiscal years as well as an average over those years.

Fiscal Year	Options Granted	Restricted Stock Units and Performance Restricted Stock Units Granted	Total Granted (1)	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate (2)
2019	512,778	81,367	594,145	14,518,036	4.1%
2018	479,986	36,924	516,910	8,734,109	3.6%
2017	198,798	-	198,798	172,130	1.4%
Three-Year Average	397,187	39,430	436,618	7,808,092	3.0%

(1) “Total Granted” reflects the number of shares underlying equity awards granted in the year. For purposes of this table, the number of PSUs is reflected assuming target performance.
(2) “Gross Burn Rate” is defined as the number of shares underlying equity awards granted in the year divided by the basic weighted average number of common shares outstanding

Description of the Amended Plan

The following is a brief summary of the Amended Plan, a copy of which is attached as Appendix A to this proxy statement.

Number of Shares Available for Awards.

Subject to adjustment in the event of certain changes in our capital structure, the aggregate number of our ordinary shares that may be issued pursuant to awards under our Amended Plan, any or all of which may be incentive stock options, is 4,437,298 shares, which includes any shares that remained available for issuance under the Iterum Therapeutics Public Limited Company (formerly Iterum Therapeutics Limited) 2015 Equity Incentive Plan, which we refer to as the Prior Plan, as of May 24, 2018 and any shares subject to outstanding options or other awards that were granted under the Prior Plan and that are forfeited, terminated, expire or are otherwise not issued.

Shares subject to awards granted under our Amended Plan that expire or terminate without being exercised in full shall be available again for future grant under our Amended Plan. Additionally, shares become available for future grant under our Amended Plan if they were issued under awards under our Amended Plan if we repurchase them or they are forfeited or canceled. This includes shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award or shares that are not issued as a result of a SAR being settled in ordinary shares.

Types of Awards

Our Amended Plan authorizes the award of incentive stock options that may qualify for favorable tax treatment under U.S. tax laws to their recipients under Section 422 of the Code, or ISOs, nonstatutory stock options, or NSOs, SARs, restricted stock, RSUs, performance-based awards, and other stock awards, which are collectively referred to as awards. We may only grant ISOs to our employees and employees of a subsidiary corporation or parent corporation (within the meaning of Sections 424(e) and 424(f) of the Code).

Options. Options represent the right to purchase our ordinary shares on the date of exercise at a stated exercise price. The exercise price of an option must be at least equal to the fair market value of our ordinary shares on the date of grant, except in the case of substitute options granted in connection with certain acquisitions by the Company. The maximum term of options granted under our Amended Plan is ten years. The Amended Plan permits, to the extent permitted by applicable law and as determined by our board of directors, the following forms of payment of the exercise price of options: (i) cash, check, bank draft or money order payable to the Company or in connection with a “cashless exercise” through a broker, (ii) delivery to the Company of ordinary shares, (iii) subject to certain conditions, by a “net exercise” arrangement, (iv) deduction from salary due and payable to an employee by the Company or an affiliate of the Company and/or (v) any other form of legal consideration that may be acceptable to the board of directors or the stock plan administrator and permissible under applicable law. No option granted under the Amended Plan may contain any provision entitling the participant to an automatic grant of additional options in connection with the exercise of the original option or provide for the payment or accrual of dividend equivalents.

SARs. SARs provide for a payment, or payments, in cash or ordinary shares, to the holder based upon the difference between the fair market value of our ordinary shares on the date of exercise and the stated exercise price. The exercise price of an SAR must be at least equal to the fair market value of our ordinary shares on the date of grant, except in the case of substitute SARs granted in connection with certain acquisitions by the Company.  The maximum term of SARs granted under our Amended Plan is ten years. No SAR granted under the Amended Plan may contain any provision entitling the participant to an automatic grant of additional SARs in connection with the exercise of the original SAR or provide for the payment or accrual of dividend equivalents.

Restricted Stock Awards. Restricted stock awards represent an offer by us to issue or sell our ordinary shares subject to vesting restrictions, which may lapse based on time or achievement of performance conditions. The price (if any) of a restricted stock award will be determined by our board of directors.  If a participant ceases to provide services to us, we may receive through a forfeiture condition or a repurchase right the shares that are unvested as of the date of such cessation of services.  Any dividends paid on restricted stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the restricted stock award to which they relate.

Restricted Stock Unit Awards. RSUs represent the right to receive our ordinary shares at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU award has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder a number of whole ordinary shares, cash or a combination of our ordinary shares and cash. At the time of grant of an award of RSUs, our board of directors will determine the consideration, if any, to be paid by the recipient of the award upon delivery of the ordinary shares subject to the RSU award.  Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award.  At the sole discretion of the board of directors, any dividend equivalents may be converted into additional ordinary shares covered by the RSU award in a manner determined by the board of directors.  Any dividend equivalents will be subject to all of the same terms and conditions, including vesting and forfeiture provisions, of the underlying award agreement to which they relate.

Other Stock Awards. Other awards valued in whole or in part by reference to, or otherwise based on, our ordinary shares may be granted under the Amended Plan. Our board of directors will determine the number of shares under such award and all other terms and conditions of such awards. Any dividend equivalents with respect to such other stock awards will be subject to the same terms and conditions, including vesting and forfeiture provisions, of the underlying award agreement to which they relate.

Performance Awards.  A performance stock award is any award granted under the Amended Plan that may vest or be exercised contingent on the attainment during a performance period of certain performance goals.  A performance cash award is a cash award that may be paid contingent upon the attainment during a performance period of certain performance goals.  Performance goals for performance stock awards and performance cash awards may be based on any of one, or combination of, the following, as determined by the board of directors: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) initiation of phases of clinical trials and/or studies by specific dates; (39) patient enrollment rates; (40) budget management; (41) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product candidate; (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) submission of Investigational New Drug applications and NDAs and other regulatory achievements; (48) research progress, including the development of programs; (49) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); (50) customer satisfaction; and (51) other measures of performance selected by the board of directors.  Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board of directors (i) in the applicable award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the board of directors retains the discretion to increase, to reduce or to eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for the performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance cash award. Any dividend equivalents with respect to performance stock awards or performance cash awards will be subject to the same terms and conditions, including vesting and forfeiture provisions, of the underlying award agreement to which they relate.

Transferability of Awards

Awards granted under our Amended Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as otherwise determined by our compensation committee or under the terms of our Amended Plan or an applicable award agreement.

Eligibility to Receive Awards

We may grant awards under the Amended Plan to our employees, including our officers, and employees of our affiliates. A separate sub-plan to the Amended Plan has been established for the purpose of granting awards to our non-employee directors and consultants and non-employee directors and consultants of our affiliates.

As of the record date (April 15, 2020), we had approximately 33 employees (excluding executive officers), 3 executive officers, 6 directors (excluding any executive officer who is also a director) and no consultants and advisors eligible to receive awards under the Amended Plan and its sub-plan.

Plan Benefits

The granting of awards under the Amended Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On May 06, 2020, the last reported sale price of an ordinary share on the Nasdaq Global Market was $3.46.

Awards Previously Made Under the 2018 Plan

Since the initial approval date of the 2018 Plan through May 04, 2020, the following number of equity awards have been granted to the individuals and groups described in the following table.  No other equity awards have been granted under the 2018 Plan as of such date.

	Number of Ordinary Shares Underlying Grants of Options	Number of Ordinary Shares Underlying Grants of Restricted Stock and RSUs	Number of Ordinary Shares Underlying Grants of Performance Restricted Stock and PSUs
Named Executive Officers:		—
Corey N. Fishman, President and Chief Executive Officer	277,307	—	350,000
Michael W. Dunne, M.D., Chief Scientific Officer	164,567	—	169,000
Judith M. Matthews, Chief Financial Officer	53,870	—	129,000
Current Executive Officers as a Group (3 persons, including 3 named above)	495,744	—	648,000
Directors and Nominees for election as Directors:
Brenton K. Ahrens	19,671	6,154	—
Patrick J. Heron	9,836	9,006	—
Shahzad Malik, M.D.	30,912	—	—
All current directors who are not executive officers as a group	71,660	50,280	—
Others:
Associates of our executive officers, directors or nominees	—	—	—
All other eligible participants, none of whom received more than 5% of such equity awards	—	18,011	—
All employees, including all current officers who are not executive officers, as a group	427,360	—	481,000

Plan Administration.

Our Amended Plan is administered by our board of directors or a duly authorized committee or subcommittee of our board of directors.  Our board of directors has authorized our compensation committee to administer certain aspects of the Amended Plan.  For purposes of this summary, where appropriate in the relevant context, the term “board of directors” may include the compensation committee or any other committee to whom the board of directors delegates authority, as indicated in the Amended Plan. Our board of directors may also delegate to one or more of our officers the authority to designate employees (other than officers) to receive specified awards under the Amended Plan, and determine the number of shares subject to such awards.

Our board of directors will have the authority to construe and interpret our Amended Plan, grant and amend awards, determine the terms of such awards and make all other determinations necessary or advisable for the administration of the plan, including, but not limited to, repricing options or SARs without prior shareholder approval.  All determinations, interpretations and constructions made by the board of directors in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Changes to Capital Structure.

In the event that there is a specified type of change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split or reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate and proportionate adjustments will be made to (i) the class and the maximum number of shares reserved for issuance under our Amended Plan, (ii) the class and the maximum number of shares that may be issued upon the exercise of ISOs, and (iii) the class and the number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate Transactions and Changes in Control.

Our Amended Plan provides that in the event of certain specified significant corporate transactions, each outstanding award will be treated as determined by our board of directors unless otherwise provided in an award agreement or other written agreement between us and the award holder. The board of directors may take one of the following actions with respect to such awards:

•	arrange for the assumption, continuation or substitution of an award by the surviving or acquiring corporation (or its parent company);

•	arrange for the assignment of any reacquisition or repurchase rights held by us in respect of ordinary shares issued under an award to a surviving or acquiring corporation (or its parent company);

•

accelerate the vesting, in whole or in part, of the award and, if applicable, the time at which the award may be exercised, and provide for its termination prior to the transaction if it is not exercised at or prior to the closing of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the award;

•

cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the closing of the transaction, in exchange for a cash payment or no payment, as determined by our board of directors; and

•

cancel or arrange for the cancellation of the award to the extent not exercised prior to the closing of the transaction, in exchange for a payment, in the form determined by our board of directors, equal to the excess, if any, of (A) the per share amount payable to holders of our ordinary shares in the transaction over (B) any exercise price payable by the participant in connection with the award, multiplied by the number of vested shares subject to the award.

A corporate transaction generally will be deemed to occur in the event of: (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of at least 50% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction or (iv) the consummation of a merger or consolidation where we do survive the transaction but our ordinary shares outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction. In addition, any one or more of the above events may be effected pursuant to (x) a takeover under Irish Takeover Rules; (y) a compromise or arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland, or the 2014 Act or (z) Chapter 2 of Part 9 of the 2014 Act.

The board of directors need not take the same action or actions with respect to all awards or portions of awards or with respect to all participants.  The board of directors may take different actions with respect to the vested and unvested portions of an award.

Notwithstanding the foregoing, if during the period beginning on the date that is 30 days prior to and ending on the date that is 12 months following the consummation of a corporate transaction that also qualifies as a “change in control” (as defined below), if a participant’s services to the Company (or its successor in the change in control) are involuntarily terminated without “cause” (as defined below) or a participant resigns service to the Company (or its successor in the change in control) in all capacities for “good reason” (as defined below), and, in either case other than as a result of the participant’s death or disability, then as of the date of the participant’s termination of service, the vesting and exercisability of any then-unvested award held by a participant will be accelerated in full.

A “change in control” for purposes of the Amended Plan is defined, in summary, as the acquisition by a person or a group of more than 50% of our outstanding stock other than by virtue of a merger or consolidation; our involvement in a merger, consolidation, or similar transaction, unless our stockholders prior to such event continue to own, in substantially the same proportions as before the transaction, more than 50% of the entity surviving such event; our shareholders or our board approves a plan of liquidation or dissolution or our complete dissolution or liquidation otherwise occurs; a sale or other disposition of all or substantially all of our assets (other than a sale to an entity more than 50% of which is owned by our shareholders in substantially the same proportions as their ownership of us immediately prior to such transaction); or a change, without approval by our board of directors, of a majority of our board of directors.  In addition, any one or more of the above events may be effected pursuant to (x) a compromise or arrangement sanctioned by the Irish courts under Section 450 of the 2014 Act, (y) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 609 of the 2014 Act, or (z) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

“Cause” as used in the Amended Plan has the meaning ascribed to such term in any written agreement between the participant and us defining such term but, in the absence of such a definition, means, in summary (i) the participant’s commission of a felony or crime involving fraud, dishonesty or moral turpitude; (ii) the participant’s attempted commission of, or participation in, a fraud or act of dishonesty against us or an affiliate of ours; (iii) the participant’s intentional, material violation of any contract or agreement between the participant and us or an affiliate of ours, of any statutory duty owed to us or an affiliate of ours; (iv) the participant’s unauthorized use or disclosure of our (or an affiliate’s) confidential information or trade secrets; or (v) the participant’s gross misconduct.  In addition, “good reason” as used in the Amended Plan has the meaning ascribed to such term in any written agreement between the participant and us defining such term but, in the absence of such a definition, means, in summary, any of the following actions taken without the participant’s consent: (i) a material reduction of the participant’s base compensation, other than a reduction that applies generally to all executives; (ii) a material reduction in the participant’s authority, duties and responsibilities; (iii) failure or refusal of a successor of ours to materially assume our obligations under the participant’s offer letter and/or employment agreement, if applicable, in the event of a change in control; or (iv) a relocation of the participant’s principal place of employment that results in an increase in the participant’s one-way driving distance by more than 50 miles from the participant’s then current principal residence.  In addition, in order to resign for “good reason” a participant must provide written notice of the event giving rise to “good reason” to us within 90 days after the condition arises, allow us at least 30 days to cure such provision, and if we fail to cure the condition, resign from all positions not later than 90 days after the end of such cure period.

Effective Date

Our board of directors adopted the 2018 Plan on March 14, 2018 and our shareholders approved the 2018 Plan on May 14, 2018. The Amended Plan will become effective, provided our shareholders approve the plan, on June 11, 2020.  No ISOs may be granted after March 10, 2030.

Amendment and Termination.

Our board of directors has the authority to amend, suspend, or terminate our Amended Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our shareholders. No awards may be granted under our Amended Plan while it is suspended or after it is terminated.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended Plan.  This summary is based on the federal tax laws in effect as of the date of this proxy statement.  In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.  Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an ISO.  Also, except as described below, a participant will not have income upon exercise of an ISO if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option.  If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.”  The exercise of an ISO may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the ordinary shares acquired under an ISO at a profit (if sales proceeds exceed the exercise price).  The type of income will depend on when the participant sells the shares. If a participant sells the shares more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain.  If a participant sells the shares prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain.  This capital gain will be long-term if the participant has held the shares for more than one year and otherwise will be short-term.  If a participant sells the shares at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss.  This capital loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of an NSO.  A participant will have compensation income upon the exercise of an NSO equal to the value of the shares on the day the participant exercised the option less the exercise price.  Upon sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the day the option was exercised.  This capital gain or loss will be long-term if the participant has held the shares for more than one year and otherwise will be short-term.

Restricted Stock

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant.  If a timely Section 83(b) election is made, then a participant will have compensation income equal to the value of the shares less the purchase price.  When the shares are sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the date of grant.  If the participant does not make a Section 83(b) election, then when the shares vest the participant will have compensation income equal to the value of the shares on the vesting date less the purchase price.  When the shares are sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the shares on the vesting date.  Any capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit.  A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award.  When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the shares on the vesting date less the purchase price, if any.  When the shares are sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the shares on the vesting date.  Any capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Other Stock Awards

The tax consequences associated with any other stock award granted under the Amended Plan will vary depending on the specific terms of such award.  Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the Award or underlying ordinary shares.

Tax Consequences to the Company

There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income.  Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL NO. 3: TO RATIFY, IN A NON-BINDING VOTE, THE APPOINTMENT OF KPMG TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 AND TO AUTHORIZE THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REMUNERATION.

The audit committee has appointed KPMG as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020.  KPMG has served as our independent registered public accounting firm for the fiscal year ended December 31, 2019. Representatives of KPMG are expected to be present in person or telephonically at the AGM and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders.

In deciding to appoint KPMG, the audit committee reviewed auditor independence issues and existing commercial relationships with KPMG and concluded that KPMG has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2020.

The following table presents fees for professional audit services and other services rendered by KPMG to us for the fiscal years ended December 31, 2019 and 2018:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Audit fees (1)	$260,937	$380,070
Audit related fees (2)	—	—
Tax fees (3)	110,758	80,235
All other fees	—	—
	$371,695	$460,305

(1) “Audit Fees” consist of fees billed for professional services performed by KPMG for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with our initial public offering and registration statements on Form S-3 and Form S-8. Included in the 2018 audit fees is $208,427 of fees billed in connection with our initial public offering in May 2018.

(2) “Audit related fees” consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3) “Tax fees” consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm.

All of these services were pre-approved by the audit committee in accordance with the “Policy on Audit Committee Pre-Approval of Services” described below.  No work carried out in connection with the audit of our financial statements was performed by persons other than KPMG’s full time, permanent employees.

Policy on Audit Committee Pre-Approval of Services

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee reviews and pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

Our board of directors is seeking shareholder ratification of the appointment by the audit committee of KPMG to serve as our independent registered public accounting firm and the authorization of the board of directors, acting through the audit committee, to set the auditor's remuneration. If this proposal is not approved at the AGM, our audit committee may reconsider this selection.

The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020 AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE AUDITOR'S REMUNERATION.

BACKGROUND DISCUSSION ON PROPOSAL NOS 4 TO 7

Introduction

On January 16, 2020, the Company entered into a Securities Purchase Agreement by and among Iterum Therapeutics Bermuda Limited ("Iterum Bermuda"), as issuer, the Company, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited, as guarantors (collectively, the "Guarantors"), on the one hand, and certain accredited investors (the "Private Placement Investors"), on the other hand, pursuant to which Iterum Bermuda issued and sold, and the Guarantors guaranteed, an aggregate of 51,588 units (the "Units"), consisting of (i) 6.500% Exchangeable Senior Subordinated Notes due 2025, fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors, issued by Iterum Bermuda in the aggregate original principal amount of $51.6 million (the "Exchangeable Notes"), and (ii) 50 limited recourse royalty-linked notes, fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors, issued by Iterum Bermuda in the aggregate original principal amount of $0.1 million (the "Royalty-Linked Notes"), in a private placement to investors including entities affiliated with Sarissa Capital Management LP (“Sarissa” or the “Sarissa Funds”) and RA Capital Management and entities affiliated with certain members of our board of directors, including Brenton Ahrens, Mark Chin, Patrick Heron, Ronald Hunt and Shahzad Malik, and former members of our board of directors, including James Healy and Robert Hopfner, and other investors (the "Private Placement"). The Private Placement closed on January 21, 2020.

The Exchangeable Notes were issued under an indenture, dated as of January 21, 2020, between Iterum Bermuda, the Guarantors and U.S. Bank National Association as trustee (the "Exchangeable Notes Indenture"). The summary of the Exchangeable Notes Indenture in this proxy statement does not purport to be complete and is qualified entirely by reference to the Exchangeable Notes Indenture, which was filed as Exhibit 4.1 in our Current Report on Form 8-K with the SEC on January 17, 2020.

The Exchangeable Notes are exchangeable, at Iterum Bermuda’s election, into cash, ordinary shares (or “physical settlement”), or a combination of ordinary shares and cash, at an initial exchange rate of 1,000 shares per $1,000 principal amount of Exchangeable Notes, which is equivalent to an initial exchange price of approximately $1.00 per ordinary share (the “Initial Exchange Rate”). If all holders of Exchangeable Notes issued pursuant to the Exchangeable Notes Indenture and the Securities Purchase Agreement were to exchange their notes and Iterum Bermuda elected to satisfy its exchange obligation by physical settlement, based on the Initial Exchange Rate, the Company would be required to issue approximately 51.6 million ordinary shares to the holders of Exchangeable Notes (not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). On the occurrence of certain events, the Exchangeable Notes Indenture requires us to increase the exchange rate, which would increase the number of ordinary shares deliverable on an exchange (for further information regarding the anti-dilution adjustment provisions set forth in the Exchangeable Note Indenture, please see the section titled “Proposal No. 8—Adjustment of Initial Exchange Rate”).

As required by our directors, including the directors affiliated with certain of the Private Placement Investors, we agreed to undertake an offering of subscription rights to purchase additional Units (the “Rights Offering”) on a pro rata basis to our other shareholders who did not participate in the Private Placement. To the extent any Exchangeable Notes are issued in the Rights Offering, the percentages set forth in this proxy statement representing the Company’s fully diluted share capital that would be issued to holders of Exchangeable Notes purchased in the Private Placement would be reduced.

Under Irish law, a company may only issue shares up to the maximum authorized share capital contained in the company's constitution. The Company is currently authorized to issue up to 50,000,000 ordinary shares, par value $0.01 each, of which 24,301,122 are currently unissued or unreserved and therefore available for issuance (taking into account ordinary shares reserved for the Rights Offering). The Company, therefore, does not  currently have sufficient authorized, but unissued or unreserved share capital to satisfy a full exchange (assuming physical settlement) of the Exchangeable Notes into ordinary shares.

In addition, under Irish law, directors of an Irish public limited company must have specific authority from shareholders to allot and issue any of the company’s shares (other than pursuant to employee equity compensation plans). Moreover, when the directors of an Irish public limited company determine that it is in the best interests of the company to issue shares for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right) unless the directors opt out of - i.e., "dis-apply" - the statutory pre-emption right under an authority conferred by the constitution of the company or approved by shareholders.

The Company's Constitution, adopted on May 30, 2018, authorized our board to allot and issue shares up to a maximum of our then existing authorized but unissued share capital and to opt out of the statutory pre-emption right. Accordingly, subject to Nasdaq and SEC rules and regulations, our board is currently authorized to issue 35,131,027 ordinary shares, without shareholder approval and is further authorized to issue those shares for cash without first being required to offer those shares to all of our shareholders on a pro-rata basis.

Information Related to the Private Placement

Subject to the terms of the Exchangeable Notes Indenture, on or after January 21, 2021, until the second scheduled trading day immediately preceding January 15, 2025, holders may exchange the Exchangeable Notes at any time. In addition, the Exchangeable Notes will be mandatorily exchangeable if, following January 21, 2021, and on or prior to January 1, 2025, (i) the U.S. Food and Drug Administration, or FDA, accepts for filing a new drug application by us or any of our affiliates for specified sulopenem products; (ii) we have at least $75 million of unrestricted cash, on a consolidated basis without including any net proceeds from sales of the securities to the Private Placement Investors and any other financing provided by such investors after January 21, 2020; and (iii) the daily volume-weighted average price of the ordinary shares has been at least $8.00 for 60 consecutive trading days.

Iterum Bermuda may at any time on or after the earliest of (i) the later of (x) the date on which certain ownership caps set forth in the Exchangeable Notes Indenture no longer apply, and (y) January 21, 2021, (ii) the consummation of a “fundamental change,” as defined in the Exchangeable Notes Indenture, and (iii) the date that the Company enters into a definitive agreement relating to a fundamental change, and, in each case, upon written consent of the holders of any outstanding senior debt, redeem for cash all or a portion of the Exchangeable Notes, at its option. The redemption price will be equal to (a) 115% of the principal amount of the Exchangeable Notes to be redeemed, if the redemption date occurs on or after the approval by the FDA of a new drug application by the Company for specified sulopenem products and there has been a commercial sale of such a product (collectively, the “Redemption Payment Event”), (b) 300% of the principal amount of the Exchangeable Notes to be redeemed, if the redemption date occurs prior to the Redemption Payment Event, or (c) if a change of control transaction is consummated prior to or within 120 days after the applicable redemption date, the greater of (x) 300% of the principal amount of the Exchangeable Note to be redeemed and (y) the consideration that the holder of the Exchangeable Note to be redeemed would have received in connection with such change of control transaction if the Exchangeable Note had been exchanged immediately prior thereto ((x) and (y) collectively, the “Change of Control Price”), plus, in each case, any accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a “fundamental change,” as defined in the Exchangeable Notes Indenture, prior to January 15, 2025, Exchangeable Note holders may require Iterum Bermuda to repurchase for cash all or any portion of their Exchangeable Notes at a fundamental change repurchase price equal to (i) the Change of Control Price, if the fundamental change is not a liquidation event, or (ii) 100% of the principal amount of the Exchangeable Notes to be repurchased, if the fundamental change is a liquidation event, plus, in each case, any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Exchangeable Notes Indenture contains customary terms and certain affirmative covenants, including that upon certain events of default occurring and continuing, either the Exchangeable Note trustee or the holders of at least 25% in aggregate principal amount of the outstanding Exchangeable Notes may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the Exchangeable Notes to be due and payable. In addition, the Exchangeable Notes Indenture contains negative covenants which, among other things and subject to specified exceptions, prohibit us, Iterum Bermuda, and our subsidiaries from (i) incurring any indebtedness that is not permitted by the Exchangeable Notes Indenture or amending the terms of any subordinated indebtedness, (ii) entering into strategic transactions or transferring any material assets, (iii) undergoing a change of control transaction (as defined in the Exchangeable Notes Indenture), other than a change of control transaction in which each holder of an outstanding Exchangeable Note receives cash consideration of at least 300% of the outstanding principal amount of such Exchangeable Note, (iv) amending or terminating the Company’s license agreement with Pfizer Inc., (v) acquiring other assets or businesses other than in the ordinary course of business or making any loans or other capital contributions or investments in any other person, (vi) entering into transactions with a significant shareholder (as defined in the Exchangeable Notes Indenture), and, in addition, prohibit the Company from redeeming or repurchasing any of its capital stock, in each case without first obtaining the consent of the holders representing at least sixty six and two third percent (66 2/3%) of the aggregate principal amount of Exchangeable Notes outstanding, which consent will be subject to a veto right of the holders of 30% of the outstanding Exchangeable Notes which must include Sarissa so long as Sarissa and its affiliates own at least 10% of the outstanding Exchangeable Notes.

In connection with the transactions contemplated by the Securities Purchase Agreement, we entered into the 2020 Investor Rights Agreement with the Private Placement Investors. Please see the section titled “Certain Relationships and Related Party Transactions—Participation in Private Placement” above for a description of the 2020 Investor Rights Agreement.

Specific Rationale for Proposing to Increase our Current Share Issuance Authorities

In order to enable the Company to have (i) sufficient authorized but unissued or unreserved share capital and authority for share issuances on a non-pre-emptive basis under Irish law and the rules of Nasdaq to satisfy the full exchange (assuming physical settlement) of all of the Exchangeable Notes based on the Initial Exchange Rate into ordinary shares of the Company, and (ii) future flexibility with respect to share issuances, we are seeking approval at this AGM:

(i) to increase our authorized ordinary share capital from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares (Proposal No. 4, the authorized share capital increase proposal);

(ii) to authorise the board to issue shares up to the authorized but unissued share capital following the passing of the authorized share capital increase proposal for a period of five years from the date of the approval (Proposal No. 5, the directors' allotment authority proposal);

(iii) to authorise the board to issue ordinary shares for cash pursuant to the authority conferred by the directors’ allotment authority proposal (if approved) on the basis that statutory pre-emption rights will not apply to such issuances (Proposal No. 6, the pre-emption rights dis-application proposal); and

(iv) following the passing of the additional share capital proposals (Proposal Nos. 4 to 6) to approve, in accordance with applicable rules of the Nasdaq Stock Market, the issuance by us of our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 issued pursuant to the Exchangeable Notes Indenture, dated as of January 21, 2020, among us, Iterum Bermuda, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association as trustee and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Bermuda, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein (Proposal No. 7, the share issuance proposal or the Nasdaq Shareholder Approval Rule).

If these approvals are not obtained, we will be limited to issuing a maximum of 24,301,122 ordinary shares on an exchange of the Exchangeable Notes (regardless of the exchange rate) with the excess being capable of cash settlement only. This could adversely affect our liquidity and/or we may not have sufficient cash available at that time to satisfy such cash settlement.

In addition, the additional share capital proposals will give us flexibility when it comes to future share issuances, including by way of capital raises. As a clinical stage company, we rely heavily on, and until such time that we successfully obtain regulatory approval of our product candidates and achieve substantial positive cash flows from the commercialization of any approved drug candidates, will continue to rely heavily on, access to the capital markets in order to fund our operations. Likewise, because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, the amounts of increased capital outlays and operating expenses associated with completing the development of our product candidates are inherently uncertain, as is the time horizon for which we expect to rely principally on access to the capital markets to fund the completion of our product candidate development efforts.

Specifically, our future capital requirements will depend on numerous factors, including, without limitation, the timing of initiation, progress, results and costs of our clinical trials; the results of our research and preclinical studies; the costs of clinical manufacturing and of establishing commercial manufacturing arrangements; the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; the costs and timing of capital asset purchases; our ability to establish research collaborations, strategic collaborations, licensing or other arrangements; the costs to satisfy our obligations under current and potential future collaborations; and the timing, receipt, and amount of revenues or royalties, if any, from any approved drug candidates.

We believe that the additional share capital proposals are in the best interests of our shareholders because, in addition to enabling us to satisfy a full exchange (assuming physical settlement) of the Exchangeable Notes based on the Initial Exchange Rate, the additional share capital proposals provide our board the flexibility, consistent with its fiduciary duties and subject to applicable shareholder approval requirements of Nasdaq and the SEC, to efficiently and cost-effectively access the capital markets without the competitive disadvantage and risks associated with seeking transaction-specific shareholder approvals. In addition, we believe that seeking the directors’ allotment authority proposal and the pre-emption rights dis-application proposal for an additional five years instead of seeking general re-approval of our share issuance authorities on a more frequent basis is in the best interests of our shareholders because (i) the term of the Exchangeable Notes is five years and (ii) seeking general re-approval of our share issuance authorities on a more frequent basis would subject us to the competitive disadvantage risk, particularly given the 75% vote threshold required to dis-apply the statutory pre-emption right. In particular, a single shareholder or small number of shareholders, including those with a short-term focus, could defeat a proposal to disapply the statutory pre-emption right given the high vote threshold to approve that dis-application, even if a substantial majority of our shareholders who are supportive of our business and long-term growth strategy vote to approve the dis-application of the statutory pre-emption right.

Limitations derived from Irish capital markets practice should not apply to Iterum

While not required by Irish law, we understand that it has become market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange to generally limit the share allotment and issuance authority to an amount equal to 33% of their issued share capital for a period of 12 to 18 months and to generally limit the dis-application of the statutory pre-emption right to only 5% of their issued share capital for a period of 12 to 18 months. While these limitations in size and duration on share issuance authorities are part of the corporate governance framework applicable to companies whose share capital is listed on Euronext Dublin or the London Stock Exchange (regardless of whether such companies are incorporated in Ireland or elsewhere), our shares are not, and never have been, listed on the Euronext Dublin or the London Stock Exchange, and we are not subject to Euronext Dublin or the London Stock Exchange share listing rules or corporate governance standards applicable to companies whose share capital is listed on Euronext Dublin or the London Stock Exchange.

We are required to seek shareholder approval for the additional share capital proposals because we are incorporated in Ireland. However, our ordinary shares are listed solely on the Nasdaq Global Market and as such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards and Nasdaq and SEC rules and regulations. We also believe that applying the standards and market practices of a market where our shares are not listed would be inappropriate and not in the best interests of our Company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our shares - the Nasdaq Global Market - which imposes its own restrictions on share issuances for the protection of shareholders.

Shareholder approval of the additional share capital proposals does not mean that our board would have no limits on future share issuances. To the contrary, Iterum is considered to be a U.S. domestic reporting company under SEC rules and is subject to the same shareholder approval rules with respect to share issuances as other U.S.-incorporated companies listed on the Nasdaq. For example, Nasdaq rules generally require shareholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire,  20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer and such ownership would be the largest ownership position of the issuer). Likewise, shareholder approval is required under the Nasdaq rules prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the company of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is the lower of (1) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares (as reflected on Nasdaq.com) for the five trading immediately preceding the signing of the binding agreement, which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance. Moreover, with limited exceptions, our board must also seek shareholder approval of equity compensation plans, including material revisions of such plans.

We understand that certain proxy advisory firms have in recent proxy seasons applied their United Kingdom and Ireland voting guidelines in formulating their voting recommendations on share issuance authorities proposals for Irish-incorporated U.S.-listed companies, meaning that they have applied or otherwise taken into account the market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange in formulating their voting recommendations on share issuance authorities proposals for Irish-incorporated companies, even if their shares are not listed on Euronext Dublin or the London Stock Exchange. For all of the reasons discussed above and below, we respectfully disagree with this approach.

We also understand that some Irish-incorporated companies that are listed solely on U.S. stock exchanges have followed the market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange with respect to their own share issuance authorities. However, those companies may have business and capital-raising needs and strategies that differ from ours or may have different approaches for creating shareholder value.

PROPOSAL NO. 4—AUTHORIZED SHARE CAPITAL INCREASE

Overview

Under Irish law, an Irish public limited company must have a maximum authorized share capital. Shareholder approval is required to increase the authorized share capital of an Irish public limited company. Under the current Constitution of the Company, which came into effect on May 30, 2018, the authorized share capital of the Company is $1,500,000, divided into 50,000,000 ordinary shares and 100,000,000 preferred shares, par value $0.01 per share. There are currently 24,301,122 ordinary shares unissued or unreserved and therefore available for issuance (taking into account ordinary shares reserved for the Rights Offering).

Based on the Initial Exchange Rate and assuming physical settlement, the Exchangeable Notes issued pursuant to the Exchangeable Notes Indenture and Securities Purchase Agreement, on full exchange of all of them, would exchange into  approximately 51.6 million ordinary shares (not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). The Exchangeable Notes Indenture requires us to increase the exchange rate on certain events, which would increase the number of ordinary shares deliverable on an exchange. See the section titled “Proposal No. 8—Adjustment of Initial Exchange Rate” below for a summary of the anti-dilution adjustment provisions set forth in the Exchangeable Notes Indenture. The Company, therefore, does not currently have sufficient authorized, but unissued or unreserved share capital to satisfy a full exchange of the Exchangeable Notes into ordinary shares of the Company.

In order to enable the Company to have sufficient authorized, but unissued or unreserved share capital available for share issuances in order to satisfy a full exchange (assuming physical settlement) of the Exchangeable Notes into ordinary shares of the Company at the Initial Exchange Rate and to have future flexibility with respect to share issuances, we are seeking approval at this AGM to increase our authorized ordinary share capital from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares.

The authorized share capital increase proposal (Proposal No. 4) is fundamental to our business and capital management because the Company needs to maintain a greater reserve of authorized but unissued ordinary shares (a) in order to satisfy a full exchange (assuming physical settlement) of the Exchangeable Notes into ordinary shares of the Company based on the Initial Exchange Rate; (b) in order to operate its equity compensation plans and (c) for general corporate purposes. The additional shares would be used in connection with any exchange of the Exchangeable Notes into ordinary shares of the Company to the extent we elect physical settlement pursuant to the Exchangeable Notes Indenture and may be used for various other purposes with or without further shareholder approval, including: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; and expanding our business or product pipeline through the acquisition of other businesses or products. We have been using the net proceeds of approximately $47.0 million from the Private Placement to fund the continued clinical development of sulopenem and the management of regulatory filings, and for working capital and general corporate purposes.

Certain Effects of the Proposal

If the authorized share capital increase proposal (Proposal No. 4) is not approved by our shareholders, we will be limited to issuing 24,301,122 ordinary shares on exchange of the Exchangeable Notes (regardless of the exchange rate) with the excess being capable of cash settlement only. This could adversely affect our liquidity and/or we may not have sufficient cash available at that time to satisfy such cash settlement.  In addition, going forward, the Company's financing options may be limited by the lack of sufficient unissued and unreserved authorized ordinary shares, and shareholder value may be harmed by this limitation.

We believe our future success depends upon our ability to attract, retain and motivate highly-skilled commercial, regulatory, business development and managerial employees, and if the authorized share capital increase proposal (Proposal No. 4) is not approved by our shareholders, the lack of sufficient unissued and unreserved authorized ordinary shares to provide future equity incentive opportunities as the compensation committee of the board deems appropriate could adversely impact our ability to achieve these goals. In short, if our shareholders do not approve the authorized share capital increase proposal (Proposal No. 4), we may not be able to access the capital markets, complete strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success without further shareholder approval.

Approval of the authorized share capital increase proposal (Proposal No. 4) and the issuance of any additional ordinary shares would not in and of itself affect the rights of the holders of our currently issued ordinary shares, except for, with respect to the issuance of additional shares, effects incidental to increasing the number of ordinary shares in issue, such as dilution of the earnings per share and voting rights of current holders of ordinary shares.

We have agreed in the Securities Purchase Agreement to use commercially reasonable efforts to obtain the shareholder approval described above and to call a meeting of our shareholders no later than June 10, 2020 for such purpose. In the event Proposal No. 4 is not approved, we may solicit such shareholder approvals at a future annual or extraordinary meeting of our shareholders.

If the authorized share capital increase proposal (Proposal No. 4) is approved by our shareholders, we will reserve approximately 51.6 million ordinary shares for issuance pursuant to the terms of the Exchangeable Notes.

Required Vote

Under Irish law, the resolution in respect of the authorized share capital increase proposal (Proposal No. 4) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast at the AGM.

The text of the resolution in respect of the authorized share capital increase proposal is as follows:

“THAT the authorized share capital of the Company be and is hereby increased from $1,500,000 divided into 50,000,000 ordinary shares of US$0.01 each and 100,000,000 preferred shares of US$0.01 each to $2,500,000 divided into 150,000,000 ordinary shares of US$0.01 each and 100,000,000 preferred shares of US$0.01 each.”

Pre-emptive Rights

Provided that the pre-emption rights dis-application proposal (Proposal No. 6) is approved, the Company's shareholders will not have pre-emptive rights in connection with the shares being created pursuant to the authorized share capital increase proposal.

Dissenters’ Rights

No dissenters’ rights are available to the Company's shareholders in connection with the ordinary shares being created pursuant to the authorized share capital increase proposal (Proposal No. 4).

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE AUTHORIZED SHARE CAPITAL INCREASE PROPOSAL (PROPOSAL NO. 4) IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZED SHARE CAPITAL INCREASE PROPOSAL.

PROPOSAL NO. 5—DIRECTORS’ ALLOTMENT AUTHORITY

This resolution proposes, subject to and conditional upon the approval by the Company’s shareholders of the authorized share capital increase proposal (Proposal No. 4), to provide the board with the requisite authority to allot and issue shares up to the authorized but unissued share capital of the Company as increased by the authorized share capital increase proposal (Proposal No. 4).

Overview

Under Irish law, directors of an Irish public limited company must have specific authority from shareholders to issue any shares, warrants, convertible instruments or options, even if such shares are part of the company’s authorized but unissued share capital. Our Constitution, which came into effect on May 30, 2018, currently authorises the board to allot and issue new shares without shareholder approval up to the amount of the Company’s existing authorized but unissued share capital.

This authority of our board to allot and issue shares has been in place since the Company adopted its Constitution on May 30, 2018. Under Irish law, this authority may be granted for a maximum period of five years, at which point it lapses unless renewed by our shareholders. Therefore, our board’s current authority to allot and issue shares is due to expire on May 30, 2023.

To ensure that the board continues to have full authority to issue shares, warrants, convertible instruments or options following the authorized share capital increase proposal (Proposal No. 4), we are proposing that shareholders renew our board's authority to allot and issue shares up to the amount of the Company’s authorized but unissued share capital following the passing of the authorized share capital increase proposal (Proposal No. 4) for an additional five-year period to expire on June 10, 2025 (or such date that is five years after the date shareholders approve this Proposal No. 5).

The provision of this authority is fundamental to our business and capital management because it enables us to issue shares on an exchange (assuming physical settlement) of the Exchangeable Notes based on the Initial Exchange Rate and also for general corporate purposes. Approval of the directors’ allotment authority proposal should provide the board with continued flexibility to issue shares up to the maximum of our authorized but unissued share capital, subject to applicable shareholder approval and other requirements of the SEC and Nasdaq. The renewed authority would apply to the issuance of shares and other securities convertible into or exercisable or exchangeable for our shares.

Approval of this authority would not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations.

In addition, we follow U.S. capital markets and governance standards to the extent permitted by Irish law and emphasize that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the Nasdaq with which we compete.

Certain Effects of the Proposal

If shareholders do not approve the directors’ allotment authority proposal (Proposal No. 5), the board's existing authority to allot and issue shares up to the amount of the Company’s existing authorized but unissued share capital will continue to apply until May 30, 2023. This would limit us to issuing 24,301,122 ordinary shares on exchange of the Exchangeable Notes (regardless of the exchange rate) with the excess being capable of cash settlement only. This could adversely affect our liquidity and/or we may not have sufficient cash available at that time to satisfy such cash settlement. In addition, we would have no flexibility for any future share issuances (other than pursuant to employee equity compensation plans), including equity or equity-linked capital raises.

We have agreed in the Securities Purchase Agreement to use commercially reasonable efforts to obtain the shareholder approval described above and to call a meeting of our shareholders no later than June 10, 2020 for such purpose. In the event Proposal No. 5 is not approved, we may solicit such shareholder approvals at a future annual or extraordinary meeting of our shareholders.

The approval of the directors’ allotment authority proposal (Proposal No. 5) will become effective only if the authorized share capital increase proposal (Proposal No. 4) is approved by the Company's shareholders.

Required Vote

Under Irish law, the resolution in respect of the directors’ allotment authority proposal (Proposal No. 5) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast at the AGM.

The text of the resolution in respect of the directors’ allotment authority proposal is as follows:

“THAT, without limitation to the authority contained in Article 7.1 of the Company's Articles of Association and subject to and conditional upon the approval by the Company's shareholders of the authorized share capital increase proposal (Proposal No. 4 as set out in the proxy statement for this Annual General Meeting), the Company's directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021 of the Irish Companies Act 2014 to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021 of the Irish Companies Act 2014) up to the amount of the Company’s authorized but unissued share capital immediately following the passing of the authorized share capital increase proposal provided that this authority shall expire on June 10, 2025 and provided that the Company may, before such expiry, make an offer or agreement which would or might require relevant securities to be allotted or issued after such expiry and the directors may allot or issue relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE DIRECTORS' ALLOTMENT AUTHORITY PROPOSAL (PROPOSAL NO. 5) IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE DIRECTORS' ALLOTMENT AUTHORITY PROPOSAL.

PROPOSAL NO. 6—PRE-EMPTION RIGHTS DIS-APPLICATION

This resolution proposes, subject to and conditional upon the approval by the Company’s shareholders of the directors’ allotment authority proposal (Proposal No. 5), to empower the board to allot the authorized but unissued share capital of the Company as increased by the authorized share capital increase proposal (Proposal No. 4) for cash otherwise than in accordance with the statutory pre-emption right under the Irish Companies Act 2014.

Overview

Under Irish law, unless otherwise authorized by shareholders, when an Irish public limited company issues shares for cash (including rights to subscribe for or otherwise acquire any shares) to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). The statutory pre-emption right, if not dis-applied, affords existing shareholders the right to purchase any new shares that we propose to issue for cash in order to maintain their proportionate ownership interests in Iterum following the issuance of those shares. Our Constitution, which came into effect on May 30, 2018, currently authorises the board to issue new shares for cash, up to a maximum of our existing authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emption right.

This authority of our board to opt out of the statutory pre-emption right has been in place since the Company adopted its Constitution on May 30, 2018. Under Irish law, this authority may be granted for a maximum period of five years, at which point it will lapse unless renewed by our shareholders. Therefore, our board’s current authority to opt out of the pre-emption right is due to expire on May 30, 2023.

The pre-emption rights dis-application proposal (Proposal No. 6) provides that for a period expiring five years from the date of the approval of the pre-emption rights dis-application proposal, our board would be empowered to issue ordinary shares for cash pursuant to the authority conferred by the directors’ allotment authority proposal (Proposal No. 5) (if approved) up to the authorized but unissued share capital of the Company as increased by the authorized share capital increase proposal (Proposal No. 4) (if approved) on the basis that statutory pre-emption rights under the Irish Companies Act 2014 will not apply to such issuances. This will enable the Company to issue shares on a full exchange (assuming physical settlement) of the Exchangeable Notes based on the Initial Exchange Rate and should also provide for future flexibility for other share issuances, including pursuant to a capital raise.

The Company’s ordinary shares are not listed on Euronext Dublin nor on the London Stock Exchange. The Company follows U.S. capital markets practices (to the extent permitted by Irish law) and the governance standards of the Nasdaq. The opt-out authorization sought in this pre-emption rights dis-application proposal is required as a matter of Irish law and is not otherwise required for many companies with which we compete. Moreover, shareholders of Irish-incorporated public companies routinely approve an opt-out of the statutory pre-emption rights. Receipt of this authority would merely place us on par with other Nasdaq-listed companies, which may not be subject to a similar statutory pre-emption right. The authority sought in this proposal is fundamental to our business and capital management initiatives because it facilitates our ability to issue equity, including, when appropriate, in connection with capital-raising activities.

Approval of this authority would not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations.

Certain Effects of the Proposal

If our shareholders do not approve the pre-emption rights dis-application proposal (Proposal No. 6), the board's existing authority to opt out of the statutory pre-emption right up to the amount of the Company's existing authorized but unissued share capital will continue to apply until May 30, 2023. This would limit us to issuing 24,301,122 ordinary shares on exchange of the Exchangeable Notes (regardless of the exchange rate) with the excess being capable of cash settlement only. In addition, any additional authorized but unissued shares created under the authorized share capital increase proposal (Proposal No. 4) that we propose to issue for cash, we would generally first have to offer those shares to all of our existing shareholders on the same or more favorable terms pro-rata to the existing shareholders. As a result of this limitation, in any capital raising transaction where we propose to issue shares for cash consideration, we would be required to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such a cash financing transaction, thus potentially limiting our ability to advance the development of our product candidates and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.

The statutory pre-emption right applies only to share issuances for cash consideration; accordingly, it does not apply where we issue shares for non-cash consideration (such as in a share exchange transaction or in any transaction in which property other than cash is received by us in payment for shares) or where we issue shares pursuant to our employee equity compensation plans.

We have agreed in the Securities Purchase Agreement to use commercially reasonable efforts to obtain the shareholder approval described above and to call a meeting of our shareholders no later than June 10, 2020 for such purpose. In the event Proposal No. 6 is not approved, we may solicit such shareholder approvals at a future annual or extraordinary meeting of our shareholders.

The approval of the pre-emption rights dis-application proposal (Proposal No. 6) will become effective only if the authorized share capital increase proposal (Proposal No. 4) and the directors’ allotment authority proposal (Proposal No. 5) are approved by the Company's shareholders. Therefore, unless shareholders approve Proposal No. 4 and Proposal No. 5, this Proposal No. 6 will fail and not be implemented, even if shareholders approve this Proposal No. 6.

Required Vote

Under Irish law the resolution in respect of the pre-emption rights dis-application proposal (Proposal No. 6) is a special resolution that requires the affirmative vote of not less than 75% of the votes cast in person or by proxy at the AGM (including any adjournment thereof) in order to be approved.

The text of the resolution in respect of this proposal is as follows:

“THAT, without limitation to the authority contained in Article 7.2 of the Company's Articles of Association and subject to and conditional upon the approval by the Company's shareholders of the directors’ allotment authority proposal (Proposal No. 5 as set out in the proxy statement for this Annual General Meeting), the Company's directors be and are, with effect from the passing of this resolution, hereby empowered pursuant to section 1023 of the Irish Companies Act 2014 to allot equity securities within the meaning of the said section 1023 for cash pursuant to the authority conferred by the directors’ allotment authority proposal up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company immediately following the passing of the authorized share capital increase proposal (Proposal No. 4 as set out in the proxy statement for this Annual General Meeting) as if section 1022 of the Irish Companies Act 2014 did not apply to any such allotment provided that this authority shall expire on June 10, 2025 and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Company's directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.”

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PRE-EMPTION RIGHTS DIS-APPLICATION PROPOSAL (PROPOSAL NO. 6) IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE PRE-EMPTION RIGHTS DIS-APPLICATION PROPOSAL.

PROPOSAL NO. 7—APPROVAL OF ISSUANCE OF ORDINARY SHARES PURSUANT TO THE LISTING RULES OF THE NASDAQ STOCK MARKET

This resolution proposes, subject to and conditional upon the approval by the Company’s shareholders of the authorized share capital increase (Proposal No. 4), the directors’ allotment authority proposal (Proposal No. 5), and the pre-emption rights dis-application proposal (Proposal No. 6), to approve, in accordance with applicable rules of the Nasdaq Stock Market, the issuance by us of our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 issued pursuant to the Exchangeable Notes Indenture dated January 21, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association as trustee and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein.

Overview

As previously disclosed, on January 21, 2020, certain investors purchased Units in the Private Placement pursuant to the Securities Purchase Agreement. Each Unit consisted of $1,000 principal amount of Exchangeable Notes and 50 Royalty-Linked Notes. Subject to satisfaction of certain conditions and during the periods described in the Exchangeable Notes Indenture, the Exchangeable Notes may be exchanged at the Initial Exchange Rate, which is equivalent to an initial exchange price of approximately $1.00 per ordinary share. The Exchangeable Notes will be exchangeable, at Iterum Bermuda’s election, into cash, physical settlement or a combination of cash and ordinary shares.

The Securities Purchase Agreement and Exchangeable Notes Indenture limit the number of ordinary shares that we can issue upon exchange of the Exchangeable Notes to holders of the Exchangeable Notes. Unless we obtain the necessary shareholder approval, the  Exchangeable Notes issued to the Private Placement Investors will not be exchangeable for ordinary shares to the extent that, upon exchange, (i) the number of ordinary shares then beneficially owned by the holder would exceed 19.99% of the total number of ordinary shares issued and outstanding, (ii) the shares issued, when aggregated with any other ordinary shares beneficially owned by the holder, would otherwise result in a “change of control” of the Company (as described below) or (iii) the shares issued, together with all other ordinary shares issuable upon exchange of the Exchangeable Notes issued to the investors, would exceed 19.99% of the issued and outstanding ordinary shares immediately prior to the issuance of the Exchangeable Notes to the investors (clauses (i)-(iii) together, the “Aggregate Ownership Cap”).

If all holders of the Exchangeable Notes were to exchange their notes and Iterum Bermuda elected to satisfy its exchange obligation by physical settlement based on the Initial Exchange Rate, the Company would be required to issue approximately 51,588,000 ordinary shares to the holders of Exchangeable Notes, which would as of May 04, 2020 represent approximately 77.7% of the fully diluted share capital of the Company (excluding any ordinary shares that are issuable upon exercise, conversion or exchange of outstanding options, warrants or other securities or reserved under any equity plan maintained by Iterum or reserved for exchange of any Exchangeable Notes issued pursuant to the Rights Offering, collectively, the “Excluded Securities”, and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). If on the exchange of the Exchangeable Notes issued to Sarissa, Iterum Bermuda satisfies its exchange obligation by physical settlement, based on the Initial Exchange Rate, the Company would be required to issue approximately 15,000,000 ordinary shares to Sarissa, which would as of May 04, 2020 represent approximately 22.5% of the fully diluted share capital of the Company (assuming a full exchange of all outstanding Exchangeable Notes but excluding the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). If only the Exchangeable Notes held by Sarissa were exchanged and the remaining noteholders chose not to exchange their Exchangeable Notes, 15,000,000 ordinary shares would as of May 04, 2020 represent approximately 50.2% of the issued share capital of the Company (excluding the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). The final number of ordinary shares issuable in exchange for the Exchangeable Notes will depend on the exchange rate at the time of exchange, which may be adjusted pursuant to the terms of the

Exchangeable Notes Indenture, in addition to the amount of accrued and unpaid interest due upon exchange and the extent to which  Iterum Bermuda elects physical settlement. A summary description of the Exchangeable Notes and Exchangeable Notes Indenture is contained in the section titled “Background Discussion on Proposal Nos. 4 to 7” above. For further information regarding the anti-dilution adjustment provisions set forth in the Exchangeable Notes Indenture, see the section titled “Proposal No. 8—Adjustment of Initial Exchange Rate” below.

The Nasdaq Shareholder Approval Rule

Our ordinary shares are listed on the Nasdaq Global Market and, as such, we are subject to the Nasdaq Listing Rules. As noted above, the Exchangeable Notes Indenture and Securities Purchase Agreement restrict the number of shares that we may issue to holders of Exchangeable Notes to the Aggregate Ownership Cap. Because the total number of shares issuable by us in connection with settlement of potential future exchanges cannot exceed the Aggregate Ownership Cap without shareholder approval pursuant to the terms of the Securities Purchase Agreement and Exchangeable Notes Indenture, we were not required to seek shareholder approval in connection with the issuance of Exchangeable Notes in connection with the closing of the Private Placement. However, we can remove this Aggregate Ownership Cap by obtaining shareholder approval in compliance with the applicable Listing Rules of the Nasdaq Stock Market and we are therefore requesting shareholder approval for Proposal No. 7 to enable us to allot and issue ordinary shares in connection with the potential future exchange in full of the Exchangeable Notes.

•

The Nasdaq “Change in Control” Rule. Nasdaq Listing Rule 5635(b) requires shareholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire, at least 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer and such ownership would be the largest ownership position of the issuer). Shareholders should note that a “change of control” as described under Rule 5635(b) applies only with respect to the application of such rule, and does not constitute a “change of control” for purposes of the Irish law, our organizational documents, or any other purpose.

•

The Nasdaq 20% Rule. Nasdaq Listing Rule 5635(d) requires shareholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the company of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is the lower of (1) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement, which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance.

We refer to Nasdaq Listing Rules 5635(b) and (d) collectively herein as the “Nasdaq Shareholder Approval Rule.” We are seeking shareholder approval for the issuance of our ordinary shares in connection with the potential future exchange in full of the Exchangeable Notes issued pursuant to the Exchangeable Notes Indenture and Securities Purchase Agreement.

Shareholder approval of this Proposal No. 7 will constitute shareholder approval for purposes of Nasdaq Listing Rules 5635(b) and (d).

Pursuant to the Securities Purchase Agreement, we agreed to seek shareholder approval (i) as may be required by the applicable rules and regulations of the Nasdaq Stock Market to permit the issuance of ordinary shares issuable in connection with the exchange of all Exchangeable Notes, (ii) to increase the authorized number of our ordinary shares under our Constitution to permit the issuance of ordinary shares issuable in connection with the exchange of all Exchangeable Notes and (iii) as may be required under Irish Takeover Rules to facilitate the issuance of ordinary shares without triggering a requirement for a mandatory offer under Irish Takeover Rules.

Pursuant to the Securities Purchase Agreement, each Private Placement Investor, subject to specified exceptions, has agreed to vote all ordinary shares (other than any ordinary shares issued upon the exchange of any Exchangeable Note)

that are owned beneficially or of record by such investor in favor of the shareholder approvals set forth above, including this Proposal No. 7.

Certain Effects of the Proposal

If we do not obtain shareholder approval of Proposal No. 7 to issue our ordinary shares in settlement of the potential future exchange of Exchangeable Notes, we would not be able to settle exchanges of  Exchangeable Notes beyond the Aggregate Ownership Cap with ordinary shares and would be required to settle them in cash. For a description of the Aggregate Ownership Cap, see the section titled “Proposal No. 7—Overview.”

We have agreed in the Securities Purchase Agreement to use commercially reasonable efforts to obtain the shareholder approvals described above and to call a meeting of our shareholders no later than June 10, 2020 for such purpose. In the event Proposal No. 7 is not approved, we may solicit such shareholder approvals at a future annual or extraordinary meeting of our shareholders.

If shareholder approval of Proposal No. 7 is obtained to issue ordinary shares in settlement of the potential future exchange of Exchangeable Notes and (i) assuming all $51.6 million of Exchangeable Notes were exchanged and we elected to settle all such exchanges in ordinary shares and (ii) further assuming that the Initial Exchange Rate applies, then we would issue to the holders of Exchangeable Notes an aggregate of 51,588,000 ordinary shares, or approximately 77.7% of our outstanding shares as of May 04, 2020 (excluding the Excluded Securities and not taking into account additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). The actual number of ordinary shares that may become issuable is subject to anti-dilution adjustments, including weighted-average anti-dilution protections and other anti-dilution protections, as set forth in the Exchangeable Notes Indenture, in addition to the amount of accrued but unpaid interest due upon exchange and the extent to which Iterum Bermuda elects physical settlement.

While we believe that having the ability to settle exchanges of Exchangeable Notes in ordinary shares offers benefits to us and our shareholders, including conservation of cash, the settlement of exchanges of Exchangeable Notes in ordinary shares may cause substantial dilution to the equity interest of our shareholders at the time of any such issuance and would decrease our ability to utilize our ordinary shares in connection with other transactions.

Required Vote

Under Irish law, the resolution in respect of the Nasdaq Shareholder Approval Rule (Proposal No. 7) is an ordinary resolution that requires the affirmative vote of a majority of the votes cast at the AGM.

The text of the resolution in respect of the Nasdaq Shareholder Approval Rule is as follows:

“THAT, subject to and conditional upon the approval by the Company's shareholders of the authorized share capital increase proposal (Proposal No. 4 as set out in the proxy statement for this Annual General Meeting), the directors’ allotment authority proposal (Proposal No. 5 as set out in the proxy statement for this Annual General Meeting), and the pre-emption rights dis-application proposal (Proposal No. 6 as set out in the proxy statement for this Annual General Meeting) the Company is, with effect from the passing of this resolution, hereby generally and unconditionally authorized to issue our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 issued pursuant to the Exchangeable Notes Indenture, dated as of January 21, 2020 among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association as trustee and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein.”

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE NASDAQ SHAREHOLDER RULE APPROVAL PROPOSAL (PROPOSAL NO. 7) IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE NASDAQ SHAREHOLDER RULE APPROVAL PROPOSAL.

PROPOSAL NO. 8 – RUle 9 Waiver

Davy Corporate Finance, which is regulated in Ireland by the Central Bank of Ireland, is acting as financial adviser to the Company for the purposes of Rule 3 of the Irish Takeover Rules in respect of Proposal No. 8 described in this proxy statement and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to clients of Davy Corporate Finance, or for providing advice in relation thereto.

Background to the Proposals

Under Rule 9 of the Irish Takeover Rules, when any person or persons acting in concert, acquire 30% or more of the voting share capital of a company which is subject to the Irish Takeover Rules, such person or, in the case of persons acting in concert, such one or more of those persons as the Irish Takeover Panel shall direct, would normally be required to extend a general offer to all the other shareholders in the company to purchase their shares, unless that obligation has been waived by the Irish Takeover Panel.

Similarly, under Rule 9 of the Irish Takeover Rules, if any person, or persons acting in concert, hold securities representing 30% or more (but less than 50%) of the voting share capital of a company which is subject to the Irish Takeover Rules, acquire within any twelve-month period additional securities representing more than 0.05% of the total voting share capital in that company, then such person, or in the case of persons acting in concert, such one or more persons as the Irish Takeover Panel may direct, will be obliged to extend a general offer to all the other shareholders in the company to purchase their shares, unless that obligation has been waived by the Irish Takeover Panel.

An offer under Rule 9 must be in cash and must be at the highest price paid by the person required to make the offer, or any person acting in concert with him, for a share of the company in question during the 12 months prior to the announcement of the offer.

Under the Irish Takeover Rules, a person, or group of persons acting in concert, holding securities conferring more than 49.95% of the voting rights in a company could be permitted by the Irish Takeover Panel (and in the case of a single holder, would be permitted under the Irish Takeover Rules) to increase their holding of securities without incurring any further obligations under Rule 9 to make a mandatory offer.

Sarissa Exchangeable Notes

On January 21, 2020, certain Sarissa Funds were issued 15,000 Exchangeable Notes in the Private Placement pursuant to the Exchangeable Notes Indenture and Securities Purchase Agreement. A summary description of the Exchangeable Notes is set out in “Background Discussion on Proposal Nos. 4 to 7” above. The Sarissa Funds are considered to be acting in concert for the purposes of the Irish Takeover Rules. If on the exchange of the Exchangeable Notes held by Sarissa, Iterum Bermuda satisfies its exchange obligation by physical settlement, based on the Initial Exchange Rate, the Company would be required to issue approximately 15,000,000 ordinary shares to Sarissa, which would as of May 04, 2020 represent approximately 22.5% of the fully diluted issued share capital of the Company (assuming a full exchange of all outstanding Exchangeable Notes but excluding the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). If only the Exchangeable Notes held by Sarissa were exchanged at the Initial Exchange Rate and the remaining noteholders chose for some reason not to exchange their Exchangeable Notes, 15,000,000 ordinary shares would represent as of May 04, 2020 approximately 50.2% of the issued share capital of the Company (excluding the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes), however our current expectation is that if the conditions are favorable for an exchange, other holders would exchange their Exchangeable Notes. The final number of ordinary shares issuable to Sarissa pursuant to the Exchangeable Notes will depend on the exchange rate at the time of exchange which may be adjusted pursuant to the terms of the Exchangeable Notes Indenture in addition to the amount of accrued and unpaid interest due upon exchange. We have set out below a description of the various events which would give rise to an adjustment of the Initial Exchange Rate ("Adjustment Events") (see the section titled “Adjustment of Initial Exchange Rate” below). These Adjustment Events are all largely within the control of the Company and the Company currently has no intention of pursing any such actions.

Although an increase in the Initial Exchange Rate is not currently envisaged, if it was adjusted upwards by virtue of the Company pursuing an Adjustment Event, there is a possibility that on a physical settlement of the Exchangeable Notes held by Sarissa, the exchange may result in the Company issuing Sarissa ordinary shares equal to or greater than 30% of the Company's then issued voting share capital. We have set out below some examples of how various Adjustment Events might affect Sarissa's shareholding in the Company (see the section titled “Sarissa's Potential Holdings on an Exchange” below). Equally, even at the Initial Exchange Rate, if Sarissa was the only holder of Exchangeable Notes to exchange, such an exchange may result in the Company issuing Sarissa ordinary shares equal to or greater than 30% of the Company's issued voting share capital. In both scenarios, this would mean that on such an exchange, Sarissa would be required to make a mandatory offer under Rule 9 of the Irish Takeover Rules, unless these requirements are waived by the Irish Takeover Panel. The Company agreed to assist Sarissa in seeking a waiver from the Rule 9 requirements in respect of an exchange of the Exchangeable Notes held by Sarissa as one of the terms to Sarissa's participation in the Private Placement in order to give Sarissa and the Company some certainty with respect to the application of the Irish Takeover Rules to Sarissa's investment.

Panel Waiver

By letter dated April 24, 2020 to A&L Goodbody (the Company’s Irish counsel) and Matheson (Sarissa's Irish counsel) the Irish Takeover Panel agreed to waive the obligation of Sarissa to make a general offer that may otherwise arise solely as a result of an exchange of the Exchangeable Notes held by Sarissa resulting in the issuance of up to such number of ordinary shares as would amount to 60% of the issued ordinary shares of the Company (the "Maximum Potential Issuance"), subject to the following conditions:

a)

the passing of a resolution, on a poll, by the Company’s Independent Shareholders (being all of the Company's existing shareholders, as discussed below) to approve the Maximum Potential Issuance to Sarissa as a result of the exchange of the Exchangeable Notes held by Sarissa (Proposal No. 8); and

b)

the approval by the Irish Takeover Panel of a circular to shareholders which should comply with the Whitewash Guidance Note in the Irish Takeover Rules.  This document has been so approved (in this respect only) by the Irish Takeover Panel.

As the Adjustment Events are largely within the control of the Company (and might otherwise dilute Sarissa's investment without any limit), the Maximum Potential Issuance was set at 60% to give Sarissa as much certainty and protection as possible with regards to the application of the Irish Takeover Rules to its investment. As previously noted however, based on the Initial Exchange Rate, the Exchangeable Notes held by Sarissa would convert into only approximately 22.5% of the fully diluted issued share capital of the Company (based on the Company’s issued ordinary share capital of 14,868,973 shares as of May 04, 2020, assuming a full exchange of all outstanding Exchangeable Notes but excluding the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). In addition, the Company currently has no intention of taking any action which might constitute an Adjustment Event. Shareholders should note that in the event that Sarissa did acquire more than 49.95% of the Company's voting rights on an exchange of the Exchangeable Notes held by Sarissa, Sarissa could be permitted by the Irish Takeover Rules (and if the Sarissa Funds were deemed to be a single holder under the Irish Takeover Rules, would be permitted) to increase its holding of securities in the Company without incurring any further obligations under Rule 9 of the Irish Takeover Rules to make a mandatory offer for all of the Company's shares. In addition, in the event that Sarissa acquired 50% or more of the Company's voting rights, as the majority shareholder, Sarissa would have significant influence over the Company including the power to appoint and remove directors.

Independent Shareholders

The approval referred to in paragraph (a) in "Panel Waiver" above is a simple majority approval of the Independent Shareholders. Pursuant to the terms of the Securities Purchase Agreement, each of Advent Life Sciences LLP, Advent Life Sciences Fund II LP, Arix Bioscience Holdings Limited, Canaan X L.P., Frazier Healthcare VII, L.P., Frazier Healthcare VII-A, L.P., New Leaf Ventures III, L.P., New Leaf Biopharma Opportunities II, L.P., Sofinnova Venture Partners IX, L.P., Domain Partners IX, L.P. and Pivotal bioVenture Partners Fund I, LP (together, the "Existing Investors") committed to the Company that they would vote their shares in the Company in favor of Proposal No. 8.

The Existing Investors currently hold approximately 66% of the issued shares of the Company. Notwithstanding this commitment, the Irish Takeover Panel confirmed that the Existing Investors should be permitted to vote on Proposal No. 8 and therefore all shareholders of the Company are entitled to vote on Proposal No. 8.

Adjustment of Initial Exchange Rate

Pursuant to the terms of the Exchangeable Notes Indenture, the Initial Exchange Rate will be adjusted as described below, except that the Company will not make any adjustments to the Initial Exchange Rate if holders of the Exchangeable Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the ordinary shares and solely as a result of holding the Exchangeable Notes, in any of the transactions described below without having to exchange their Exchangeable Notes as if they held a number of ordinary shares equal to the exchange rate, multiplied by the principal of and accrued but unpaid interest on the Exchangeable Notes held by such holder.

(1) Dividend, Distribution, Share Split or Share Combination

If the Company issues ordinary shares as a dividend or distribution on ordinary shares, or if the Company effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0	=

the exchange rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=

the number of ordinary shares outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of ordinary shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding ordinary shares are not split or combined, as the case may be, the exchange rate shall be immediately readjusted, effective as of the date the Company’s board of directors or a committee thereof determines not to pay such dividend or distribution, or not to split or combine the outstanding ordinary shares, as the case may be, to the exchange rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

(2) Issuance of Rights, Options or Warrants

If the Company issues to all or substantially all holders of the ordinary shares any rights, options or warrants (other than the Rights Offering) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase ordinary shares at a price per share that is less than the average of the last reported sale prices of the ordinary shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the exchange rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of ordinary shares outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of ordinary shares issuable pursuant to such rights, options or warrants; and

Y	=

the number of ordinary shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale price of the ordinary shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that ordinary shares are not delivered after the expiration of such rights, options or warrants, the exchange rate will be decreased to the exchange rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of ordinary shares actually delivered. If such rights, options or warrants are not so issued, the exchange rate will be decreased to the exchange rate that would then be in effect if such ex-dividend date for such issuance had not occurred. For clarity, if the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made (other than with respect to the Company's right to readjust the exchange rate).

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of ordinary shares to subscribe for or purchase ordinary shares at less than such average of the last reported sale prices per ordinary share for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such ordinary shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s board of directors or a committee thereof in good faith.

(3) Distribution of Shares of Capital Stock and Other Assets

If the Company distributes shares of its capital stock, evidences of the Company's indebtedness, other assets or property of the Company or rights, options or warrants to subscribe for, purchase or otherwise acquire the Company’s capital stock or other securities of the Company, to all or substantially all holders of the ordinary shares, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•	distributions of reference property in a transaction described in “—Recapitalizations, Reclassifications, and Changes of the ordinary shares" in the Exchangeable Notes Indenture;
•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; and
•	the Rights Offering,

then the exchange rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the exchange rate in effect immediately after the open of business on such ex-dividend date;

SP0	=

the average of the last reported sale prices of the ordinary shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=

the fair market value (as determined by the Company’s board of directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding ordinary share on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the exchange rate shall be decreased to be the exchange rate that would then be in effect if such distribution had not been declared. For clarity, if the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made (other than with respect to the Company's right to readjust the exchange rate).

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note would receive, in respect of each $1,000 of principal of and accrued but unpaid interest on the notes held by such holder, at the same time and upon the same terms as holders of the ordinary shares, the amount and kind of the Company's capital stock, evidences of the Company's indebtedness, other assets or property of the Company's or rights, options or warrants to acquire the Company's capital stock or other securities that such holder would have received if such holder owned a number of ordinary shares equal to the exchange rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the ordinary shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the exchange rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0	=	the exchange rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the exchange rate in effect immediately after the end of the valuation period;

FMV0	=

the average of the last reported sale prices per share or unit of the capital stock or similar equity interest distributed to holders of the ordinary shares applicable to one ordinary share (determined by reference to the definition of last reported sale price set forth in the Exchangeable Notes Indenture as if references therein to the ordinary shares were to such capital stock or similar equity interest) over the first 10 consecutive trading day period beginning on, and including, the ex-dividend date of the spin-off, which we refer to as the valuation period; and

MP0	=	the average of the last reported sale prices of the ordinary shares over the valuation period.

The increase to the exchange rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any exchange of Exchangeable Notes for which physical settlement is applicable, if the relevant exchange date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such exchange date in determining the exchange rate and (y) in respect of any exchange of the Exchangeable Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such exchange and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in the relevant observation period for purposes of determining the exchange rate as of such trading day. For clarity, if the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made (other than with respect to the Company's right to readjust the exchange rate).

(4)  Cash Dividend

If any cash dividend or distribution is made to all or substantially all holders of the Company's ordinary shares, the exchange rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the exchange rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of the ordinary shares on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the ordinary shares.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the exchange rate shall be decreased, effective as of the date the Company’s board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the exchange rate that would then be in effect if such dividend or distribution had not been declared. For clarity, if the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made (other than with respect to the Company's right to readjust the exchange rate).

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0”(as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 of principal of and accrued but unpaid interest on the Exchangeable Notes being exchanged, at the same time and upon the same terms as holders of ordinary shares, the amount of cash that such holder would have received if such holder owned a number of ordinary shares equal to the exchange rate on the ex-dividend date for such cash dividend or distribution.

(5) Tender or Exchange Offer

If the Company or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the ordinary shares, to the extent that the cash and value of any other consideration included in the payment per ordinary share exceeds the average of the last reported sale prices of the ordinary shares over the 10 consecutive trading day period commencing on, and including, the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=

the exchange rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day immediately following the date such tender or exchange offer expires;

CR1	=

the exchange rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day immediately following the date such tender or exchange offer expires;

AC	=

the aggregate value of all cash and any other consideration (as determined by the Company’s board of directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0	=

the number of ordinary shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of ordinary shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=

the average of the last reported sale prices of the ordinary shares over the 10 consecutive trading day period commencing on, and including, the trading day immediately following the date such tender or exchange offer expires.

The increase to the exchange rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day immediately following the date such tender or exchange offer expires; provided that (x) in respect of any exchange of the Exchangeable Notes for which physical settlement is applicable, if the relevant exchange date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such exchange date in determining the exchange rate and (y) in respect of any exchange of the Exchangeable Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such exchange and within the 10 trading days immediately following, and including, the trading day immediately following the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, such trading day in the relevant observation period for purposes of determining the exchange rate as of such trading day. For clarity, if the application of the foregoing formula would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made (other than with respect to the Company's right to readjust the exchange rate).

(6) Issuance of Additional Ordinary Shares

In the event the Company issues “Additional Ordinary Shares” (as defined below), including Additional Ordinary Shares deemed to be issued as described below, without consideration or for consideration per share less than the exchange price in effect immediately prior to such issuance or deemed issuance, then, unless the exchange rate has been adjusted pursuant to clauses (1)-(5) above for such event, the exchange rate will be increased based on the following formula:

where,

CR0 =	the exchange rate in effect immediately prior to such issuance or deemed issuance of Additional Ordinary Shares;
CR' =	the exchange rate in effect immediately after such issuance or deemed issuance of Additional Ordinary Shares;
OS0 =

the number of ordinary shares outstanding immediately prior to such issuance or deemed issuance of Additional Ordinary Shares (treating for this purpose as outstanding all ordinary shares issuable upon exercise of Options (as defined below) outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (as defined below) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

Y =

the number of ordinary shares that would have been issued if such Additional Ordinary Shares had been issued or deemed issued at a price per share equal to the exchange price in effect immediately prior to such issuance or deemed issuance of Additional Ordinary Shares (determined by dividing the aggregate consideration received by the Company in respect of such issue by such exchange price); and

X =	the number of such Additional Ordinary Shares issued in such transaction.

“Additional Ordinary Shares” means all ordinary shares issued (or deemed to be issued) by the Company other than the following ordinary shares and ordinary shares deemed issued pursuant to the following Options and Convertible Securities, which we refer to collectively as Exempted Securities:

•	ordinary shares, Options or Convertible Securities (including the Exchangeable Notes) issued pursuant to the Rights Offering;
•	ordinary shares, Options or Convertible Securities issued as a dividend or distribution on the Exchangeable Notes;
•	ordinary shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up, distribution on ordinary shares or other transaction;
•

ordinary shares, Options or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board of directors of the Company or an authorized committee thereof;

•

ordinary shares, Options or Convertible Securities actually issued upon the exercise of Options or ordinary shares actually issued upon the conversion or exchange of Convertible Securities (including the Exchangeable Notes), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

•

ordinary shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction;

•

ordinary shares, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions with such third-parties or their affiliates;

•

ordinary shares, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another entity by the Company, Iterum Bermuda or any Guarantor by merger, purchase of substantially all of the assets, the acquisition of assets of another entity by the Company, Iterum Bermuda or any Guarantor, other reorganization or to a joint venture agreement; or

•

ordinary shares, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, manufacturing, supply, distribution, marketing or other similar commercial agreements or strategic partnerships.

“Convertible Securities” means any evidences of indebtedness, shares or other securities that by their terms are directly or indirectly convertible into or exchangeable for ordinary shares, but excluding Options and the Exchangeable Notes.

“Option” means rights, options or warrants to purchase or otherwise acquire ordinary shares or Convertible Securities.

The increase to the exchange rate under this clause (6) will occur at the close of business on the fourth trading day immediately following the issuance of Additional Ordinary Shares.  No adjustment in the exchange rate will be made as the result of the issuance or deemed issuance of Additional Ordinary Shares if the Company receives written notice from all holders of notes agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Ordinary Shares.

For purposes of this clause (6), the consideration received by the Company for the issuance or deemed issuance of any Additional Ordinary Shares shall be computed as follows:

Such consideration shall:

•	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;
•	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Company's board of directors; and
•

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in the first two bullets above, as determined in good faith by the Company's board of directors.

The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued, relating to Options and Convertible Securities, shall be determined by dividing:

•

The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

•

the maximum number of ordinary shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

In the event the Company issues on more than one date Additional Ordinary Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the exchange rate pursuant to the terms of  this clause (6), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the election of the Company's board of directors prior to the date of the first such issuance, no adjustment will be made until the final such issuance, and upon the final such issuance, the exchange rate will be adjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

The following address deemed issuances of Additional Ordinary Shares:

•

If the Company issues any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of ordinary shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor,  the conversion or exchange of such Convertible Securities, will be deemed to be Additional Ordinary Shares issued as of the time of such issue.

•

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the exchange rate pursuant to this clause (6) are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (A) any increase or decrease in the number of ordinary shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (B) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the exchange rate computed upon the original issue of such Option or Convertible Security will be readjusted to such exchange rate as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.

•

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the exchange rate pursuant to this clause (6) (either because the consideration per share of the Additional Ordinary Shares subject thereto was equal to or greater than the exchange price then in effect, or because such Option or Convertible Security was already outstanding), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of ordinary shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

•

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the exchange rate, the exchange rate will be readjusted to such exchange rate as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

•

If the number of ordinary shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the exchange rate provided for in this paragraph shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in the second and third bullet points above).  If the number of ordinary shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the exchange rate that would result under the terms of this paragraph at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the exchange rate that such issuance or amendment took place at the time such calculation can first be made.

Notwithstanding the foregoing in this Adjustment of Initial Exchange Rate, if an exchange rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has exchanged its Exchangeable Notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of ordinary shares as of the related exchange date as described under “—Settlement upon Exchange” in the Exchangeable Notes Indenture based on an adjusted exchange rate for such ex-dividend date, then, notwithstanding the foregoing exchange rate adjustment provisions, the exchange rate adjustment relating to such ex-dividend date will not be made for such exchanging holder. Instead, such holder will be treated as if such holder were the record owner of the ordinary shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, the exchange rate will not be adjusted for the issuance of ordinary shares or any securities convertible into or exchangeable for ordinary shares or the right to purchase ordinary shares or such convertible or exchangeable securities. As used in this section, “ex-dividend date” means the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the ordinary shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the ordinary shares (or other applicable security) have the right to receive any cash, securities or other property or in which the ordinary shares (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the ordinary shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Company’s board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to the applicable listing standards of The Nasdaq Stock Market, the Company is permitted to increase the exchange rate for the Exchangeable Notes by any amount for a period of at least 20 business days if the Company’s board of directors or a committee thereof determines that such increase would be in Iterum Bermuda or the Company’s best interest. Subject to the applicable listing standards of The Nasdaq Global Market, the Company may also (but are not required to) increase the exchange rate to avoid or diminish income tax to holders of the ordinary shares or rights to purchase ordinary shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Notwithstanding any of the foregoing, the exchange rate will not be adjusted:

•

upon the issuance of any ordinary shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company's securities and the investment of additional optional amounts in ordinary shares under any plan;

•

upon the issuance of any ordinary shares or options, warrants or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

•

upon the issuance of any ordinary shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of January 21, 2020;

•

upon the repurchase of any ordinary shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under clause (5) above;

•	solely for a change in the par value of the ordinary shares; or
•	for accrued and unpaid interest, if any, on the Exchangeable Notes.

The Company will not adjust the exchange rate pursuant to the provisions described above unless the adjustment would result in a change of at least 1% in the then effective exchange rate. However, the Company will carry forward any adjustment to the exchange rate that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (i) in connection with any subsequent adjustment to the exchange rate of at least 1% and (ii) (x) on the exchange date for any Exchangeable Notes (in the case of physical settlement) or (y) on each trading day of any observation period (in the case of cash settlement or combination settlement). Adjustments to the exchange rate will be calculated to the nearest 1/10,000th of a share.

Sarissa's Potential Holdings on an Exchange

The following are worked examples of (i) the Initial Exchange Rate and (ii) an adjustment to the Initial Exchange Rate and Sarissa’s resulting share ownership following an immediate exchange of all Exchangeable Notes held by Sarissa and physical settlement.

(1) Worked example 1:

Where there is no change to the Initial Exchange Rate, Sarissa would receive 15,000,000 ordinary shares in the event of an exchange of all of the Exchangeable Notes held by Sarissa and physical settlement.  Assuming a full exchange of all outstanding Exchangeable Notes at the Initial Exchange Rate, Sarissa would hold approximately 22.5% of the fully diluted issued share capital of the Company (based on the Company’s issued ordinary share capital of 14,868,973 shares as at May 04, 2020 and not including the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes).  If only the Exchangeable Notes held by Sarissa were exchanged at the Initial Exchange Rate, Sarissa’s 15,000,000 ordinary shares would as at May 04, 2020 represent approximately 50.2% of the partially diluted issued share capital of the Company (based on the Company’s issued ordinary share capital of 14,868,973 as at May 04, 2020 and not including the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes).

(2) Worked example 2:

Where Iterum or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the ordinary shares (as more generally described at clause (5) of Adjustment of Initial Exchange Rate above):

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

Where:

CR1	=

the exchange rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day immediately following the date such tender or exchange offer expires (i.e., the updated exchange rate);

CR0	=	the exchange rate in effect immediately prior to the close of business on the 10th trading day immediately following the date such tender or exchange offer expires (assumed to be 1:1);
AC	=	the aggregate value of all cash and any other consideration paid for shares (assumed to be US$19,000,000);
OS0	=	the number of ordinary shares outstanding immediately prior to the date such tender or exchange offer expires (assumed to be 14,868,973);
OS1	=	the number of ordinary shares outstanding immediately after the date such tender or exchange offer expires (assumed to be 9,868,973); and
SP1	=

The average of the last reported sale prices of the ordinary shares over the 10 consecutive trading day period commencing on the trading day immediately following the date of such tender or exchange offer expires in (assumed to be US$2).

Workings:

19,000,000 + ( 2 x 9,868,973)

CR1 = 1     x           _________________________

            14,868,973 x 2

Updated exchange rate = 1:1.3

Assuming an adjusted exchange rate of 1:1.3 in the above circumstances Sarissa would be entitled to approximately 19,500,000 ordinary shares or 23.7% of the Company’s outstanding ordinary shares (based on the Company’s issued ordinary share capital of 14,868,973 as at May 04, 2020, assuming a full exchange of all outstanding Exchangeable Notes and not including the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). If only the Exchangeable Notes held by Sarissa were exchanged, Sarissa’s 19,500,000 ordinary shares would represent approximately 56.7% of the partially diluted issued share capital of the Company (based on the Company’s issued ordinary share capital of 14,868,973 as at May 04, 2020 and not including the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes).

(3) Worked example 3:

Where if any cash dividend or distribution is made to all or substantially all holders of the ordinary shares, the exchange rate will be adjusted based on the following formula (as described at clause (4) of Adjustment of Initial Exchange Rate above):

CR1 = CR0 ×	SP0
SP0 – C

Where:

CR0	=	the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution (assumed to be 1:1);
CR1	=	the exchange rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution (i.e., the updated exchange rate);
C	=	the amount in cash per share (assumed to be US$0.655); and
SP0	=	the last reported sale price of the ordinary shares on the trading day immediately preceding the ex-dividend date for such dividend or distribution (assumed to be US$2.00).

CR1 = 1 x  ___  2    __

                  2 – 0.655

Updated exchange rate is 1:1.487

Assuming an adjusted exchange rate of 1:1.487, in the above circumstances Sarissa would be entitled to 22,305,000 ordinary shares or 24.2% of the Company’s then outstanding ordinary shares (based on the Company’s issued ordinary share capital of 14,868,973 as of May 04, 2020, assuming a full exchange of all outstanding Exchangeable Notes and not including the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes). If only the Exchangeable Notes held by Sarissa were exchanged, Sarissa’s 22,305,000 ordinary shares would represent approximately 60.0% of the partially diluted issued share capital of the Company (based on the Company’s issued ordinary share capital of 14,868,973 as at May 04, 2020 and not including the Excluded Securities and not taking into account any additional ordinary shares issuable to satisfy accrued and unpaid interest due upon exchange of any Exchangeable Notes).

Recommendations

Approval of Proposal No. 8 is necessary to enable Sarissa to exchange the Exchangeable Notes held by it for ordinary shares without the risk of Sarissa being obligated to make a mandatory offer for the entire issued share capital of the Company under the Irish Takeover Rules.

Our board of directors, who have been so advised by Davy Corporate Finance, consider Proposal No. 8 to be in the best interests of the Company and the shareholders as a whole. In providing its advice on Proposal No. 8, Davy Corporate Finance has taken account of the commercial assessment of our board of directors. Accordingly, our board of directors recommends you to vote in favor of Proposal No. 8 as they intend to do themselves in respect of the ordinary shares held or beneficially owned by them.

The text of the resolution in respect of this proposal is as follows:

"THAT, having regard to the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 (the "Irish Takeover Rules") and to the conditions attached by the Irish Takeover Panel to the grant of a waiver under Rule 9 of the Irish Takeover Rules as set out in its letter dated April 24, 2020 to A&L Goodbody and Matheson (as described on page 63 of the proxy statement), an acquisition of ordinary shares of the Company by investment funds managed and controlled by Sarissa Capital Management LP (together the "Sarissa Funds") solely as a result of the exchange of the 15,000 6.500% exchangeable senior subordinated notes due 2025 with an aggregate value of $15,000,000 issued to certain of the Sarissa Funds on January 21, 2020 pursuant to the Exchangeable Notes Indenture, dated January 21, 2020, among Iterum Therapeutics Bermuda Limited, Iterum Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited (the "Iterum Parties") and U.S. Bank National Association as trustee and the Securities Purchase Agreement dated January 16, 2020, among the Iterum Parties and the accredited investors set forth therein, resulting in the issuance of, in aggregate, up to 60% of the total issued ordinary share capital of the Company, be and is hereby approved on the basis that none of the Sarissa Funds or Sarissa Capital Management LP shall, solely by reason of such acquisition, become obligated, jointly or severally, to make an offer to the Company's shareholders pursuant to the said Rule 9."

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE APPROVAL OF AN ACQUISITION BY SARISSA OF UP TO 60% OF THE ORDINARY SHARE CAPITAL OF THE COMPANY SOLELY AS A RESULT OF THE EXCHANGE OF THE EXCHANGEABLE NOTES HELD BY SARISSA WITHOUT INCURRING A MANDATORY OFFER OBLIGATION UNDER RULE 9 OF THE IRISH TAKEOVER RULES (PROPOSAL NO. 8) IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL.

ADDITIONAL INFORMATION REQUIRED TO BE INCLUDED IN THIS PROPOSAL NO. 8 UNDER THE IRISH TAKEOVER RULES

1	RESPONSIBILITY
1.1

The Directors, whose names are set out in paragraph 3 of this section, accept responsibility for the information contained in this proxy statement, except for the information relating to Sarissa for which responsibility is accepted as set out in paragraph 1.2 below. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information (including any expressions of opinion) contained in this proxy statement is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2

Dr. Alexander Denner (the principal owner of Sarissa Capital Management LP) accepts responsibility for the information contained in this proxy statement in respect of Sarissa only. To the best of the knowledge and belief of Dr. Denner (who has taken all reasonable care to ensure that such is the case), the information contained in this proxy statement in respect of Sarissa is in accordance with the facts and does not omit anything likely to affect the import of such information.

2	Business of the Company

The Company is a clinical-stage pharmaceutical company dedicated to developing significantly differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world.

3	Directors of the Company

As at the date of this proxy statement the Directors of the Company are:

NamePosition

Brenton K. AhrensNon-executive Director, Interim Chairman

Corey N. FishmanExecutive Director, Chief Executive Officer

Mark ChinNon-executive Director

Patrick J. HeronNon-executive Director

Ronald M. HuntNon-executive Director

David G. KellyNon-executive Director

Shahzad Malik, M.D.Non-executive Director

4	Financial Information Relating to the Group
4.1

The consolidated financial statements and the related consolidated balance sheets, consolidated statements of operations and comprehensive income, consolidated statements of convertible preferred shares and shareholders' equity and consolidated statement of cash flows of the Company and its subsidiaries at 31 December 2019, 31 December 2018 and 31 December 2017, and the results of its operations and its cash flows for the years ended 31 December 2019, 31 December 2018 and 31 December 2017 (including the notes thereto) are incorporated by reference into this proxy statement and may be accessed at https://www.sec.gov/Archives/edgar/data/1659323/000156459020010242/itrm-10k_20191231.htm (Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020) and https://www.sec.gov/Archives/edgar/data/1659323/000156459019009089/itrm-10k_20181231.htm (Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 25, 2019).

4.2

A hard copy of these documents will not be sent to any shareholder unless requested. Shareholders of record may request these documents in hard copy form free of charge by requesting them in writing or by telephone as follows:

c/o Secretary

Iterum Therapeutics plc

Block 2 Floor 3 Harcourt Centre

Harcourt Street

Dublin 2

Ireland

Phone: +353 1 9038354

In order to ensure timely delivery of documents, shareholders of record must make their request no later than ten business days prior to the date of the AGM.

4.3	The following table is intended to allow shareholders to easily identify information incorporated by reference:

Information	Source
Turnover and net profit or loss before taxation, the charge for tax, extraordinary items, minority interests and earnings per share for the last two financial years

Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, page 103 (available at https://www.sec.gov/Archives/edgar/data/1659323/000156459020010242/itrm-10k_20191231.htm).

A statement of net assets and liabilities shown in the latest published audited accounts

Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, page 102 (available at https://www.sec.gov/Archives/edgar/data/1659323/000156459020010242/itrm-10k_20191231.htm).

A cash flow statement if provided in the last published audited accounts

Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, page 105 (available at https://www.sec.gov/Archives/edgar/data/1659323/000156459020010242/itrm-10k_20191231.htm).

Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures

Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, pages 107 - 114 (available at https://www.sec.gov/Archives/edgar/data/1659323/000156459020010242/itrm-10k_20191231.htm).

5	SARISSA
5.1

Formed in January of 2013, Sarissa Capital Management LP (“Sarissa Capital”) is a Delaware limited partnership with a registered office located at 660 Steamboat Road, Greenwich, CT 06830.  Sarissa Capital has three partners, a general partner, Sarissa Capital Management GP LLC (the “Firm GP”, with a  registered office at 660 Steamboat Road, Greenwich, CT 06830), and two limited partners, Alexander Denner and Mark DiPaolo (the "Limited Partners").

5.2

Sarissa Capital is led by Alexander Denner, Ph.D. and a dedicated team of investment and operations professionals. Dr. Denner ultimately controls Sarissa Capital through the Firm GP. Dr. Denner is the principal owner of Sarissa Capital and the Firm GP.

5.3

Sarissa Capital generally has broad and flexible investment authority with respect to the funds it manages (the “Funds”).  As the investment adviser to the Funds, Sarissa Capital seeks to achieve superior risk-adjusted returns by constructing a portfolio, primarily across healthcare and related sectors, where there is a significant discrepancy between market value and intrinsic value. Sarissa Capital will frequently use activism to close this discrepancy. The Funds’ portfolios will consist largely of exchange-traded securities (mostly equities but including equity-linked derivatives such as total return swaps and options), but the Funds may also invest in a broad range of other financial instruments including, but not limited to, over-the-counter (OTC) equity securities and equity linked derivatives such as total return swaps and options (including index funds), privately placed securities of public issuers, preferred stock, currencies and fixed income securities (including credit default swaps). It should be noted that there are no limitations on the markets or types of instruments in which the Funds may invest, with Sarissa Capital retaining full investment discretion.

5.4	None of Sarissa or Sarissa Capital has ever published any financial information.
6	Interests and Dealings in Relevant Securities of the Company

As at the close of business on the Latest Practicable Date, the Directors and persons connected to them (within the meaning of Section 220 of the Irish Companies Act) and other members of the Board Concert Party were interested in the following relevant securities of the Company (other than options to subscribe for ordinary shares, which are disclosed in paragraph 6.2 of this section 6):

Name	Number of Ordinary Shares
Corey N. Fishman	239,953
Brenton K. Ahrens	6,154
Mark Chin (1)	1,096,057
Patrick J. Heron (1)	1,544,470
Ronald M. Hunt (1)	1,456,303
David G. Kelly	25,702
Shahzad Malik, M.D. (1)	868,161
(1) Includes shares held by affiliated entities

6.1	As at the close of business on the Latest Practicable Date, Directors held the following options to subscribe for ordinary shares:

Director	No. of Options	Exercise Price (US$)	Commencement Date for Vesting of Options	Expiry Date
Corey N. Fishman	65,351	$3.30	09/12/2017	09/11/2027
	127,307	$13.00	05/24/2018	05/23/2028
	150,000	$5.80	02/15/2019	02/14/2029
Brenton K. Ahrens	19,671	$6.74	06/13/2019	06/12/2029
Mark Chin	-	-	-	-
Patrick J. Heron	9,836	$6.74	06/13/2019	06/12/2029
Ronald M. Hunt	11,241	$13.00	05/25/2018	05/24/2028
David G. Kelly	2,546	$3.14	08/15/2016	08/14/2026
	636	$3.30	09/12/2017	09/11/2027
Shahzad Malik, M.D.	11,241	$13.00	05/25/2018	05/24/2028
	19,671	$6.74	06/13/2019	06/12/2029

6.2

As at the close of business on the Latest Practicable Date, Directors held the following restricted share units (“RSUs”) and/or performance restricted share units (“PSUs”) in respect of ordinary shares:

Director	No. of RSUs	No. of PSUs(1)	Grant Price (US$)(3)(4)	Grant Date	Vesting Date
Corey N. Fishman	-	15,000	$8.21	02/15/2019	(1)
		335,000	167,000 at $2.08 167,000 at $1.99	03/11/2020	(2)
Brenton K. Ahrens	-	-	-		-
Mark Chin	5,703	-	$7.01	06/13/2019	06/13/2020
Patrick J. Heron	2,852	-	$7.01	06/13/2019	06/13/2020
Ronald M. Hunt	5,703	-	$7.01	06/13/2019	06/13/2020
David G. Kelly	11,406	-	$7.01	06/13/2019	06/13/2020
Shahzad Malik, M.D.	-	-	-	-	-

(1) The awards reported are performance restricted share units for which vesting is subject to approval of a New Drug Application, or NDA, of the Company by the United States Food and Drug Administration, or the FDA, and achievement of the Company's ordinary shares on the Nasdaq Global Market of an average closing price that equals or exceeds $13 over any 20 consecutive trading days (from the period beginning 19 days prior to receipt of NDA approval) at a point in time when the individual remains in continued service with the Company and provided that each such event occurs on or before December 31, 2021.

(2) The awards reported are performance restricted share units which shall vest in the following proportions: (i) 50% (167,000 PSUs) upon board certification of the acceptance by the FDA of an NDA, provided such event occurs on or before December 31, 2021; and (ii) 50% (167,000 PSUs) on the date which is the initial deadline set by the FDA to complete its review of such NDA in accordance with the Prescription Drug User Fee Act, provided such event occurs on or before December 31, 2021 and in each case, that the individual remains in continued service with the Company on the occurrence of each event.

(3) Grant price reported for RSUs is equal to the fair value on the date of grant calculated using the Black-Scholes model. The Black-Scholes option-pricing model uses key inputs and assumptions including the expected term of the option, share price volatility, risk-free interest rate, dividend yield, share price and exercise price which is equivalent to closing market value on the date of grant. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of share-based compensation expense.

(4) Grant price reported for PSUs is equal to the fair value on the date of grant calculated using the Monte Carlo simulation model. The Monte Carlo simulation model uses key inputs and assumptions including share price volatility, risk-free interest rate, the expected date of satisfaction of vesting conditions and share price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of share-based compensation expense.

6.3

Save as disclosed in this paragraph 6, at the close of business on the Latest Practicable Date, no Director or person(s) connected to the Directors (within the meaning of Section 220 of the Irish Companies Act) nor any other member of the Board Concert Party was interested, or held any short positions, in any class of relevant securities of the Company.

6.4	At the close of business on the Latest Practicable Date, no:
6.4.1	subsidiary of the Company;
6.4.2	trustee of a pension scheme (other than an industry-wide pension scheme) in which the Company or a subsidiary of the Company participates; or
6.4.3	fund manager (other than exempt fund managers) connected with the Company,

was interested, or held any short positions, in any class of relevant securities of the Company.

6.5	Set out below are details of all dealings by the Directors in the relevant securities of the Company during the 12 months prior to the Latest Practicable Date:

Director	Date of Dealing	Description of Transaction	Number of Ordinary Shares	Price per Ordinary Share(1)
Corey N. Fishman	-		-	-
Brenton K. Ahrens	05/24/2019	Vesting of RSUs	6,154	$6.26
Mark Chin	05/24/2019	Vesting of RSUs	6,154	$6.26
Patrick J. Heron	05/24/2019	Vesting of RSUs	6,154	$6.26
Ronald M. Hunt	-		-	-
David G. Kelly	05/24/2019	Vesting of RSUs	6,154	$6.26
Shahzad Malik, M.D.	-		-	-

(1) Price reported for RSUs reflects the fair market value (closing price) per ordinary share on the date of grant.
6.6

Save as set out in paragraph 6.6, there have been no dealings in the relevant securities of the Company during the 12 months prior to the Latest Practicable Date by any member of the Board Concert Party.

6.7

At the close of business on the Latest Practicable Date, neither Davy Corporate Finance nor any persons controlling, controlled by or under the same control as Davy Corporate Finance was interested, or held any short position in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the 12 months prior to the Latest Practicable Date by Davy Corporate Finance or any persons controlling, controlled by or under the same control as Davy Corporate Finance.

6.8

At the close of business on the Latest Practicable Date, neither A&L Goodbody (Irish legal advisor to the Company) nor any of the partners or professional staff of A&L Goodbody who are actively engaged in the proposals referred to in this proxy statement or who are customarily engaged in the affairs of the Company was interested, or held any short position in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the 12 months prior to the Latest Practicable Date by A&L Goodbody or any of its partners or professional staff who are actively engaged in the proposals referred to in this proxy statement or who are customarily engaged in the affairs of the Company.

6.9

At the close of business on the Latest Practicable Date, neither Wilmer Cutler Pickering Hale and Dorr LLP (US legal advisor to the Company) nor any of the partners or professional staff of Wilmer Cutler Pickering Hale and Dorr LLP who are actively engaged in the proposals referred to in this proxy statement or who are customarily engaged in the affairs of the Company was interested, or held any short position, in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the 12 months prior to the Latest Practicable Date by Wilmer Cutler Pickering Hale and Dorr LLP or any of its partners or professional staff who are actively engaged in the proposals referred to in this proxy statement or who are customarily engaged in the affairs of the Company.

6.10	The Company has not repurchased or redeemed any relevant securities of the Company in the 12 months prior to the Latest Practicable Date.
7	Interests and Dealings in Relevant Securities of the Company by SARISSA
7.1

As at the close of business on the Latest Practicable Date, none of Sarissa, Sarissa Capital, the Firm GP, the Limited Partners or any other Sarissa Concert Party was interested in, or held, any short positions in any class of relevant securities of the Company.

7.2

There have been no dealings in the relevant securities of the Company for the 12 months prior to the Latest Practicable Date by Sarissa, Sarissa Capital, the Firm GP, the Limited Partners or any other Sarissa Concert Party.

7.3

At the close of business on the Latest Practicable Date, neither Matheson (Irish legal advisor to Sarissa) nor any of the partners or professional staff of Matheson who are actively engaged in the proposals referred to in this proxy statement or who are customarily engaged in the affairs of Sarissa was interested, or held any short position, in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the 12 months prior to the Latest Practicable Date by Matheson or any of its partners or professional staff who are actively engaged in the proposals referred to in this proxy statement or who are customarily engaged in the affairs of Sarissa.

8	Interests and Dealings in Relevant Securities of SARISSA
8.1

As at close of business on the Latest Practicable Date, neither the Company nor any Director or person(s) connected to the Directors (within the meaning of Section 220 of the Irish Companies Act) was interested, or held any short positions, in any class of relevant securities of Sarissa.

8.2

There have been no dealings in the relevant securities of Sarissa for the 12 months prior to the Latest Practicable Date by the Company, the Directors or person(s) connected to the Directors (within the meaning of Section 220 of the Irish Companies Act).

9	Directors' Service Contracts
9.1

Corey N. Fishman, Executive Director and Chief Executive Officer of the Company, entered into an employment offer letter agreement with a subsidiary of the Company, Iterum Therapeutics US Limited (“Iterum US”), dated November 18, 2015 (as amended by way of amendment to the employment agreement dated May 2, 2018) (the "Employment Agreement"). Pursuant to the Employment Agreement:

9.1.1

Mr. Fishman's employment by Iterum US has no fixed duration and is "at-will", meaning that Mr. Fishman may terminate his employment with Iterum US at any time and for any reason whatsoever by notice to Iterum US; and Iterum US may terminate his employment at any time, with or without cause or advance notice;

9.1.2	From February 1, 2020, Mr. Fishman is entitled to a base salary of US$561,813 per year, less standard payroll deductions and tax withholdings;
9.1.3

Mr. Fishman is entitled to earn a performance and retention bonus of up to fifty five percent (55%) of his base salary (the "Annual Bonus"). The Annual Bonus is based upon the board's assessment of his performance and the Company’s attainment of written targeted goals as set by the board in its sole discretion. No amount of the Annual Bonus is guaranteed. Mr. Fishman was also issued 3,080,000 ordinary shares at a purchase price of $0.0001 per share (prior to the Company's reverse shares split in May 2018) pursuant to the terms of an Ordinary Share Subscription Deed entered into between Mr. Fishman and the Company dated 14 October 2015 and may be entitled to future equity awards, at the discretion of the board and in accordance with the terms of the Company's equity incentive plan;

9.1.4

Upon the termination of Mr. Fishman's employment other than for cause, or by Mr. Fishman with good reason (each as defined in the Employment Agreement), he would be entitled to receive the following severance benefits:

(a)	cash severance equal to 12 months of his base salary; and
(b)	Company-paid COBRA premiums for up to 12 months following his termination date;
9.1.5

If such a qualifying termination occurs within the period beginning one month prior to and ending 12 months following a change of control of the Company, the cash severance payment entitlement described above will increase to 18 months of Mr. Fishman's then current base salary. Mr Fishman will also be entitled to an additional cash payment equal to 150% of his target annual bonus for the year of termination. In addition, Mr. Fishman's currently outstanding share awards will accelerate in full;

9.1.6

Iterum US maintains a defined contribution retirement plan that provides eligible U.S. employees, including Mr. Fishman, with an opportunity to save for retirement on a tax advantaged basis (“401(k) Plan”).  Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the U.S. Internal Revenue Code of 1986, as amended.  Any contributions made by Mr. Fishman are allocated to his individual account and are invested in selected investment alternatives according to his directions.  All employees are immediately and fully vested in their contributions.  The Company has not historically made any discretionary contributions to the 401(k) Plan for the benefit of Mr. Fishman.

9.2

No other Director has a service contract with the Company or any of its subsidiaries or associated companies having more than 12 months to run. No Director's service contract with the Company or any of its subsidiaries or associated companies has been entered into or amended within 6 months of the date of this proxy statement (save as set out above).
10	Material Contracts
10.1

Set out below is a summary of the principal contents of each material contract (not being a contract entered into in the ordinary course of business) entered into by the Company or any of its subsidiaries during the period of two years ending on the Latest Practicable Date.

10.2	Loan and Security Agreement
10.2.1

On April 27, 2018, Iterum Therapeutics International Limited, Iterum Therapeutics US Holding Limited and Iterum Therapeutics US Limited (the "Borrowers"), entered into a Loan and Security Agreement with Silicon Valley Bank ("SVB") (the "Loan Agreement") pursuant to which SVB agreed to lend the Borrowers up to $30.0 million in two term loans. $15.0 million of the secured credit facility was funded on closing. A second draw of up to $15.0 million was available to the Borrowers through October 31, 2019, upon satisfaction of either of the following: (i) the achievement by the Company of both non-inferiority and superiority primary endpoints from the Company’s Phase 3 uUTI trial, as well as reporting satisfactory safety data from the trial, or (ii) the achievement of non-inferiority primary endpoints from both the Company's Phase 3 uUTI and cUTI trials, as well as reporting satisfactory safety data from the trials. A non-utilization fee of 1.50% of the aggregate undrawn principal amount was to apply if the Company satisfied the above conditions but chose not to draw down the second term loan. The Company did not satisfy the conditions for the second draw above before the deadline of October 31, 2019.

10.2.2

Required monthly amortization payments for the initial $15.0 million draw commenced on November 1, 2019 and total principal repayments of $1.0 million were made during the year ended December 31, 2019. Interest accrues at a floating per annum rate equal to the greater of (i) 8.31%; or (ii) 3.89% above the Wall Street Journal prime rate and is payable monthly in arrears. All outstanding principal, plus a 4.20% final interest payment, will be due and payable on the earliest to occur of March 1, 2022 (the maturity date), the acceleration of either the term loan or the prepayment of the term loan. The final payment fee of $0.6 million, which represents 4.2% of the funded loan, is accreted using the effective interest method over the life of the loan as interest expense. Voluntary prepayments are permitted at any time, subject to a prepayment fee of 4.00% in the first year, 3.00% in the second year, and 2.00% thereafter.

10.2.3

In connection with the initial $15.0 million draw, the Company issued SVB and Life Sciences Fund II LLC (LSF) warrants to purchase an aggregate of 19,890 Series B convertible preferred shares (which converted into warrants to purchase 19,890 ordinary shares upon the Company's IPO) at an exercise price of $18.85 per share.

10.2.4

Obligations under the secured credit facility are secured by substantially all of the Company's existing and future assets and the existing and future assets of the Company's subsidiaries, including intellectual property.

10.2.5

In connection with the Private Placement, Iterum Bermuda was joined as a party to the Loan Agreement as a borrower and the Loan Agreement was amended to, among other things, modify the definition of subordinated debt to include the Royalty-Linked Notes and Exchangeable Notes.

10.3	Underwriting Agreement
10.3.1

On May 30, 2018, an underwriting agreement (the "Underwriting Agreement") was entered into in connection with the IPO between (1) the Company and (2) Leerink Partners LLC and RBC Capital Markets LLC, on behalf of themselves and as representatives of the underwriters listed in the Underwriting Agreement pursuant to which the Company agreed to sell to the underwriters, and each underwriter severally agreed to purchase ordinary shares at the public offering price less the underwriting discounts and commissions set forth in the Underwriting Agreement. The Underwriting Agreement contains customary representations, warranties and indemnities from the Company to the underwriters. The Company received aggregate gross proceeds from its IPO of $82.5 million, or aggregate net proceeds of $74.2 million after deducting underwriting discounts and commissions of $5.8 million and offering costs of $2.5 million.

10.4	Private Placement Documents
10.4.1

Securities Purchase Agreement: On January 16, 2020, the Company entered into the Securities Purchase Agreement, by and among Iterum Bermuda, as issuer and the Guarantors, as guarantors, on the one hand, and the Private Placement Investors on the other hand in connection with the Private Placement. Further details regarding the Securities Purchase Agreement are set forth in this proxy statement.

10.4.2

2020 Investor Rights Agreement: On January 21, 2020, the Company entered into the 2020 Investor Rights Agreement with the Private Placement Investors in connection with the Private Placement. Further details regarding the 2020 Investor Rights Agreement are set forth in this proxy statement.

10.4.3

Exchangeable Notes Indenture: The Exchangeable Notes are issued under the Exchangeable Notes Indenture dated January 21, 2020, between Iterum Bermuda, the Guarantors and U.S. Bank National Association, as trustee. Further details regarding the Exchangeable Notes Indenture are set forth in this proxy statement.

10.4.4

Royalty-Linked Note Indenture: The Royalty-Linked Notes are issued under an indenture dated January 21, 2020 between Iterum Bermuda, the Guarantors, Iterum Holders’ Representative LLC (an affiliate of Sarissa), as the representative of the holders of the Royalty-Linked Notes, and Computershare Trust Company, N.A., as trustee.

11	Consent

Davy Corporate Finance, which is regulated in Ireland by the Central Bank of Ireland, has given and has not withdrawn its written consent to the issue of this proxy statement with the inclusion of its name, its advice, and references thereto in the form and context in which they appear.

12	Intentions of SARISSA
12.1

Sarissa Capital caused the Sarissa Funds to make the investment into the Company because Sarissa Capital believed that the investment presented an attractive valuation and favorable investment terms. Sarissa Capital believes that the Company has strong assets and technology, with the potential to produce significant value for investors. Sarissa Capital has no present intentions to change the operations of the Company or take action that would impact the Group’s assets or management.   Sarissa Capital has also confirmed that it has no present intention to interfere with or prejudice the existing employment rights of any of the employees or management of the Group following an exchange of some or all of the Exchangeable Notes held by Sarissa and physical settlement.

12.2

While Sarissa Capital has no such present intentions, like any investor, Sarissa Capital intends to continue to monitor its investment in the Company and the Company’s performance, and reserves the right in the future to make suggestions to the Company’s management or to take actions it deems appropriate to improve the operations of the Company or increase the value of its investment in the Company.  In addition, while Sarissa Capital has no present intention to do so, Sarissa Capital reserves the right to acquire additional securities of the Company in the open market or otherwise, dispose of any or all of the securities of the Company held by the Sarissa Funds in the open market or otherwise, or engage in any hedging or similar transactions with respect to such securities.
13	General
13.1

Other than the Securities Purchase Agreement and 2020 Investor Rights Agreement, no agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon Proposal No. 8 exists between Sarissa, or any person acting, or deemed under the Irish Takeover Rules to be acting, in concert with them and any of the Directors, recent directors of the Company or any of the holders or recent holders of, or any persons interested or recently interested in, relevant securities of the Company.

13.2

No agreement, arrangement or understanding exists whereby any ordinary shares which may be acquired in pursuance of the transaction which is the subject matter of Proposal No. 8 will be transferred to any other person.

13.3

References in this proxy statement to "relevant securities" shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning: (i) securities of the Company which confer voting rights; (ii) equity share capital of the Company or Sarissa; and/or (iii) securities or any other instruments conferring on their holders rights to convert into or subscribe for any new securities of any of the foregoing categories of securities.

13.4

References in this proxy statement to "an interest in a relevant security" or "interested in relevant securities" means a person who has a long position in a relevant security and a person who has only a short position in a relevant security shall be deemed not to have an interest nor to be interested in that security and "interests in" and "interested in" shall be construed accordingly in relation to relevant securities.

13.5

There has been no material change in the financial or trading position of the Group subsequent to the consolidated audited financial statements of the Group for the year ended 31 December 2019 save for the completion of the Private Placement as noted in Note 15 to the Consolidated Financial Statements (Subsequent Events) in the Annual Report on Form 10-K for fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020.

The market price quotations for ordinary shares of the Company for the first trading day in each of the six months immediately preceding the date of this proxy statement and for the Latest Practicable Date are listed below. Price quotations are in respect of the closing dealt price on the relevant day as published by the Nasdaq. If there have been no dealings in the ordinary shares of the Company on any relevant day, the price quoted is the midpoint between the high and low market guide prices.

Date	Price
12/2/2019	$2.62
1/2/2020	$4.36
2/3/2020	$2.36
3/2/2020	$2.30
4/1/2020	$2.69
5/1/2020	$3.70
5/4/2020	$3.535

14	Documents Available for Inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (public holidays excepted) at Block 2, Floor 3, Harcourt Centre, Harcourt Street, Dublin 2 up to and including June 10, 2020 and at https://ir.iterumtx.com/events-presentations.

14.1	the Memorandum and Articles of Association of the Company;
14.2	the Certificate of Limited Partnership of Sarissa Capital;
14.3	the audited consolidated accounts of the Company for the years ended December 31, 2019 and December 31, 2018;
14.4	the waiver letter dated April 24, 2020 from the Irish Takeover Panel;
14.5	the consent letter from Davy Corporate Finance referred to in paragraph 11 above;
14.6	the material contracts referred to in paragraph 10 above; and
14.7	this proxy statement.
15	Defined Terms For this Proposal no. 8

2020 Investor Rights Agreement	investor rights agreement by and among the Company and the Private Placement Investors, dated as of January 21, 2020;
Board Concert Party

the Directors, the spouse, parents, brothers, sisters and children of each such Director; the trustees of every trust of which any Director or any such member of their family is a beneficiary; every company which is controlled by any one or more of such Directors, such members of their families and the trustees of all such trusts, the trustees of every pension scheme in which the Directors participate;

Company	Iterum Therapeutics plc, an Irish public limited company;
Directors	the directors of the Company, whose names are set out in paragraph 3 of this section “Additional Information Required to be in this Proposal No. 8 under the Irish Takeover Rules”;
Exchangeable Notes Indenture	the indenture, dated January 21, 2020 among Iterum Bermuda, the Guarantors and U.S. Bank National Association, as trustee, under which the Exchangeable Notes were issued;
Exchangeable Notes

the 6.500% Exchangeable Senior Subordinated Notes due 2025, fully and unconditionally guaranteed on an unsecured senior basis by the Guarantors, issued by Iterum Bermuda under the Exchangeable Notes Indenture and the Securities Purchase Agreement;

Excluded Securities

•1,142,008 ordinary shares issuable upon the exercise of outstanding share options as of February 29, 2020, with a weighted-average exercise price of $7.89 per share;

•75,664 ordinary shares issuable upon the vesting of restricted share units and performance restricted share units, as of February 29, 2020;

 •1,146,354 ordinary shares reserved for future issuance under the Company's 2018 Equity Incentive Plan, as well as any increases in the number of ordinary shares reserved for future issuance under this plan; and

•19,890 ordinary shares issuable upon exercise of outstanding warrants issued on April 27, 2018 at a price of $18.85 per share;

•     ordinary shares reserved for exchange of any Exchangeable Notes issued pursuant to the Rights Offering;

Group	the Company and its subsidiaries;
Guarantors	the Company, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited;
Independent Shareholders	the Company's existing shareholders;
IPO	the admission of the ordinary shares to trading on the Nasdaq Global Market and the related offering of ordinary shares on 30 May 2018;
Iterum Bermuda	Iterum Therapeutics Bermuda Limited;
Latest Practicable Date	May 04, 2020;
Private Placement

the sale and issuance by Iterum Bermuda of units in the aggregate original principal amount of $51.6 million, each unit consisting of (i) a 6.500% Exchangeable Senior Subordinated Notes due 2025, fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors, in the original principal amount of $1,000.00, and (ii) 50 Royalty-Linked Notes to the Private Placement Investors pursuant to the Securities Purchase Agreement;

Private Placement Investors

Advent Life Sciences LLP, Advent Life Sciences Fund II LP, Arix Bioscience Holdings Limited, Canaan X L.P., Frazier Healthcare VII, L.P., Frazier Healthcare VII-A, L.P., New Leaf Ventures III, L.P., New Leaf Biopharma Opportunities II, L.P., Sofinnova Venture Partners IX, L.P., Domain Partners IX, L.P., Pivotal bioVenture Partners Fund I, LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Catapult Fund LLC, Sarissa Capital Hawkeye Fund LP, RA Capital Healthcare Fund, L.P., Blackwell Partners LLC – Series A, Empery Master Onshore, LLC, Empery Tax Efficient, LP, Empery Tax Efficient II, LP, Lincoln Park Capital Fund, LLC, 683 Capital Partners, LP, SilverArc Capital Alpha Fund I, L.P., SilverArc Capital Alpha Fund II, L.P., 2b LLC, Sabby Volatility Warrant Master Fund, Ltd., S.H.N Financial investments ltd, North Sound Trading, LP, CVI Investments, Inc., Salthill Investors (Bermuda) L.P., Salthill Partners, L.P. and Gary D. Cohn;

Rights Offering

the public offering of subscription rights to purchase additional units consisting of (i) Exchangeable Notes, in the original principal amount of $1,000.00, and (ii) 50

Royalty-Linked Notes, on a pro rata basis to holders of ordinary shares who did not participate in the Private Placement;

Royalty-Linked Notes

the Limited Recourse Royalty-Linked Subordinated Notes, fully and unconditionally guaranteed on an unsecured senior basis by the Guarantors, issued by Iterum Bermuda under the Royalty-Linked Notes Indenture and the Securities Purchase Agreement;

Sarissa and Sarissa Funds	Funds managed and controlled by Sarissa Capital Management LP;
Sarissa Concert Party

i.Sarissa;

ii.its holding company, its subsidiaries and subsidiaries of its holding company, every associated company of any of the foregoing companies, and every company of which any of the foregoing companies is an associated company;

iii.each of the directors of Sarissa, the spouse, parents, brothers, sisters and children of each such director; the trustees of every trust of which any director or any such member of their family is a beneficiary; every company which is controlled by any one or more of such directors, such members of their families and the trustees of all such trusts; and

iv.the trustees of every pension scheme in which Sarissa participates;

SEC	Securities and Exchange Commission;
Securities Purchase Agreement

the Securities Purchase Agreement dated January 16, 2020, by and among Iterum Bermuda, as issuer and the Guarantors on the one hand, and the Private Placement Investors named therein on the other, as filed as Exhibit 10.1 in our Current Report on Form 8-K, filed with the SEC on January 17, 2020;

Irish Takeover Rules	the Irish Takeover Panel Act 1997, Takeover Rules, 2013.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written Code of Business Conduct and Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Business Conduct and Ethics is available on our website at www.iterumtx.com.  If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors.    We will bear the expenses connected with this proxy solicitation. In addition to the solicitation of proxies by mail, we expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mail, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual and Extraordinary Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement, annual report, Irish Statutory Financial Statements or Notice may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of any such document to any shareholder upon request submitted in writing to us at Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, Attention: Investor Relations, or by calling +1 +353 1 9038354. Any shareholder who wants to receive separate copies of the proxy statement, annual report, Irish Statutory Financial Statements or Notice in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.

Shareholder Proposals for 2021 Annual General Meeting of Shareholders

Proposals of shareholders intended to be presented at our 2021 annual general meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our offices at c/o Secretary, Iterum Therapeutics plc, Block 2 Floor 3 Harcourt Centre, Harcourt Street, Dublin 2, Ireland, no later than January 11, 2021, in order to be included in the proxy statement and proxy card relating to that meeting.

In addition, shareholders who intend to present matters for action at our 2021 annual general meeting or nominate directors for election to our board of directors (other than pursuant to Rule 14a-8) must comply with the requirements set forth in our Constitution. For such matters under our Constitution, proper written notice must be received by our secretary at our registered office at the address noted above, no earlier than January 07, 2021 and no later than February 06, 2021; except if the date of the 2021 annual general meeting is changed by more than thirty (30) days from the first anniversary date of the 2020 Annual General Meeting, the shareholder's notice must be so received not earlier than one hundred and twenty (120) days prior to such annual general meeting and not later than the close of business on the later of (i) the 90th day prior to such annual general meeting or (ii) the 10th day following the day on which a public announcement of the date of the annual general meeting is first made.

Important Notice of the Internet Availability of Proxy Materials for the 2020 Annual General Meeting:

The Notice and Proxy Statement, Irish Statutory Financial Statements and 2019 annual report to shareholders are available at www.proxyvote.com.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this proxy statement is considered to be part of this proxy statement. This proxy statement incorporates by reference the documents listed below (File No. 001-38503) that we previously filed with the SEC (other than those documents or the portions of those documents not deemed to be filed):

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is being mailed to shareholders with the Notice of the Annual Meeting and this proxy statement.

You also may access these filings on our website at www.iterumtx.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this proxy statement.

APPENDIX A

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

1.GENERAL.

(a) Relationship to Prior Plan.

(i) This Plan is intended as the successor to the Iterum Therapeutics Public Limited Company (formerly Iterum Therapeutics Limited) 2015 Equity Incentive Plan (the “Prior Plan”) with respect to grants to Employees. From and after 12:01 a.m. Central time on the IPO Date, no additional awards will be granted under the Prior Plan, and any shares that would otherwise remain available for future grants under the Prior Plan as of 12:01 a.m. Central time on the IPO Date will cease to be available under the Prior Plan at such time. All Awards granted on or after 12:01 a.m. Central time on the IPO Date will be granted under this Plan. All awards granted under the Prior Plan will remain subject to the terms of the Prior Plan.

(ii) From and after 12:01 a.m. Central time on the IPO Date, any shares subject, at such time, to outstanding stock awards granted under the Prior Plan that (i) are no longer required to satisfy such awards because the awards will expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Company; or (iii) subject to compliance with Irish company law are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (such shares the “Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Returning Shares, up to the maximum number set forth in Section 3(a) below.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Plan, through the grant of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Ordinary Shares.

(e) Definitions. All capitalized terms in this document are defined in Section 13 below.

2.ADMINISTRATION.

(a) Administration by the Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c). In addition, the Board or a Committee may appoint a Stock Plan Administrator with the authority to administer the day to day operations of the Plan, and to make decisions with respect to the Plan and Awards.

(b) Powers of the Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to exercise or otherwise receive cash or Ordinary Shares under the Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, to establish, amend and revoke rules and regulations for its administration, and to settle all controversies regarding the Plan and Awards granted under it. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii) To prohibit (or delegate to the Stock Plan Administrator the authority to prohibit) the exercise of any Option, SAR or other exercisable Award during a period of up to thirty days prior to the consummation of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of the Ordinary Shares, including any Corporate Transaction, for reasons of administrative convenience.

(iv) To accelerate the time at which an Award may be exercised or the time during which an Award or any part thereof will vest.

(v) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be materially impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, and subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (w) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (x) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (y) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (z) to comply with other applicable laws.

(vi) To amend, suspend or terminate the Plan as provided by Section 10.

(vii) To effect, with the consent of any adversely affected Participant, (A) the alteration of the exercise, purchase or strike price of any outstanding Stock Award (unless this is in the context of a Capitalization Adjustment in which case Participant consent is not required); (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of Ordinary Shares as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles or applicable stock exchange rules.  For the avoidance of doubt, shareholder approval will not be required to give effect to any action approved by the Board pursuant to this Section 2(b)(vii).

(viii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(c) Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Delegation to an Officer. Subject to compliance with Irish law, the Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are providing Continuous Service to the Company or any of its Subsidiaries who are not Officers to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of Ordinary Shares that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Ordinary Shares.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.

(i) Subject to the provisions of this Section 3(a), and Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares reserved for issuance pursuant to Stock Awards is 4,437,298 shares (the “Share Reserve”), which number shall include (i) any shares remaining for issuance pursuant to the Prior Plan as of the IPO Date and (ii) any Returning Shares.  For clarity, the limit in this Section 3(a) is a limit on the number of Ordinary Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(ii) In addition, subject to compliance with Irish law shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve. If subject to compliance with Irish law (i) any Ordinary Shares issued pursuant to a Stock Award are forfeited back to or repurchased by the Company or any Affiliate because of the failure to meet a contingency or condition required for the vesting of such Ordinary Shares, or (ii) any Ordinary Shares are cancelled in accordance with the cancellation and regrant provisions of Section 2(b)(vii), then the Ordinary Shares that are forfeited, repurchased or canceled shall revert to and again become available for issuance under the Plan. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because such Ordinary Shares are withheld for the payment of taxes pursuant to Section 8(g) or a Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in Ordinary Shares, the number of Ordinary Shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering Ordinary Shares held by the Participant (either by actual delivery or attestation), then the number of Ordinary Shares so tendered shall remain available for issuance under the Plan.

(c) Incentive Stock Option Limit. Subject to the limit in Section 3(a), and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options will be a number of Ordinary Shares equal to the number of Shares available for issuance under the Plan.

(d) Source of Shares. The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish law.  For the avoidance of doubt, Ordinary Shares purchased by the Company in the open market or otherwise will not increase the number of Ordinary Shares available for issuance under the Plan.

4.ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to any Employee.

(b) Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Ordinary Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate

Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of 10 years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise or strike price of each Award will be not less than the greater of (i) the nominal value of an Ordinary Share or (ii) 100% of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Ordinary Shares subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code, provided that in all cases it will not be less than the nominal value of an Ordinary Share. Each SAR will be denominated in Ordinary Share equivalents.

(c) Exercise and Purchase Price for Options. To exercise any outstanding Option, the Participant must provide written notice of exercise to the Company in the manner determined by the Stock Plan Administrator. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share is fully paid up. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1) the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3) Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations;

(v) deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(vi) in any other form of legal consideration that may be acceptable to the Board or the Stock Plan Administrator and permissible under applicable law.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Ordinary Shares equivalents with respect to which the Participant is exercising the SAR on such date . The appreciation distribution may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR. Where the SAR is settled using newly issued Ordinary Shares the Company shall require that the nominal value of each newly issued Ordinary Share is fully paid up.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board or the Stock Plan Administrator may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or the Stock Plan Administrator, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument which contains the information required by the Company to effect the transfer. If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or the Stock Plan Administrator, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Stock Plan Administrator and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise in accordance with the Participants will or the laws of intestacy as applicable. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws whether in the United States or any other jurisdiction in which a Participant resides.

(f) Vesting Generally. The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. If a Participant’s Continuous Service terminates, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise the vested portion of such Award as of the date of termination of Continuous Service) but only within such period of time following the termination of the Participant’s Continuous Service as set forth in the Award Agreement. Unless otherwise provided in the Award Agreement, the Option or SAR will be exercisable for a period of three (3) months following a termination of a Participant’s Continuous Service by the Company without Cause or by the Participant for any reason; provided, however that such post-termination exercise period will instead be for the twelve (12) month period following a termination due to the Participant’s Disability or death. Additionally, if the Participant’s death occurs within the applicable post-termination of Continuous Service period during which the Option was exercisable, the Option will be exercisable for a twelve (12) month period following the Participant’s death. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR prior to the applicable deadline the Option or SAR will terminate.

(h) Automatic Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of the period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination of Continuous Service.

(j) Non-Exempt Employees under U.S. Law. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any Ordinary Shares until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the U.S. Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the U.S. Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(j) will apply to all Stock Awards and are hereby incorporated by reference into such Award Agreements.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of an Ordinary Share with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds U.S. $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of an applicable Award Agreement.

(l) Whole Shares. Options and SARs may be exercised only with respect to whole shares.

(m) No Reload Options.  No Option or SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options or SARs in connection with any exercise of the original award.

(n) No Dividend Equivalents.  No Option or SAR shall provide for the payment or accrual of dividend equivalents.

6.PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s Constitution, at the Board’s election, Ordinary Shares underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Awards may change from time to time, and the terms and conditions of separate Restricted Stock Awards need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share issued in satisfaction of a Restricted Stock Award is fully paid up.

(ii) Vesting. Ordinary Shares awarded under a Restricted Stock Award may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board and subject to compliance with Irish law.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right subject to compliance with Irish law, any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Award Agreement.

(iv) Transferability. Rights to acquire Ordinary Shares under the Restricted Stock Award will be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Board will determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award remain subject to the terms of the Award Agreement.

(v) Dividends. An Award Agreement will provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Awards may change from time to time, and the terms and conditions of separate Restricted Stock Unit Awards need not be identical; provided that each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share issued in satisfaction of a Restricted Stock Unit Award is fully paid up.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any such dividend equivalents will be subject to all of the same terms and conditions, including vesting and forfeiture provisions, of the underlying Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion. The Board retains the discretion to amend the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period; provided that any Dividend equivalents with respect to Performance Stock Awards or Performance Cash Awards shall be subject to the same terms and conditions, including vesting and forfeiture provisions, of the underlying Award Agreement to which they relate.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up; and, provided, further¸ however, that provided that any Dividend equivalents with respect to such other Stock Awards or shall be subject to the same terms and conditions of the underlying Award Agreement to which they relate.

7.COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act, the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.GENERAL TERMS OF AWARDS.

(a) Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Stock Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c) Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Ordinary Shares under, the Stock Award pursuant to its terms, and (ii) the issuance of the Ordinary Shares subject to the Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect any right that the Company or an Affiliate may have to terminate (i) the employment of an Employee with or without notice and with or without cause, subject to the employment laws of the country in which the Employee is employed, subject to any applicable provisions of the corporate law of the country or state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(g) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company or any Affiliate may, in its sole discretion, but subject always to applicable law, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the maximum amount of tax, levies and social security contribution permitted to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. If required for compliance with Section 409A of the Code, in no event will a Corporate Transaction or a Change in Control, as applicable, be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(k) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Ordinary Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

(l) Securities Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other applicable laws and regulations governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

(m) Effect on Other Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, will not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

9.ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share subject to outstanding Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive; provided always that no adjustment may be made which reduces the price payable per Ordinary Share to an amount that is lower than the nominal value of an Ordinary Share.

(b) Dissolution. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate in accordance with Irish company law notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such

Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. Notwithstanding any other provision of the Plan, the Board may take one or more of the following actions in the event of a Corporate Transaction with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction, unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for no consideration (U.S. $0) or such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) cancel or arrange for the cancellation of the Stock Award, to the extent not exercised prior to the effective time of the Corporate Transaction, in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the per share amount (or value of property per share) payable to holders of Ordinary Shares in connection with the Corporate Transaction, over (B) the per share exercise price under the applicable Stock Award, multiplied by the number of vested shares subject to the Stock Award. For clarity, this payment may be zero (U.S. $0) if the amount per share (or value of property per share) payable to the holders of Ordinary Shares is equal to or less than the per share exercise price of the Stock Award. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the Corporate Transaction may apply to such payment to the holder of the Stock Award to the same extent and in the same manner as such provisions apply generally to the holders of Ordinary Shares.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d) Acceleration on a Qualifying Termination in Connection with a Change in Control. If during the period beginning on the date that is 30 days prior to and ending on the date that is 12 months following the consummation of a Corporate Transaction that also qualifies as a Change in Control, (i) a Participant’s services to the Company (or its successor in the Change in Control) in all capacities are involuntarily terminated without Cause, or (ii) a Participant resigns service to the Company (or its successor in the Change in Control) in all capacities for Good Reason, and in either case other than as a result of death or Disability, then as of the date of Participant’s termination of Continuous Service, the vesting and exercisability of any then-unvested Stock Award held by a Participant shall be accelerated in full.

10.AMENDMENT, TERMINATION SUSPENSION OF THE PLAN OR ADOPTION OF SUB-PLANS.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of (i) the Adoption Date and (ii) the Effective Date.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Amendments. To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(c) No Impairment of Rights. Amendment, suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

(d) Sub-Plans. The Board shall be entitled to adopt sub-plans to the Plan pursuant to which Awards may be made on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law, tax policy or practices, subject to any required shareholder approval as contemplated in Section 9(b).

11.EFFECTIVE DATE OF PLAN.

The Amended and Restated 2018 Equity Incentive Plan will become effective on the date of the Company’s 2020 Annual General Meeting of Shareholders, provided that the shareholders approve the Plan at such meeting (the “Effective Date”).

12.CHOICE OF LAW.

This Plan shall be governed by and construed in accordance with the Irish Companies Act 2014 (as same may be amended, replaced and/or consolidated in the future) as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

13.DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Adoption Date” means the date that the Amended and Restated 2018 Equity Incentive Plan was first adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act or, as the context so requires, means a “holding company” or “subsidiary” of the Company as such terms are defined in Irish company law. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split or reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or any country in which a Participant is employed; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate, of any statutory duty owed to the Company or an Affiliate; (iv) such Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or an Affiliate; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or an Affiliate or such Participant for any other purpose.

(h) “Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 450 of the Irish Companies Act 2014 (as may be amended, updated or replaced from time to time) (the “2014 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 609 of the 2014 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k) “Company” means Iterum Therapeutics Public Limited Company, a company incorporated under the laws of the Republic of Ireland.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board, the chief executive officer of the Company (or an Affiliate, if applicable) or the Stock Plan Administrator, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (x) a takeover under Irish takeover rules; (y) a compromise or arrangement under Chapter 1 of Part 9 of the 2014 Act or (z) Chapter 2 of Part 9 of the 2014 Act.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(p) “Employee” means any person employed by the Company or an Affiliate.

(q) “Entity” means a corporation, partnership, limited liability company or other entity.

(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i) If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the day of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(a) “Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or a successor corporation defining such term and, in the absence of such agreement, such term means, with respect to a Participant, any of the following actions taken without Cause without Participant’s consent:

(i) A material reduction of the Participant’s base compensation, other than a reduction that applies generally to all executives;

(ii) A material reduction in the Participant’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless the Participant’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities;

(iii) failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Participant’s offer letter and/or employment agreement, if applicable, in the event of a Change in Control; or

(iv) relocation of the Participant’s principal place of employment that results in an increase in the Participant’s one-way driving distance by more than 50 miles from the Participant’s then current principal residence.

In order to resign for Good Reason, the Participant must provide written notice of the event giving rise to Good Reason to the Company within 90 days after the condition arises, allow the Company at least 30 days to cure such condition, and if the Company fails to cure the condition within such period, then Participant’s resignation from all positions the Participant then holds with the Company must be effective not later than 90 days after the end of the Company’s cure period.

(u) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(v) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Ordinary Shares, pursuant to which the Ordinary Shares are priced for the initial public offering.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(aa) “Ordinary Shares” or “Shares” means the Ordinary Shares in the capital of the Company.

(bb) “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(d).

(cc) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(dd) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ee) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(ff) “Performance Criteria” means one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply);

(29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) initiation of phases of clinical trials and/or studies by specific dates; (39) patient enrollment rates; (40) budget management; (41) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product candidate; (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) submission of INDs and NDAs and other regulatory achievements; (48) research progress, including the development of programs; (49) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (50) customer satisfaction; and (51) other measures of performance selected by the Board.

(gg) “Performance Goals” means, one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Board retains the discretion to increase, to reduce or to eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(hh) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(ii) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(jj) “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(kk) “Plan” means this Amended and Restated Iterum Therapeutics Public Limited Company 2018 Equity Incentive Plan.

(ll) “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(mm) “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(nn) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(oo) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(pp) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(qq) “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(rr) “Stock Plan Administrator” means one or more Officers or Employees designated by the Board pursuant to Section 2(a).

(ss) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%, or, where the context so requires, the definition of “subsidiary” in Irish company law.

(tt) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Affiliate.

PLAN ADOPTION AND AMENDMENTS

Adopted by the Board of Directors of Iterum Therapeutics Public Limited Company on March 14, 2018.

Approved by the shareholders of Iterum Therapeutics Public Limited Company on May 14, 2018.

Amended and Restated Plan adopted by Board of Directors of Iterum Therapeutics Public Limited Company March 11, 2020.

Approved by the shareholders of Iterum Therapeutics Public Limited Company on [     ], 2020.

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY

2018 EQUITY INCENTIVE PLAN – SUB PLAN FOR NON-EMPLOYEE DIRECTORS AND CONSULTANTS

1ESTABLISHMENT AND PURPOSE

This sub-plan is established by the Board in accordance with Section 10(d) of the Iterum Therapeutics Public Limited Company Amended and Restated 2018 Incentive Plan (the “Plan”) for the purposes of granting Awards to Non—Employee Directors and Consultants of Iterum Therapeutics Public Limited Company and its Subsidiaries. This sub-plan shall be known as the “NED and Consultant Sub-Plan” or “Sub-Plan”.

2RULES

2.1The provisions of the Plan shall apply in their entirety to Awards made under this Sub-Plan save and expect only as set out in Sections 3 and 4 below. Capitalized terms contained in this Sub-Plan that are not defined herein shall have the same meanings given to them in the Plan.

2.2The terms of this Sub-Plan shall also apply to Awards originally granted under the Plan to Employees, if such individual subsequently experiences a change in status from an Employee to either a Consultant or a Non-Employee Director without a break in Continuous Service.

2.3For clarity, any Awards granted under this Sub-Plan will be deemed to be granted from the Plan for purposes of reducing the number of shares available under the Share Reserve. Shares subject to Awards that are forfeited, cancelled or expire in the manner contemplated by Section 3(b) of the Plan will be added back to the Share Reserve as provided therein.

3DEFINITIONS

3.1The following definition shall be inserted for the purposes of this Sub-Plan:

“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-Employee Director, or payment of a fee for such service, will not cause a Non-Employee Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person;

3.2The following definitions shall be deleted and replaced with the following for the purposes if this Sub-Plan:

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as a Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board, the chief executive officer of the Company (or an Affiliate, if applicable) or the Stock Plan Administrator, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any interruption of service approved by the Company (or an Affiliate, if applicable), including sick leave, interruption of service or any other personal leave, or (ii) transfers of service between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any agreement or policy applicable to the Participant, or as otherwise required by law;

“Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company or a successor corporation defining such term and, in the absence of such agreement, such term means, with respect to a Participant, any of the following actions taken without Cause without Participant’s consent:

(i)a material reduction of the Participant’s base service fee, other than a reduction that applies generally to all Non-Employee Directors or Consultants;

  (ii)a material reduction in the Participant’s authority, duties or responsibilities; or

(iii)failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Participant’s service agreement, if applicable, in the event of a Change in Control;

In order to terminate service for Good Reason, the Participant must provide written notice of the event giving rise to Good Reason to the Company within 90 days after the condition arises, allow the Company at least 30 days to cure such condition, and if the Company fails to cure the condition within such period, then Participant’s termination of service must be effective not later than 90 days after the end of the Company’s cure period; and

4SECTIONS

In this Sub-Plan:

4.1Section 1(b) of the Plan shall be deleted and replaced with the following:

1(b)—Eligible Awards Recipients. The person eligible to receive Awards are Non-Employee Directors and Consultants.

4.2Section 2(d) shall be deleted and replaced with the following:

2(d) – Delegation to an Officer. Subject to compliance with Irish law, the Board may delegate to one of more Officers the authority to do one or both of the following: (i) designate Non-Employee Directors and Consultants who are providing Continuous Service to the Company or any of its Subsidiaries to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to Board resolutions regarding such delegation shall specify the total number of Ordinary Shares that may be subject to the Stock Awards granted by such Officer and that such Officer many not grant a Stock Awards to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the fair Market Value of the Ordinary Shares.

4.3Section 3(b) of the Plan shall be deleted and replaced with the following:

3(b)—Reversion of Shares to the Share Reserve. If subject to compliance with Irish law (i) any Ordinary Shares issued pursuant to a Stock Award are forfeited back to or repurchased by the Company or any Affiliate because of the failure to meet a contingency or condition required for the vesting of such Ordinary Shares, or (ii) any Ordinary Shares are cancelled in accordance with the cancellation and regrant provisions of Section 2(b)(vii), then the Ordinary Shares that are forfeited, repurchased or cancelled shall revert to and again become available for issuance under the Plan. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because an appreciation distribution in respect of a Stock Appreciation Right is paid in Ordinary Shares, the number of Ordinary Shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan.

4.4Section 5(c) of the Plan shall be deleted and replaced with the following:

5(c)—Exercise and Purchase Price for Options. To exercise any outstanding Option, the Participant must provide written notice of exercise to the Company in the manner determined by the Stock Plan Administrator. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. In all cases the Company shall require that the nominal value of each newly issued Ordinary Share is fully paid up. The permitted methods of payment are as follows:

(i)by cash, check, bank draft or money order payable to the Company;

(ii)pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

  (iii)deduction from service fees due and payable to a Non-Employee Director or Consultant by the Company or any Affiliate; or

  (iv)in any other form of legal consideration that may be acceptable to the Board or the Stock Plan Administration and permissible under applicable law.

4.5Section 8(d) shall be deleted and replaces with the following:

8(d) – No Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect any right that the Company or an Affiliate may have to terminate (i) the service of a Director pursuant to the Constitution of the Company or an Affiliate, or (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or and Affiliate, or any applicable provisions of the corporate law of the country or state in which the Company or the Affiliate is incorporated as the case may be.

4.6Rule 8 (g) of the Plan shall be deleted and replaced with the following:

8(g)—Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company or any Affiliate may, in its sole discretion, but subject always to applicable law, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) implementing a sell-to cover arrangement (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement subject to compliance with applicable law.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D14587-P39768 1a. Patrick J. Heron 1c. Brenton K. Ahrens 1b. Shahzad Malik, M.D. 4. To approve an increase in the authorized share capital of the Company from $1,500,000 to $2,500,000 by the creation of an additional 100,000,000 ordinary shares. We refer to this proposal as the authorized share capital increase proposal (Proposal No. 4). 2. To approve an amendment and restatement of the Company’s 2018 Equity Incentive Plan increasing by 2,250,000 to 4,437,298 the number of ordinary shares of the Company, par value $0.01 per share (“ordinary shares”) authorized for issuance under the plan and certain other amendments (Proposal No. 2). 3. To ratify, in a non-binding vote, the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2020, and to authorize the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration (Proposal No. 3). 5. If the authorized share capital increase proposal (Proposal No. 4) is approved, to grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options. We refer to this proposal as the directors’ allotment authority proposal (Proposal No. 5). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 7. If the authorized share capital increase proposal (Proposal No. 4), directors’ allotment authority proposal (Proposal No. 5) and pre-emption rights dis-application proposal (Proposal No. 6) are approved, to approve, in accordance with applicable rules of the Nasdaq Stock Market, the issuance by us of our ordinary shares in settlement of the potential future exchange in full of $51.6 million aggregate principal amount of, plus accrued and unpaid interest on, 6.500% Exchangeable Senior Subordinated Notes due 2025 issued pursuant to the Exchangeable Notes Indenture, dated as of January 21, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association as trustee and the Securities Purchase Agreement, dated as of January 16, 2020, among us, Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited and the accredited investors named therein. We refer to this proposal as the share issuance proposal (Proposal No. 7). 8. To approve an acquisition by investment funds managed and controlled by Sarissa Capital Management LP of up to 60% of the issued ordinary share capital of the Company solely as a result of the potential future exchange of the 15,000 6.500% Exchangeable Senior Subordinated Notes due 2025 held by such funds without incurring a mandatory offer obligation under Rule 9 of the Irish Takeover Rules (Proposal No. 8). 6. If the directors’ allotment authority proposal (Proposal No. 5) is approved, to grant the board of directors an updated authority under Irish law to issue shares for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance. We refer to this proposal as the pre-emption rights dis-application proposal (Proposal No. 6). 1. To elect, by separate resolutions, the three nominees for Class II directors listed below, each to serve for a three-year term expiring at the 2023 Annual General Meeting of Shareholders (Proposal No. 1). For Against Abstain For Against Abstain ! ITERUM THERAPEUTICS PLC The Board of Directors recommends you vote FOR the following proposals: ITERUM THERAPEUTICS PLC BLOCK 2 FLOOR 3, HARCOURT CENTRE HARCOURT STREET DUBLIN 2, IRELAND VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 6:00 a.m., Irish time (1:00 a.m., Eastern time) on June 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 6.00 a.m., Irish time (1:00 a.m., Eastern time) on June 10, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive the completed proxy card by 5:00 p.m., Irish time (12.00 p.m., Eastern time) on June 9, 2020.

 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Proxy Materials are available at www.proxyvote.com. D14588-P39768 ITERUM THERAPEUTICS PLC Annual General Meeting of Shareholders June 10, 2020 3:00 PM Irish time Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland This proxy is solicited by the Board of Directors The undersigned shareholder(s), revoking all prior proxies, hereby appoint(s) Corey N. Fishman, Judith M. Matthews and David G. Kelly, or any of them, as proxies, each with the power of substitution, and hereby authorise(s) them to represent and vote all of the ordinary shares of Iterum Therapeutics plc that the undersigned is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Iterum Therapeutics plc to be held on June 10, 2020, or at any postponement or adjournment thereof. You may vote at the Annual General Meeting if you were a shareholder of record at the close of business on April 15, 2020. A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Corey N. Fishman, Judith M. Matthews or David G. Kelly, please contact our Company Secretary. Any such nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast. Shares represented by this proxy will be voted by the Proxies in the manner directed. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominees listed on the reverse side to the Board of Directors and FOR Proposal Nos 2, 3, 4, 5, 6, 7 and 8. In their discretion, the Proxies are authorised to vote upon such other business as may properly come up before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side